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RESTAURANT BRANDS INTERNATIONAL INC.
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Restaurant Brands International Inc. 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 April 25, 2024

Dear Shareholder,

We invite you to attend Restaurant Brands International Inc.’s 2024 annual general meeting of shareholders (the “Meeting”) for the following purposes:

Elect ten directors specifically named in the management information circular and proxy statement that accompanies this Notice of Meeting (the “proxy statement”), each to serve until the close of the 2025 annual general meeting of shareholders (the “2025 Annual Meeting”) or until his or her successor is elected or appointed.

Approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

Appoint KPMG LLP as our auditors to serve until the close of the 2025 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

Consider shareholder proposals described in the accompanying proxy statement, if properly presented at the Meeting.

You will also be asked to transact any other business that may properly come before the Meeting. Only (1) holders of our common shares as of the close of business on the Record Date and (2) the trustee that holds our special voting share, are entitled to notice and to vote at the Meeting.

We are conducting a hybrid shareholder meeting, allowing participation both online and in person. Registered shareholders and duly appointed proxyholders can attend the Meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 or online at https://web.lumiagm.com/472358988 where they can participate, vote, and submit questions during the meeting’s live webcast. Non-registered (beneficial) shareholders and holders of partnership units who have not duly appointed themselves as proxyholder will be able to attend the Meeting online as guests, but guests will not be able to vote or ask questions at the Meeting.

Proxies must be received no later than 11:59 p.m. (Eastern Time) on June 4, 2024 or, if the Meeting is adjourned or postponed, no later than 8:00 a.m. (Eastern Time) on the business day immediately preceding the reconvened Meeting day. The Chair of the Meeting has the discretion to accept proxies received from shareholders after such deadline (or to waive or extend the deadline) but may not waive the deadline for holders wishing to appoint another person to represent them at the Meeting.

Please read the enclosed proxy statement to learn more about the Meeting, our director nominees, and our executive compensation and governance practices. Thank you for your participation and we look forward to the Meeting.

Sincerely,

Jill Granat

General Counsel & Corporate Secretary

IT IS IMPORTANT THAT YOU CAREFULLY

READ THE PROXY STATEMENT AND VOTE

NOTICE OF 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS (“Notice of Meeting”)

Meeting Date: June 6, 2024

Time: 8:00 a.m. (Eastern Time)

Location: 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1, Canada

Record Date: April 12, 2024

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2024 Annual General Meeting of Shareholders on or about April 25, 2024.

We are providing access to the proxy statement and annual report via the Internet using the “notice and access” system. These materials are available on the website referenced in the Notice (www.envisionreports.com/ RBI2024).

To appoint a proxyholder other than one we designate (including beneficial holders wishing to appoint themselves), holders must follow the instructions in the proxy statement, including the additional step of registering the proxyholder with our transfer agent.

Notice of Annual Meeting of Shareholders and 2024 Proxy Statement	Restaurant Brands International

Restaurant Brands International Inc.

130 King Street West, Suite 300

Toronto, Ontario, Canada M5X 1E1

April 25, 2024

MANAGEMENT INFORMATION CIRCULAR AND PROXY STATEMENT

Management Information Circular and Proxy Statement for 2024 Annual General Meeting of Shareholders

Restaurant Brands International Inc. (“RBI”) is making this management information circular and proxy statement (the “proxy statement”), including all schedules and appendices hereto, available to you in connection with the solicitation of proxies for use at the annual general meeting (the “Meeting”) of the shareholders of RBI to be held at 130 King Street West, Suite 300 Toronto, Ontario, Canada M5X 1E1 on June 6, 2024 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting. Shareholders and holders of Class B exchangeable partnership units (“Partnership exchangeable units”) of Restaurant Brands International Limited Partnership (“Partnership”) will have an equal opportunity to participate at the Meeting.

RBI is the sole general partner of Partnership. RBI’s common shares trade on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the ticker symbol “QSR”. As a result, RBI is subject to the applicable governance rules and listing standards of both the NYSE and TSX. The Partnership exchangeable units trade on the TSX under the ticker symbol “QSP”. Partnership is subject to the applicable governance rules and listing standards of the TSX to the extent not satisfied by RBI. In addition, each of RBI and Partnership is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief effectively allows Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. For more discussion of this exemptive relief and the disclosure required by such relief, please see Appendix A.

We expect that the solicitation of proxies will be by mail. We have retained Alliance Advisors, LLC for certain advisory and solicitation services at a fee of approximately $35,000. Proxies may also be solicited personally, by telephone, e-mail, Internet, facsimile, or other means of communication by officers, employees, and agents of RBI. The cost of solicitation will be borne by RBI.

We are providing access to this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023 (collectively the “proxy materials”) via the Internet using the “notice and access” system. On or about April 25, 2024, we expect to begin mailing a Notice Regarding Internet Availability of Proxy Materials (the “Notice”) to all holders of record of common shares and Partnership exchangeable units as of April 12, 2024. We will also post the proxy materials on the website referenced in the Notice (www.envisionreports.com/RBI2024). In the case of beneficial owners of these securities, the Notice is being sent indirectly through such shareholders’ or unitholders’ brokers or other intermediaries. We intend to reimburse these brokers or other intermediaries for permitted fees and costs incurred by them in mailing the Notice to beneficial owners of securities.

As more fully described in the Notice, all holders of common shares and Partnership exchangeable units may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

In this proxy statement, the words, “RBI”, “we”, “our”, “ours” and “us” refer to Restaurant Brands International Inc. Except as otherwise stated, the information contained herein is given as of April 22, 2024. Unless otherwise indicated, all references to “$” or “dollars” are to the currency of the United States and “Canadian dollars” or “C$” are to the currency of Canada.

The date of this proxy statement is April 25, 2024.

Restaurant Brands International

Executive Summary

EXECUTIVE SUMMARY

Company at a Glance

Restaurant Brands International (“RBI”) is one of the world’s largest quick service restaurant companies with over $40 billion in annual system-wide sales1 and over 30,000 restaurants in more than 120 countries and territories as of December 31, 2023. We own four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees, and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities.

At RBI, our core values are:

We are committed to growing the TIM HORTONS®, BURGER KING®, POPEYES® and FIREHOUSE SUBS® brands by leveraging these core values, employee and franchisee relationships, and our long track records of community support. Beginning with the fourth quarter of 2023, RBI is reporting results under five segments: one for each of the brands in the U.S. and Canada and the fifth segment, International, which includes operations of all four brands outside the U.S. and Canada.

Restaurant Brands International	2024 Proxy Statement	|	Page i

Executive Summary

2023 Business Performance

	SYSTEM-WIDE SALES GROWTH[1]	COMPARABLE SALES[1]	NET RESTAURANT GROWTH[2]
TIM HORTONS®	11.0%	10.4%	0.1%
BURGER KING®	6.9%	7.4%	(3.3)%
POPEYES®	10.5%	4.8%	4.9%
FIREHOUSE SUBS®	7.1%	3.8%	3.0%
INTERNATIONAL	17.6%	9.0%	8.9%
CONSOLIDATED	12.2%	8.1%	3.9%

›	Total Revenues of $7,022 million, an increase of 8% over 2022

›	Net Income of $1,718 million, an increase of 16% over 2022

›	Adjusted Operating Income[3] of $2,200 million, an increase of 6% over 2022

[1]

System-wide sales growth and comparable sales are calculated on a constant currency basis, which means the results exclude the effect of foreign currency translation (“FX Impact”). For system-wide sales growth and comparable sales, we calculate the FX Impact by translating prior year results at current year monthly average exchange rates. Comparable sales refers to the percentage change in restaurant sales in one period from the same prior year period for restaurants that have been open for 13 months or longer for TH, BK and FHS and 17 months or longer for PLK. Additionally, if a restaurant is closed for a significant portion of a month, the restaurant is excluded from the monthly comparable sales calculation. System-wide sales growth and comparable sales are presented on a system-wide basis, which means they include sales at franchise restaurants and company restaurants. System-wide sales are driven by our franchise restaurants, as approximately nearly all of system-wide restaurants are franchised. Franchise sales represent sales at all franchise restaurants and are our franchisees’ revenues. We do not record franchise sales as revenues; however, our royalty revenues and advertising fund contributions are calculated based on a percentage of franchise sales.

[2]

Net restaurant growth refers to the net increase in restaurant count (openings, net of permanent closures) over a trailing twelve-month period, divided by the restaurant count at the beginning of the trailing twelve-month period.

[3]

This is a non-GAAP financial measure. Non-GAAP measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry or otherwise. For further details regarding non-GAAP financial measures and a reconciliation to their most comparable GAAP measure, please see Appendix B of this proxy statement.

Corporate Governance Highlights

✓	9 of 10 Director Nominees are independent under the NYSE and TSX listing standards

✓	Separate Executive Chair and CEO roles and a Lead Independent Director, with well-defined oversight responsibilities

✓	Each of our Board of Directors committees is comprised solely of independent directors

✓	All directors stand for election annually

✓	Average director tenure is ~4 years with 3 new directors onboarded since the end of 2022

✓	Executive sessions of directors without management held at each regular meeting

✓	Robust Corporate Governance Guidelines

✓	Annual self-assessments for Board and Committees overseen by NCG Committee (as defined below)

✓	Majority voting for election of directors as provided in the Canada Business Corporations Act

✓	Culturally and geographically diverse mix of directors who live on three continents

✓	3 of 10 director nominees are women

Page ii	|	2024 Proxy Statement	Restaurant Brands International

Executive Summary

Board Highlights

The following matrix shows the balance of skills, qualifications, and demographic backgrounds our directors bring to their oversight of our company, based on information received from each of our directors in response to our annual director questionnaire. At least annually, the NCG Committee evaluates and reports to our Board on the skills, qualifications, and demographic backgrounds desirable for our Board to best advance our business strategies and serve the interests of all our stakeholders.

Senior Leadership Experience	☑	☑	☑	☑	☑	☑		☑	☑	☑	9

Business Development / M&A Experience	☑	☑	☑	☑		☑	☑		☑	☑	8

Financial Experience	☑	☑	☑			☑	☑	☑	☑	☑	8

Global Experience	☑	☑	☑	☑		☑	☑		☑		7

Human Resource / Compensation Experience	☑	☑			☑		☑			☑	5

Franchise / Brand Marketing / Retail Experience	☑	☑	☑	☑		☑			☑	☑	7

Restaurant Industry / Operations Expertise	☑	☑	☑						☑	☑	5

Real Estate Experience			☑			☑	☑				3

Corporate Social Responsibility / Governance Experience		☑			☑						2

Digital / Technology Experience	☑		☑	☑			☑				4

Government / Regulatory Expertise										☑	1

Executive Chairman and Chief Executive Officer Transitions

To lead our next phase of growth, the Board appointed Joshua Kobza as our Chief Executive Officer effective March 1, 2023. Mr. Kobza has held increasingly senior roles with Restaurant Brands International over the last 11 years, most recently as Chief Operating Officer (2019-2023) and played a key role in the acquisitions of Tim Hortons in 2014, Popeyes in 2017 and Firehouse Subs in 2021.

This follows the November 2022 appointment of Patrick Doyle as our Executive Chairman. As the former CEO of Domino’s Pizza from 2010 to 2018, Mr. Doyle led one of the restaurant industry’s most successful transformations, driving the company’s culinary reinvention and pioneering new technology and other innovations that helped make Domino’s the largest pizza chain in the world.

Restaurant Brands International	2024 Proxy Statement	|	Page iii

Executive Summary

Compensation Highlights

What We Do	What We Don’t Do

✓ Incentives aligned with performance and ownership culture to align with shareholder interests	No change-in-control excise tax gross-ups

✓ Performance metrics support our growth strategy	No repricing of stock options without shareholder approval

✓ Incentive clawback policy	No single-trigger change-in-control acceleration

✓ Substantial stock ownership guidelines, CEO at 12x base salary	No hedging or pledging of RBI equity by officers and employees

✓ Annual say on pay advisory vote	No termination for good reason provisions

Our incentive plans and programs reinforce our culture of ownership, ensure alignment of executives’ and shareholders’ interests, and provide for a strong link between pay and performance.

›

For 2023, 94% of our CEO’s target total direct compensation and an average of 90% of each of our other named executive officers’ target total direct compensation was performance-based and/or long-term compensation.

›	Annual cash incentives are performance-based and are subject to achievement of our minimum financial goals for the calendar year.

›

We strive to create an ownership culture with performance-based long-term equity awards in addition to the bonus swap program. The bonus swap program provides equity awards to those executives who are willing to invest in the company through the purchase of shares at fair market value which are matched with restricted stock units that vest over time. The program encourages retention of those shares as the matching equity awards are forfeited if the purchased shares are sold prior to vesting of the awards.

Sustainability Highlights

We believe that the delicious, affordable, and convenient meals you love must also be sustainable, and in 2023, we continued to bring that vision to life. This past year we continued to focus our efforts on executing against the sustainability strategy we spent the past four years building, including:

•	advancing our ambitious climate targets,

•	increasing our use of sustainable materials and reducing our guest-facing packaging overall,

•	providing guests with high-quality ingredients,

Page iv	|	2024 Proxy Statement	Restaurant Brands International

Executive Summary

•	fulfilling our commitment to improving animal welfare outcomes, and

•	enhancing diversity across our teams at RBI.

Our Audit Committee oversees our broad range of sustainability efforts and receives updates at least quarterly. See “Sustainability – Restaurant Brands for Good” on page 19, for more information.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. During late fiscal 2023 and early 2024, we reached out to our top shareholders representing approximately 58% of our outstanding common shares. Thirteen shareholders representing 40% of our outstanding common shares agreed to meet with us to discuss a broad range of business strategy, executive compensation, governance, and sustainability topics. Shareholder feedback we received during these meetings was shared with our Board, which incorporated this input into its decision-making. See “Shareholder Engagement” on page 22, for more information.

Roadmap of Voting Items

Voting Item	Board Recommendation

Item 1. Election of Directors.

We are asking shareholders to vote on each director nominee to the Board. We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success.

FOR

Item 2. Shareholder Advisory Vote to Approve Named Executive Officer Compensation.

We believe that compensation is an important tool to further our long-term goal of creating shareholder value. We are seeking approval of a non-binding advisory vote from our shareholders in favor of the compensation of our named executive officers as described in this proxy statement.

FOR

Item 3. Appointment of KPMG LLP as our auditors.

We are asking shareholders to vote on a proposal to appoint KPMG LLP as our independent auditors to serve until the close of the 2025 Annual Meeting and authorize our directors to fix the auditors’ remuneration.

FOR

Item 4-11. Shareholder Proposals	AGAINST

Restaurant Brands International	2024 Proxy Statement	|	Page v

BUSINESS OF MEETING

DIRECTOR NOMINEES:

10 Nominees

Elected by majority vote

SAY ON EXECUTIVE COMPENSATION:

Support our pay for

performance practices

APPOINTMENT OF AUDITORS:

Recommended by Board

Approved by Shareholders

SHAREHOLDER PROPOSALS

Restaurant Brands International	2024 Proxy Statement	|	Page 1

Proposal 1 – Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our by-laws permit the Board of Directors (the “Board”) to determine the number of directors that constitute the Board, provided that the Board shall not consist of fewer than 3 or greater than 15 members. We currently have 10 members of the Board. In addition, our by-laws provide that at least 25% of the directors shall be resident Canadians, as required by the Canada Business Corporations Act (the “CBCA”).

Our Board consists of directors who have a diverse set of perspectives, backgrounds, and experiences. We believe a board of the proposed size and composition is appropriate and allows effective committee organization and the facilitation of efficient meetings and decision-making.

Our director nominees are: Messrs. Behring, de Limburg Stirum, Doyle, Hedayat, Lemann, Melbourne, and Schwartz, and Mses. Farjallat, Fribourg, and Sweeney. Messrs. Hedayat and Melbourne, and Ms. Sweeney are each a resident Canadian as defined by the CBCA.

Mr. Doyle joined RBI as Executive Chairman, an officer position, in November 2022. In January 2023, the Board appointed Mr. Doyle as Executive Chair of the Board. Mr. Doyle has extensive experience in the quick service industry and the success that he delivered at Domino’s Pizza positions him well to assist RBI in accelerating its growth, including through franchisee profitability initiatives. Mr. Doyle is also able to provide the Board and our senior executives, including our CEO, with unparalleled perspective, guidance, advice and strategic vision regarding the quick service industry and RBI’s business, operations and strategy. As Mr. Doyle does not have daily operational responsibilities, he is able to focus on leading the Board in fulfilling its oversight and governance responsibilities. Mr. Doyle acts as a bridge between the Board and the CEO, offering guidance and strategic direction.

Mr. Hedayat has served as Lead Independent Director since June 2023 and as a director since 2016. Mr. Hedayat is a seasoned investment banker and public company board director, bringing financial expertise, M&A integration experience and corporate governance oversight. Mr. Hedayat works closely with Mr. Doyle to provide an informed, independent perspective to all matters of the Board.

As we discuss under “Corporate Governance—Board Independence” on page 12 of this proxy statement, our Board conducts an evaluation of the independence of each director and has determined that all of our director nominees, except Mr. Doyle, qualify as “independent” directors under the NYSE listing standards, the rules of the TSX and Canadian securities laws.

We believe that each of our director nominees possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, is highly accomplished in his or her field with superior credentials and recognition, has a sound personal and professional reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Further, it is our view that these director nominees complement each other as a group. Our director nominees appear on the following pages. Each director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes, and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

In accordance with the CBCA, a nominee will be elected only if the number of votes cast in the nominee’s favour represents a majority of the votes cast for and against them, subject to certain exceptions. See “Corporate Governance—Election of Directors—Majority Voting” beginning page 13 of this proxy statement.

Page 2	|	2024 Proxy Statement	Restaurant Brands International

  Proposal 1 – Election of Directors

Nominees For Director

Alexandre Behring
Independent Committees: Compensation (Chair) Nominating and Corporate Governance (Chair)

BUSINESS EXPERIENCE:

Mr. Behring has served on our Board since 2014, as Chair from December 2014 to January 2019 and as Co-Chair from January 2019 to January 2023. Mr. Behring is a Founding Partner and has been Managing Partner (now Co-Managing Partner) and a Board Member of 3G Capital Partners LP, a global investment firm (“3G Capital”), since 2004. Following the acquisition of Burger King Holdings, Inc. by 3G Capital, he served on the board of Burger King Worldwide, Inc. (“BKW”) and its predecessor as chairman from October 2010 until December 2014. Mr. Behring served as Chairman of the Kraft Heinz Company from July 2015, following Berkshire Hathaway and 3G Capital’s acquisition of H.J. Heinz Company in June 2013 and subsequent combination with Kraft Foods Group in July 2015, to May 2022. Since February 2022, he also serves as a director of Hunter Douglas Group, global leader in the window coverings industry. Mr. Behring also served as a director of Anheuser-Busch InBev, a global brewer, from March 2014 until March 2019.

Previously, Mr. Behring spent ten years at GP Investiments, one of Latin America’s premier private-equity firms, including eight years as a partner and member of the firm’s Investment Committee. He served for seven years, from 1998 until 2004, as Chief Executive Officer of America Latina Logistica (“ALL”), one of Latin America’s largest railroad and logistics companies. He also served as a director of ALL until December 2011. From July 2008 until May 2011, Mr. Behring served as a director of CSX Corporation, a U.S. rail-based transportation company. Mr. Behring is 57 years old and resides in Rio de Janeiro, Brazil. At our 2023 annual meeting, he received 89% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Behring due to his experience in executive roles at private equity firms and as CEO for a large railroad and logistics company as well as his experience as Chair of the Board of RBI and its predecessor and the Kraft Heinz Company. In addition, the Board considered his knowledge of strategy and business development, finance, risk assessment, logistics and leadership development.

Restaurant Brands International	2024 Proxy Statement	|	Page 3

Proposal 1 – Election of Directors

Maximilien de Limburg Stirum
Independent Committees: Audit Conflicts

BUSINESS EXPERIENCE:

Mr. de Limburg Stirum has served on our Board since June 2020. Mr. de Limburg Stirum has served as the Executive Chairman of Société Familiale d’Investissements (“SFI”), an investment holding company, since May 2012 and as Chief Executive Officer and a director of Denarius S.A., a private investment advisor to SFI. Prior to that, he served as Chief Investment Officer of Compagnie Nationale a Portefeuille, an investment firm, from January 1995 to December 2011. Mr. de Limburg Stirum has served as a director on a number of company boards, including Tikehau Capital, an asset management company listed in Paris, since May 2023, EPS, a company holding a significant investment in AB InBev, since June 2013 and Synatom, a nuclear energy company, since March 2021, on which he also serves on the audit committee. He previously served as a director and audit committee member of Forest and Biomass Holding from May 2015 to December 2018, of Quick Restaurants S.A., a quick service restaurant company in Belgium and of Groupe Flo, a restaurant company in France. Mr. de Limburg Stirum is 52 years old and resides in Brussels, Belgium. At our 2023 annual meeting, he received 99.6% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. de Limburg Stirum due to his experience in executive roles at private investment firms and his experience in the quick service restaurant industry. In addition, the Board considered his global leadership experience in strategy and business development, finance, and leadership development as well as his insight into corporate governance, accounting, and mergers and acquisitions, with specific geographic expertise for Europe.

J. Patrick Doyle
Executive Chair Committees: None.

BUSINESS EXPERIENCE:

Mr. Doyle has served as Executive Chair of our Board since January 2023 and as Executive Chairman of RBI since November 2022. Most recently, he served as an executive partner focused on the consumer sector of the Carlyle Group, a global diversified investment firm, from September 2019 through November 2022. Prior to that he served as the chief executive officer of Domino’s Pizza, from March 2010 to June 2018, having served as president from 2007 to 2010, as executive vice president of Domino’s Team USA from 2004 to 2007 and as executive vice president of Domino’s Pizza International from 1999 to 2004. Mr. Doyle has served on the board of directors of Best Buy Co., Inc. since November 2014, has been the Chairman of Best Buy’s board since May 2020 and is stepping down in June 2024. Mr. Doyle earned his M.B.A. from The University of Chicago Booth School of Business, and his B.A. from The University of Michigan. Mr. Doyle is 60 years old and resides in Florida, United States. At our 2023 annual meeting, he received 99% votes in favor of his election.

QUALIFICATIONS

The Board nominated Mr. Doyle due to his experience as the former CEO of Domino’s Pizza. The Board also considered Mr. Doyle’s experience leading one of the restaurant industry’s most successful transformations by focusing on putting the guest experience first, franchisee profitability, and being the best at digital ordering and food quality. In addition, the Board considered his global leadership experience in strategy and business development, finance, and leadership development as well as his insight into brand marketing and mergers and acquisitions.

Page 4	|	2024 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Cristina Farjallat
Independent Committees: Compensation

BUSINESS EXPERIENCE:

Ms. Farjallat has served on our Board since January 2023. Ms. Farjallat has served as regional sales director, mid-market Latin America for Facebook Brasil since March 2020. Prior to joining Facebook, Ms. Farjallat served as senior director of marketplace/chief marketing officer for Mercado Livre do Brasil, a marketplace and fintech company, from March 2017 through February 2020. She served as founder and chief executive officer of Tiena Indústria s Comércio de Cosméticos Ltda, a cosmetics company, from January 2009 to October 2016. Ms. Farjallat served as an advisor to Americanas, a publicly-traded retail, online commerce and fintech company, from December 2021 to April 2023 and served on its digital committee. From June 2021 to December 2021, she served as an independent board member of Lojas Americanas S.A., one of South America’s largest retailers. Ms. Farjallat earned her MBA from Harvard Business School and her bachelor’s degree from Universidade de São Paolo. Ms. Farjallat is 52 years old and resides in São Paolo, Brazil. At our 2023 annual meeting, she received 98% votes in favor of her election.

QUALIFICATIONS

The Board nominated Ms. Farjallat because of her experience in international executive leadership roles. In addition, the Board considered her knowledge of strategy, business development, marketing, and digital expertise.

Jordana Fribourg
Independent Committees: None

BUSINESS EXPERIENCE:

Ms. Fribourg has served on our Board since May 2023. Ms. Fribourg serves as Chief Talent Officer, Board Observer at Continental Grain Company, an international agribusiness and investment company based in New York City, NY since March 2020. Prior to taking this role, she was a Senior Associate, Corporate Investment from 2017 to 2020 supporting various transactions, including M&A, Capital Markets, Venture Capital and Private Equity funds. From 2010 to 2012, Ms. Fribourg had co-founded Arte Sempre LLC, a streetwear branding company making art accessible through the medium of hand-made sustainable sportswear. She has served on the board of directors of Kona Ice since 2023, Woof Gang Bakery since 2020 and the Fribourg Family Foundation since 2019. She also had served as a director of Joyride Coffee Distributors from 2018 to 2019. Ms. Fribourg received her MBA from Columbia Business School and her B.A. from Brown University. Ms. Fribourg is 36 years old and resides in New York, United States. At our 2023 annual meeting, she received 93% votes in favor of her election.

QUALIFICATIONS

The Board nominated Ms. Fribourg due to her experience in a leadership role of an international agribusiness and investment company, and as a director of several private companies that are in the food and franchise industries. In addition, the Board considered her knowledge of human capital, talent management and selection, capital allocation and investment, and corporate social responsibility and community involvement.

Restaurant Brands International	2024 Proxy Statement	|	Page 5

Proposal 1 – Election of Directors

Ali Hedayat
Lead Independent Director Committees: Audit (Chair) Conflicts (Chair) Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Mr. Hedayat has served on our Board since July 2016. Mr. Hedayat is the founder and has been Managing Director of Maryana Capital, a financial firm in Toronto, Ontario, Canada, since March 2015. He previously cofounded Edoma Capital in London, a capital fund, where he worked from 2010 until December 2012, and was a partner at Indus Capital, a capital fund in London, from May 2013 until March 2015. Mr. Hedayat held progressively more senior roles at the Goldman Sachs Group from 1997 to 2010, including from 2005 to 2007 as Managing Director of the European Principal Strategies group and from 2007 to 2010 as Managing Director and Co-head of the Americas Principal Strategies group. Mr. Hedayat has served on the board of DRI Healthcare Trust, a TSX traded trust with a portfolio of pharmaceutical and biotechnology investments, since June 2020 and RMM Management, a public music royalty company, from August 2020 to July 2021. Mr. Hedayat previously served on the board and audit committee of U.S. Geothermal Inc., a renewable energy company, from February 2017 until March 2018 and, from May 2018 through July 2019, served on the board and governance and nomination committee of Crius Energy, an independent energy retailer in the United States. Mr. Hedayat is 49 years old and resides in Ontario, Canada. At our 2023 annual meeting, he received 95% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Hedayat because of his significant experience in investment banking and outside board service. In addition, the Board considered his international experience as well as his knowledge of finance, mergers and acquisitions and corporate governance.

Marc Lemann
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Lemann has served on our board since June 2021. Mr. Lemann is an investor and entrepreneur with a broad range of business and investment experience. He is the founder and director of Maai Ltd., which has invested in ventures and public equities since January 2018. He previously co-founded Go4it Capital, a venture capital firm that has invested in sports technology, digital media, health and wellbeing ventures, and has served as a director since February 2016. Mr. Lemann has served as a member of the general partner of Growth Interface Fund, a long-only public equities fund, since December 2017. Previously, from October 2015 until January 2022, Mr. Lemann served as a director of Go4it Esportes e Entretenimento S.A., a sports agency and business incubator he co-founded in Brazil. Since April 2022, Mr. Lemann has served as a member of the board of directors of São Carlos Empreendimentos e Participações S.A., a commercial real estate investment and management company in Brazil that is publicly held and listed on the Brazilian stock exchange, and was previously an alternate board member from April 2020 to April 2022. Mr. Lemann graduated from Columbia University with a Bachelor of Arts majoring in economics. Mr. Lemann is 32 years old and resides in Switzerland. At our 2023 annual meeting, he received 93% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Lemann due to his business, investment and merger and acquisition knowledge, including his experience in digital technology, venture financing, and real estate.

Page 6	|	2024 Proxy Statement	Restaurant Brands International

Proposal 1 – Election of Directors

Jason Melbourne
Independent Committees: Audit Compensation Conflicts

BUSINESS EXPERIENCE:

Mr. Melbourne has served on our board since September 2020. Mr. Melbourne has been the Head of Canadian Capital Markets at Canaccord Genuity since June 2023 and is also a member of its global operating committee. Prior to this role, Mr. Melbourne was Global Head of Distribution at Canaccord Genuity from October 2020 to June 2023. He previously served as Global Head of Canadian Equities from May 2010 to October 2020 and as Principal, Sales & Trading for Genuity Capital Markets beginning in January 2005. Prior to his time at Canaccord Genuity, he was Director of Sales and Trading at CIBC World Markets from June 2001 to January 2005. Mr. Melbourne has served on the board of directors at Lay-Up, a youth basketball foundation that strives to empower youth with the confidence and life skills to become the community leaders of tomorrow, since March 2018, and Huron College – University of Western Ontario, since September 2021. From November 2019 to March 2021, he served on the board of directors of the Ontario Lottery and Gaming Corporation, an agency that develops world-class gaming entertainment in the Province of Ontario. Mr. Melbourne is 52 years old and resides in Ontario, Canada. At our 2023 annual meeting, he received 98% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Melbourne due to his experience in executive roles at a large financial services company. In addition, the Board considered his knowledge of finance and capital markets as well as his knowledge of the Canadian market.

Daniel S. Schwartz
Independent Committees: None

BUSINESS EXPERIENCE:

Mr. Schwartz has served on our Board since December 2014 and served as Co-Chair from January 2019 to January 2023. Mr. Schwartz served as the Chief Executive Officer of RBI and its predecessor BKW from June 2013 until January 2019 and as Executive Chairman from January 2019 through June 2019. Mr. Schwartz joined Burger King Holdings, Inc., the predecessor to BKW, in October 2010 as Executive Vice President, Deputy Chief Financial Officer. From January 2011 until March 2013, he served as Chief Financial Officer of BKW and from March 2013 until June 2013, he served as Chief Operating Officer. Mr. Schwartz is co-Managing Partner of 3G Capital, a global investment firm. Since February 2022, he has also served as a director of privately held Hunter Douglas Group, global leader in the window coverings industry. From 2012 until February 2015, Mr. Schwartz served as a director of Carrols Restaurant Group, Inc., RBI’s largest Burger King franchisee in the United States. Mr. Schwartz is 43 years old and resides in Florida, United States. At our 2023 annual meeting, he received 99.5% votes in favor of his re-election.

QUALIFICATIONS

The Board nominated Mr. Schwartz because of his experience as the CEO and Co-Chair/Executive Chairman of RBI and its predecessors. In addition, the Board considered his knowledge of strategy and business development, finance, marketing and consumer insights, risk assessment, mergers and acquisitions, leadership development and succession planning.

Restaurant Brands International	2024 Proxy Statement	|	Page 7

Proposal 1 – Election of Directors

Thecla Sweeney
Independent Committees: Nominating and Corporate Governance

BUSINESS EXPERIENCE:

Ms. Sweeney has served on our Board since January 2022. Ms. Sweeney is a partner and co-founder of Alphi Capital Inc., a private investment firm formed in August 2022. Prior to founding Alphi, from 2004 to 2022, Ms. Sweeney was a member of the investment team at Birch Hill Equity Partners, a leading Canadian mid-market private equity firm focused on investments in the consumer, healthcare and telecom industries. In the 12 years that Ms. Sweeney was a partner at Birch Hill, she spent the last four as an Operating Partner and Executive Chair and Chief Executive Officer for Motion LP, a privately-held provider of complex mobility and accessibility solutions in Canada. Prior to joining Birch Hill, Ms. Sweeney worked on the start-up of Porter Airlines, was a consultant at Bain & Company and spent three years in the Chairman’s Office of George Weston Limited. Since March 2023, she has served on the board of Dollarama Inc., a publicly-traded Canadian value retailer. She served on the board of directors of Motion LP from 2014 to January 2023. From 2010 to April 2022, she served on the board of Mastermind LP, a privately-held specialty toy retailer and from 2019 to July 2022 she served on the board of FlexNetworks LP, a privately-held telecom business. From 2012 to 2017, she served on the board of Sleep Country Canada, a specialty retailer of mattresses and accessories. Ms. Sweeney is 52 years old and resides in Ontario, Canada. At our 2023 annual meeting, she received 99.8% votes in favor of her re-election.

QUALIFICATIONS

The Board nominated Ms. Sweeney due to her experience as a CEO and as a director of multiple companies in various industries and as a consultant. In addition, the Board considered her knowledge of retail, operations, strategy and business development, and finance.

If elected, each of the aforementioned nominees has consented to serve as a director and hold office until the close of the 2025 Annual Meeting of Shareholders or until his or her respective successor has been elected or appointed.

Recommendation of the Board

The Board recommends a vote “FOR” each of the director nominees.

Page 8	|	2024 Proxy Statement	Restaurant Brands International

In this section, you can read about

Governance Guidelines	Page 10
Board Leadership Structure	Page 11
Meetings	Page 12
Board Independence	Page 12
Director Term Limits and Director Tenure	Page 13
Election of Directors - Majority Voting	Page 13
Director Orientation and Continuing Education	Page 13
Annual Evaluation Process	Page 14
Board Committees	Page 14
Compensation Committee Interlocks and Insider Participation	Page 16
Executive Officer Diversity	Page 18
Risk Management	Page 18
Sustainability-Restaurant Brands for Good	Page 19
Shareholder Engagement	Page 22
Communication with our Board	Page 24
Code of Ethics/Conduct	Page 24
Related Party Transaction Policy	Page 25
Certain Relationships and Related Transactions	Page 25
Director Compensation	Page 26

CORPORATE

GOVERNANCE

MAJORITY INDEPENDENT BOARD

Elected by

majority vote

Annual performance

self-evaluations

Restaurant Brands International	2024 Proxy Statement	|	Page 9

Corporate Governance

CORPORATE GOVERNANCE

Governance Guidelines

Our Board supervises and directs the management of our business and affairs and believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders.

The Restaurant Brands International Inc. Board of Directors Corporate Governance Guidelines, as amended (the “Governance Guidelines”) provide a framework for corporate governance in accordance with applicable Canadian and U.S. securities laws, the NYSE listing standards, the TSX rules, the requirements under the CBCA and our organizational documents.

Highlights of our Governance Guidelines are described below:

›	A majority of members of the Board must be independent as defined by the NYSE and TSX listing standards and applicable U.S. and Canadian securities laws.

›

Our board strives for a balance of diverse characteristics among directors in terms of their race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The Board previously set a target to have women comprise at minimum 30% of its members by our 2024 Annual Meeting and met that target at our 2023 Annual General Meeting.

›

The committees of the Board are the Audit Committee, the Compensation Committee, the NCG Committee and the Conflicts Committee. The Board may create and maintain other committees from time to time. Committee membership assignments are determined by the Board, on recommendation of the NCG Committee, taking account of our needs, individual attributes, and other relevant factors.

›

Each director serving on the Audit Committee will be an independent director as determined in accordance with the listing standards of the NYSE and TSX and applicable securities laws and each director serving on the Conflicts Committee will be an independent director as defined under the partnership agreement.

›	Executive sessions or meetings of directors without management present will be held as part of each regularly scheduled Board meeting.

›

A director may not accept a position on the board or audit committee of any other public company without first reviewing the matter with the Executive Chair of the Board, subject to limitations on the number of other public boards as set forth in our Governance Guidelines.

›	Director orientation programs are provided to all new directors either prior to or within a reasonable period of time after their nomination or election to the Board.

›	The Board, with the assistance of the NCG Committee, will conduct an annual performance self-evaluation of the full Board to determine whether the Board and its committees are functioning effectively.

›	The NCG Committee oversees and evaluates the Board’s performance and its compliance with our Governance Guidelines and other corporate governance regulations and principles.

The NCG Committee monitors compliance with the Governance Guidelines. In addition, the NCG Committee periodically reviews our Governance Guidelines, and, if appropriate, will recommend changes to the Board. The full text of our Governance Guidelines is available in the “Investors—Corporate Governance” section of our website at www.rbi.com, as well as under the RBI issuer profile on SEDAR+ at www.sedarplus.com and is incorporated herein by reference. No other information on our website or any other website referenced in this document is incorporated into this proxy statement, and such information should not be considered part of this proxy statement. Any request for a copy of the Governance Guidelines may be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, P.O. Box 339, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary. Upon receipt of a request, a copy will be provided free of charge.

Page 10	|	2024 Proxy Statement	Restaurant Brands International

Corporate Governance

Board Leadership Structure

Our Board currently has an Executive Chair, Patrick Doyle, and a Lead Independent Director, currently Ali Hedayat. Mr. Doyle has served as Executive Chair of our Board since January 2023 and was appointed Executive Chairman of RBI, an officer position, in November 2022. Mr. Hedayat has served as Lead Independent Director since June 2023 and RBI has had a lead independent director role since October 2020.

Our governing documents provide us with the flexibility to determine the appropriate leadership structure that is in the best interests of RBI. Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer as the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and CEO in any way that it deems in the best interests of RBI at a given point in time. While our Board has not developed written position descriptions for these positions or the Chairs of our committees, our Governance Guidelines and the charter of each committee sets forth the role of the relevant Chair. At the present time, the positions of Executive Chair of the Board and CEO are filled by different individuals and our CEO does not sit on the Board. Under the authority and overall direction and supervision of the Board, the CEO is responsible for executing RBI’s current strategic plans and initiatives and overseeing and directing the operations of RBI, with the objective of enhancing long-term shareholder value. The Chair or Executive Chair, as the case may be, of the Board is responsible for facilitating a highly functioning and effective Board, providing overall leadership, encouraging open communications and guiding the Board in the development of a long-term value creation strategy for RBI.

Given the particular experience of Messrs. Doyle and Kobza, the Board believes this leadership structure is appropriate at this time because it separates the leadership of the Board from the duties of day-to-day leadership of the company. Mr. Doyle has extensive experience in the industry and is able to provide the Board and our senior executives, including our CEO, with unparalleled perspective, guidance, advice and leadership regarding RBI’s business, operations and strategy. As Mr. Doyle does not have daily operational responsibilities, he is able to focus on leading the Board in fulfilling its oversight and governance responsibilities. Mr. Doyle acts as a bridge between the Board and the CEO, offering guidance and strategic direction. Mr. Doyle also works collaboratively with our Lead Independent Director Mr. Hedayat. While Mr. Doyle, as Executive Chairman, is an officer of RBI and therefore not independent under the NYSE rules, he does not serve as CEO, is not responsible for the daily operations of the company and does not receive any salary or bonus in connection with his service to RBI.

Mr. Doyle’s primary responsibilities as Executive Chair of the Board include:

•	regular engagement with the CEO to review business issues, results, strategy and key projects

•	focus on big growth unlocks, franchisee success, investor and media engagement

•	leading strategic discussions at full meetings of the Board

•	participation in offsite business reviews and annual senior leadership meetings

•	market visits on a regular cadence with members of senior management

The primary responsibilities of our Lead Independent Director include:

•	presiding at Board meetings at which the Executive Chair is not present; including executive sessions of independent directors;

•	serving as a liaison between the Executive Chair and the independent directors;

•	previewing information provided to the Board and approving meeting agendas, which may include consideration of risk matters;

•	calling meetings of independent directors; and

•	being available to represent the board in communications with shareholders and other stakeholders.

The Chair of each committee also has a specific role on the Board and is responsible for setting the frequency and length of the meetings, setting meeting agendas consistent with the committee’s charter, and reporting on the activities of that committee to the full Board on a periodic basis.

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Corporate Governance

Our Board has not developed a written position description for our CEO. Our Board and CEO develop, on an annual basis, corporate goals and objectives and parameters within which the CEO operates our business. Our Board and CEO also establish annual performance goals to measure the CEO’s individual achievement for purposes of our annual bonus program. The Compensation Committee of the Board is also responsible for annually evaluating the CEO against these objectives. For a further discussion of the corporate goals and objectives and the measures by which our CEO is evaluated, please see our Compensation Discussion & Analysis beginning on page 30 of this proxy statement.

Meetings

During 2023, the Board held a total of six meetings. Each incumbent director attended during 2023 at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings of each committee on which he or she served, in each case during the director’s term on the Board or such committee. The Audit Committee met six times, the Compensation Committee met two times and the NCG Committee met once during 2023 and all directors who were members of the applicable committee at the time attended all meetings of each such committee.

In accordance with our Governance Guidelines, the Executive Chair of the Board will generally determine the frequency and length of Board meetings and will set the agenda for each Board meeting, with the input of the Lead Independent Director. Board members are encouraged to suggest the inclusion of additional items on an agenda, and any director may request that an item be placed on an agenda. Board meetings are generally held pursuant to a pre-determined schedule, with additional meetings scheduled as necessary.

During 2023, Mr. Doyle presided over the executive sessions of the Board. In 2023, the Board met in executive session four times. Additionally, the Lead Independent Director presides over sessions of independent directors that are not affiliated with 3G Capital. One such meeting was held in 2023.

We encourage all directors to attend the annual meetings of our shareholders, and two of our directors attended our 2023 Annual General Meeting.

Board Independence

It is the policy of the Board that a majority of directors must (i) be independent with no direct or indirect material relationship or business conflict with RBI and (ii) otherwise meet the definition of an “independent” director under U.S. and Canadian securities laws and listing standards of the NYSE and the TSX. Our Board has affirmatively determined that the following nominees and former directors have, or while a director had, no material relationship with RBI and otherwise qualify, or while a director qualified, as independent based on the foregoing criteria: Messrs. Behring, Castro-Neves, de Limburg Stirum, Fribourg, Hedayat, Lemann, Melbourne, and Schwartz, and Mses. Farjallat, Fribourg, Khosrowshahi, and Sweeney.

Under the NYSE listing standards, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination.

National Instrument 58-201–Corporate Governance Guidelines (“NI 58-201”), provides guidance on corporate governance practices with respect to director independence, which reflect best practices established by the Canadian Securities Administrators (the “CSA”), but are not intended to be prescriptive. Such best practices provide, among other things, that: (i) a company’s board of directors should have a majority of independent directors; (ii) the chair of the board should be an independent director; (iii) the board should appoint a nominating committee composed entirely of independent directors; and (iv) the board should appoint a compensation committee composed entirely of independent directors. Determinations in respect of “independence” for these purposes are similar to the requirements under the NYSE listing standards.

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Corporate Governance

In conducting its evaluations of Messrs. Behring, Castro-Neves and Schwartz, the Board considered their affiliation with 3G Capital and with 3G Restaurant Brands Holdings General Partner Ltd., which currently controls over 90% of the outstanding Partnership exchangeable units, representing approximately 27% of the combined voting interest in RBI. Additionally, in conducting its evaluation of Mr. Schwartz, the Board considered his role as the former CEO of RBI and its predecessor BKW, noting that it has been five years since his departure from the role of CEO. In conducting its evaluation of Mr. Lemann, the Board considered his father’s relationship with 3G Capital, noting that Mr. Lemann does not have any voting or other arrangement with his father or such 3G entities. Further, in conducting its evaluation of Ms. Fribourg, the Board noted that her father is a former director of RBI and that neither Continental Grain Company (“CGC”) nor its subsidiaries has any commercial agreement with RBI, and while noting the public disclosure of an investing relationship between CGC and 3G Capital, the Board determined that a business relationship between two independent shareholders should not affect the independence of directors affiliated with such shareholders.

Director Term Limits and Director Tenure

All directors are elected at the annual meeting of our shareholders for a term of one year. The Board does not believe it should expressly limit a director’s tenure on the Board or set an arbitrary retirement age policy. RBI values the contribution of directors who over time have developed greater insight into our company and operations and therefore provide an increasing contribution to the Board as a whole as well as the new perspectives of directors who more recently joined the Board. As an alternative to term limits or a retirement policy, prior to recommending to the Board that one or more current directors be submitted to the shareholders for re-election, the NCG Committee reviews the performance of each director potentially standing for election or re-election and makes appropriate recommendations to the Board concerning that director’s candidacy.

Overall, the average tenure of the nominees to our Board, as of the date of the Meeting, is approximately four years, with three directors joining since the beginning of 2022, five directors with less than 3 years tenure, two directors with 3 to 6 years tenure and three directors with more than six years tenure on our Board.

Election of Directors—Majority Voting

There are 10 positions available on the board for a one-year term ending at the next annual meeting of shareholders and 10 nominees listed in this circular. Shareholders can vote FOR or AGAINST each individual nominee.

Under the majority voting requirements under the CBCA, if there is only one nominee for each position available on the board, a nominee will be elected only if the number of votes cast in the nominee’s favour represents a majority of the votes cast for and against them, subject to certain exceptions described below. If there are more nominees than positions available on the board, the nominees receiving the highest number of votes FOR will be elected until all such positions have been filled.

If a nominee that is an incumbent director does not receive a majority of votes in their favor and positions remain available on the board, the nominee will be permitted to remain as a director until the earlier of the 90th day after the day of the election and the day on which their successor is appointed or elected. In addition, elected directors may also reappoint such an incumbent director even if they do not receive majority support in the most recent election in certain instances specified in the CBCA.

Director Orientation and Continuing Education

We provide access to appropriate orientation programs, sessions, or materials for new members of the Board for their benefit generally within a reasonable period of time after their election to the Board. We provided orientation sessions for Mr. Doyle, Ms. Farjallat and Ms. Fribourg, who joined the Board in 2023. These orientation sessions included written materials and presentations by various members of senior management regarding our businesses, strategic plans, and policies. We and our Board encourage, but do not require, directors to participate in relevant outside continuing education programs; for example, Mr. Lemann attended a seminar on The Making of a Corporate Athlete in November 2023.

Restaurant Brands International	2024 Proxy Statement	|	Page 13

Corporate Governance

Annual Evaluation Process

Our Board undertakes an annual evaluation process for the Board and each Committee that is overseen by the NCG Committee. This process includes feedback to determine how each Committee and the Board is functioning, including whether each contains the appropriate mix of members, skills, experience, and other characteristics. Additionally, the evaluation requests that directors specifically identify ways the Board and the Committees could improve effectiveness and functioning. The results of these assessments are reviewed by the entire Board. Additionally, the Board and the committees annually review the Corporate Governance Guidelines, committee charters and other policies for relevant updates.

Board Committees

The Board has three standing committees, the Audit Committee, the Compensation Committee, and the NCG Committee, as well as the Conflicts Committee. Each of the existing committees operates under a written charter. These charters set forth the responsibilities of each committee and are available in the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary.

Set forth below is a description of the responsibilities of each of our current Board committees and its current membership.

Audit Committee

Audit Committee Members	Audit Committee Functions
• Ali Hedayat (Chair) • Maximilien de Limburg Stirum • Jason Melbourne

›  Oversee the quality and integrity of our consolidated financial statements and related disclosures;

›  Oversee the qualifications, independence, performance and compensation of our independent auditor;

›  Oversee any audit issues or difficulties and management’s response;

›  Oversee the performance of our internal audit function;

›  Oversee our systems of disclosure controls and procedures, and internal control over financial reporting;

›  Oversee our compliance with all legal and regulatory requirements and our compliance program;

›  Oversee risk assessment and risk management, including with respect to risks related to tax strategy, cash investing strategy, cybersecurity, data privacy and sustainability;

›  Review and discuss with management workforce practices and risks that affect the brands and operations;

›  Review and approve the Audit Committee report that is required by the SEC to be included in our annual proxy statement;

›  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and

›  Review and assess the effectiveness of our ESG strategies, policies, practices and programs around our Food, Planet and People and Communities pillars.

Directors serving on our Audit Committee may not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

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Corporate Governance

The Board has determined that each member of the Audit Committee meets the independence requirements and is financially literate according to the NYSE listing standards and Canadian securities laws and that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC. In 2023, the Board determined that Mr. Hedayat is qualified as an audit committee financial expert within the meaning of SEC rules and has accounting and related financial management expertise within the meaning of the NYSE listing standards. For more information regarding the business experience of Mr. Hedayat, see his biography under “Proposal 1 – Election of Directors.”

The discussion leader for executive sessions of the Audit Committee is generally Mr. Hedayat, the chair of the Audit Committee.

Compensation Committee

Compensation Committee Members	Compensation Committee Functions
• Alexandre Behring (Chair) • Cristina Farjallat • Jason Melbourne

›  Oversee and set our compensation and benefits policies generally;

›  Evaluate the performance of our CEO and the employees who report directly to the CEO (the “CEO Direct Reports”);

›  Oversee and set compensation for the CEO, the CEO Direct Reports and the members of the Board;

›  Administer equity compensation plans and stock ownership policies; and

›  Review our management succession plan.

The Compensation Committee establishes, reviews, and approves executive compensation based on, among other factors, an evaluation of the performance of the CEO and CEO Direct Reports in light of corporate goals and objectives relevant to executive compensation, including annual performance objectives, and makes recommendations to the Board with respect to the CEO’s compensation.

The Compensation Committee annually reviews succession planning for the CEO and CEO Direct Reports. This involves reviewing potential internal candidates for each of these roles, noting those that are ready in the short term and those that require additional development. The Board provides opportunities for directors to get to know employees who have been identified as succession candidates by inviting them to make presentations to the Board. For further details on executive compensation, see the CD&A, beginning on page 30 of this proxy statement.

Non-management director compensation is determined by the Board, upon recommendation of the Compensation Committee, taking into account general and specific demands of Board and committee service, Company performance, comparisons with other organizations of similar size and complexity, competitive factors, other forms of compensation received by directors, if any, and other factors which it deems relevant, all with the intent of aligning directors’ interests with the long-term interests of our shareholders. Other than Mr. Doyle, there are currently no management directors serving on the Board. For more details on director compensation, see the discussion under the heading “Director Compensation” below on page 26.

Pursuant to its charter, the Compensation Committee may delegate to one or more officers of RBI the authority to make grants and awards of stock rights or options to any persons other than the CEO, any CEO Direct Report, and any person covered by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee has delegated this authority to the CEO. In addition, as permitted under applicable law and the NYSE listing standards, the Compensation Committee may delegate its authority to one or more subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of RBI.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of executive officer

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Corporate Governance

compensation, including such compensation consultant’s fees and other retention terms. The Compensation Committee has engaged F.W. Cook to assist with developing a peer group to benchmark compensation.

The Board has determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE listing standards, including the heightened independence requirements specific to compensation committee members and (ii) meets the requirements of a non-employee director under the Exchange Act.

Our Board believes that the Compensation Committee charter outlines an objective process for determining executive compensation based on objective criteria such as evaluating the performance of our executive officers in light of defined performance objectives. The discussion leader for executive sessions of the Compensation Committee is generally Mr. Behring, the chair of the Committee.

Compensation Committee Interlocks and Insider Participation

From January 1, 2023 through May 23, 2023, Messrs. Behring and Fribourg and Ms. Khosrowshahi served on our Compensation Committee. From May 23, 2023 through December 31, 2023, Messrs. Behring and Melbourne and Ms. Farjallat served on our Compensation Committee. During 2023, none of these directors was an officer (as defined in Rule 3b-2 under the Exchange Act) or employee of RBI, or formerly an officer of RBI. None of our executive officers served on the compensation committee or board of any company that employed any person that served a member of the Compensation Committee or our Board during 2023.

Nominating and Corporate Governance Committee

NCG Committee Members	NCG Committee Functions
• Alexandre Behring (Chair) • Ali Hedayat • Thecla Sweeney

›  Identify individuals qualified to serve as members of the Board and recommend to the Board proposed nominees;

›  Advise the Board with respect to its composition, governance practices and procedures;

›  Review and monitor criteria for the selection of new directors and nominees for vacancies on the Board, including procedures for reviewing potential nominees proposed by shareholders;

›  Establish, monitor and recommend to the Board changes to the various committees and the qualifications and criteria for membership on each committee;

›  Recommend to the Board directors to serve on each standing committee and assist the Board in evaluating independence of those directors;

›  Recommend to the Board any action to be taken in connection with director resignations;

›  Oversee and evaluate the Board’s performance and our compliance with corporate governance regulations, guidelines and principles; and

›  Periodically review and recommend changes to our Governance Guidelines, articles of incorporation and by-laws as they relate to corporate governance issues.

The Board is responsible for selecting and nominating directors for election, acting on the recommendation of the NCG Committee, and giving attention to the following qualifications and criteria:

›	High personal and professional ethics, integrity, practical wisdom and mature judgment;

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Corporate Governance

›	Board training or prior public company board service, and/or senior executive experience in business, government, or education;

›	Expertise and skills that are useful to RBI and complementary to the background and experience of other Board members, as determined by the Board from time-to-time;

›

Diversity and balance among directors in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, corporate environment (including different stakeholders in the quick service restaurant industry and the broader restaurant industry), accounting, finance, international, marketing, human resources, and legal services; and the target that 30% of directors are women by our 2024 Annual General Meeting, a target we met at our 2023 Annual General Meeting;

›	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

›	Commitment to serve on the Board over a period of several years to develop knowledge about RBI and its operations and provide continuity of Board members;

›	Willingness to represent our best interests and objectively appraise management’s performance;

›	Tenure with the Board, past contributions to the Board, and/or whether advanced age may impact the expected continued capacity to serve as a director; and

›	Anticipated future needs of the Board.

Director Qualifications and Nomination

The NCG Committee believes that the Board should possess a broad range of skills, knowledge, business experience, and diversity of backgrounds that provides effective oversight of our business. In connection with the selection of any new director nominee, the NCG Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The NCG Committee will then seek to identify those qualifications and experience sought in any new candidate that will maintain a balance of knowledge, experience and capabilities on the Board and produce an effective Board.

Selection of candidates is based on, first, the needs of RBI, and second, identification of persons responsive to those needs. Although we do not have a formal, written policy relating to the identification and nomination of directors who are women, Aboriginal peoples, persons with disabilities or members of visible minorities, the NCG Committee seeks a diverse group of director candidates, including diversity with respect to race and gender. The NCG Committee believes that its goal is to assemble the best Board possible that will bring to us a variety of perspectives and skills derived from high quality business and professional experience. There are no specific, minimum qualifications that must be met by each nominee; however, the NCG Committee will evaluate a candidate’s experience, integrity and judgment as well other factors deemed appropriate in adding value to the composition of the Board as set forth in the Governance Guidelines.

With regard to diversity, RBI is committed to seeking to attain a balance among directors. Specifically, any search firm retained to assist the NCG Committee in seeking new director candidates for the Board is instructed to seek to include diverse candidates in terms of race and gender as well as geography, thought, viewpoints, backgrounds, skills, experience, and expertise. The NCG Committee has sole authority to approve the search firm’s fees and other retention terms.

The Board set a target of at least 30% women directors by the 2024 Annual General Meeting, we met that target at our 2023 Annual General Meeting, but has not adopted a target regarding the number of Aboriginal peoples, persons with disabilities or members of visible minorities on our Board. We generally believe that a less formulaic approach to board composition, together with a rigorous search for qualified candidates based on the above qualifications and criteria, will best serve our needs. Our Board believes it is paramount to maintain flexibility in the nominating process in order to ensure that the most qualified available candidates are selected as circumstances dictate and the needs of the company evolve. There are currently three female directors on the

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Board, Mses. Farjallat, Fribourg and Sweeney, representing 30% of our current directors and one member of our board who identifies as a member of a visible minority, Mr. Melbourne, representing 10% of our current directors. None of our directors identify as Aboriginal persons or persons with disabilities. Additionally, two of our directors identify as Latino/a and one as of Middle Eastern descent.

As noted above, the Board is responsible for selecting and nominating director candidates based on the NCG Committee’s recommendation. The Board believes that its Governance Guidelines outline objective qualifications and criteria (described above) that promote its objective selection and nomination of director candidates. Potential director candidates recommended by shareholders are evaluated in the same manner as other candidates recommended to the NCG Committee.

Conflicts Committee

Conflicts Committee Members	Conflicts Committee Functions
• Ali Hedayat (Chair) • Maximilien de Limburg Stirum • Jason Melbourne

›  Consent to, approve and/or direct a number of actions under the partnership agreement (described in Appendix A to this proxy statement) where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

In addition to the three standing committees, the Board, as the general partner of Partnership, has established a Conflicts Committee which will be required to consent to, approve and/or direct a number of enumerated actions under the partnership agreement where a real or potential conflict of interest could exist or arise as between RBI, Partnership, or holders of Partnership exchangeable units.

Each of the members of the Conflicts Committee is “independent” (as such term is defined in the partnership agreement) in accordance with the requirements of the partnership agreement.

Executive Officer Diversity

Commencing in 2022, we committed to having at least 50% of all final round candidates for any role at RBI’s four corporate offices and field teams be demonstrably diverse, including gender, race and, where permitted, sexual orientation. This commitment honors our values of diversity and of meritocracy. We do not have a requirement of a specified percentage of representation of women, Aboriginal peoples, persons with disabilities or members of visible minorities in executive officer or other positions. However, we believe including diverse candidates in the hiring process will lead to a more diverse employee population at all levels. For 2023, 65% of the applicable final round candidates for corporate roles were diverse, and 63% of hires through this process added to the diversity of our company. While we believe that diversity is an important consideration in determining the makeup of our executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking, and strategic agility) that are considered in selecting the best candidates for executive positions. Of our eleven executive officers as of the date hereof, four individuals (36%) are diverse, including two female executive officers (18%), one executive who identifies as Asian (9%) and one executive who identifies as Latino (9%). None of our executive officers identify as Aboriginal persons or persons with disabilities.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect RBI, including our enterprise risk management. This oversight and management is conducted primarily through the committees, but the full Board has retained responsibility for the general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, including the enterprise risk management processes in place to identify, monitor and control such exposures based on annual risk assessments that consider the likelihood and severity of potential risks. The risks that the Audit Committee regularly reviews include those

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related to liquidity, operations, tax, workforce management, cybersecurity, data privacy, sustainability and regulatory compliance. In carrying out its responsibilities, the Audit Committee works closely with members of our management team responsible for monitoring such risks and discusses reports on significant areas of risk identified by the enterprise risk management process at its regular meetings throughout the year. The other committees of the Board consider the risks within their areas of responsibility.

The Board satisfies its oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within RBI, including with respect to risks related to cybersecurity, sustainability and food safety. While these risks are part of the Audit Committee risk review, the Board has determined that they are of sufficient significance to warrant annual discussions at the Board level with management, including the executives tasked with day-to-day management of these risks. The Board and management regularly interact, and the Board invites management to regularly scheduled Board meetings, to address existing risks and identify significant emerging risks.

Our disclosure controls and procedures are part of, and therefore are uniformly aligned with, our risk oversight process. On a quarterly basis, our management evaluates the effectiveness of our disclosure controls and procedures as of the end of the period and discloses in our periodic reports their conclusions regarding the effectiveness of our disclosure controls and procedures. Prior to such public disclosure, those evaluations and conclusions are discussed with the Audit Committee in connection with its review of our annual and quarterly reports, including the financial and risk disclosures contained in such reports, thus enabling the Board to provide effective risk oversight.

Compensation Risks

Based on a review and analysis of our incentive plans, policies and programs, the Compensation Committee believes these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. The Compensation Committee considered the following factors as part of its review and analysis of our incentive plans and programs:

›	rigorous oversight from the Board, Compensation Committee, CEO and senior management with discretion to award and/or reduce payouts if excessive risk is taken;

›	linkage of individual performance targets to the strategic plan established for the CEO by the Board and cascaded through a comprehensive process;

›	properly balanced pay mix between fixed and variable compensation;

›

annual cash incentive plan that measures business performance through profitability and operations metrics (Organic EBITDA growth, comparable sales and net restaurant growth) and includes overhead expense that gauge quality of performance;

›	equity awards which align management and shareholder interests to long-term sustainable growth, with awards in the form of restricted stock units and performance stock units; and

›	bonus swap program that encourages retention of shares by requiring the forfeiture of matching restricted share units if purchased shares are sold prior to vesting.

Sustainability – Restaurant Brands for Good

Our vision is that the delicious, affordable, and convenient meals you love can also be sustainable.

We believe that operating in a way that supports the well-being of the people touched by our business as well as the future of our planet is foundational to our ability to grow restaurant brands that are loved around the globe. As one of the largest restaurant companies in the world, we embrace the opportunity to advance the issue of sustainability in the food service industry together with our suppliers, franchisees, and guests.

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With over 30,000 restaurants and a global network of franchisees and suppliers, we know it is critical to align all key stakeholders within and outside of our organization to drive our sustainability priorities forward. This work begins with an effective governance structure which allows for both top-down guidance as well as bottom-up prioritization and execution from our business units.

During 2023, RBI’s Board delegated oversight of sustainability to the Audit Committee, which discusses sustainability on a quarterly basis while the Board also receives an update at least annually from the sustainability steering committee. RBI’s sustainability steering committee includes our Chief Corporate Officer and our Chief Procurement Officer, who are jointly accountable for the sustainability framework and strategy. Our Chief Corporate Officer reports to our Chief Executive Officer, who provides internal oversight.

Managing sustainability is a division between corporate strategy and brand-led initiatives. A corporate-level team tracks stakeholder expectations and trends, identifies sustainability initiatives to support the business strategy, and highlights best practices both internally across the group and externally from our peers. The team maintains regular contact with senior leadership, guiding them on long term social and environmental trends and the expectations of global stakeholders and engaging them to incorporate sustainability priorities as part of their business objectives. They also lead the company’s sustainability reporting and work with a number of other business lines to oversee the preparation of sustainability disclosures. Brand sustainability leaders, in partnership with their leadership teams, work together with franchisees to define and develop the brand level business plan and to execute and market sustainability initiatives.

The importance of sustainability at RBI is also reflected in metrics linked to annual employee performance incentives across our business, including incentive plans for RBI’s senior leaders. The metrics used include, but are not limited to, a variety of sustainability projects, such as delivering against sustainable sourcing transition plans, executing strategic research programs, or ensuring at least 50% of final round interview candidates are demonstrably diverse. Leaders with sustainability linked performance incentives included individuals from teams across each brand, supply chain, nutrition, quality assurance, and marketing and communications.

Restaurant Brands for Good is our framework for sustainable business, with a long-term focus on improving ingredients, reducing our environmental impact, sourcing responsibly and investing in people and communities. It is about serving great food that our guests and our people love and will feel good about.

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To achieve this, we focus on three key pillars as we work to make an impact in the industry and bring our sustainability vision to life:

Food Serving high quality and great tasting food every day

•  We maintain industry-leading standards for vendor quality assurance and restaurant food safety.

•  We aim to provide guests with balanced menu options and equip them with information to make educated choices about their meals to fit their individual lifestyles.

•  BURGER KING® in the U.S. and participating European markets is committed to ensuring we advertise menu items that provide families with children options that meet established nutritional criteria.

•  BURGER KING® in the US has banned more than 100 ingredients from artificial sources from the food menu, and is committed to offering a selection of menu items that are free of colors, flavors, and preservatives from artificial sources, wherever possible.

•  Our brands continue to make substantial changes to their menus to embrace and promote high-quality, freshly prepared, and locally sourced food.

•  At Popeyes U.S. we’re working towards offering a menu that is free from colours and flavours from artificial sources wherever possible by 2025.

•  We are also working towards improving nutrition across our menus. At BURGER KING® restaurants globally we plan to expand our sodium reduction initiatives, as well as to reduce the presence of other nutrients of concern, including fat and sugar. TIM HORTONS® will focus on reducing sugar and syrup in their beverages, and POPEYES® will reduce sodium across existing entrees, meal combinations and side dishes.

Planet Continuously reducing our environmental footprint

•  We have adopted science-based targets to reduce greenhouse gas emissions by 50% by 2030, and are committed to achieving net-zero emissions by 2050. Starting in 2024, we will be changing our base year from 2019 to 2022, to reflect emissions from Firehouse Subs, which we acquired in December 2021, and an improved calculation methodology.

•  Our strategy to improve the sustainability of guest packaging materials includes a mix of innovating to reduce our use of packaging and promote reusable alternatives, transition to more sustainable materials, design for circularity and working to help our guests to recycle and divert waste from landfill.

•  We will facilitate access to waste diversion including recycling, starting with recycling guest packaging in BURGER KING® and TIM HORTONS® restaurants globally, where commercially viable and requisite infrastructure exists.

•  We expect to source pork raised without the use of gestation crates for housing pregnant sows by 2035 or sooner.

•  We are committed to using 100% cage-free eggs globally by 2030 or sooner.

•  Our goal is to eliminate deforestation from priority commodities within our supply chain by 2030 or sooner.

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People & Communities Supporting communities and enhancing livelihoods

•  Our brands are committed to contributing time, talent, and funds to build up the communities they serve through their respective community initiatives and foundations: The Burger King Foundation, Tim Hortons Foundation Camps, the Popeyes Foundation, and the Firehouse Subs Public Safety Foundation.

•  Working with industry partners to research, share and scale best practices, we aim to support the success of the farmers who raise, grow, and produce our quality ingredients.

•  Our Code of Business Ethics and Conduct for employees, as well as our Code of Business Ethics and Conduct for Vendors address guidelines for working conditions.

•  We have adopted a Commitment to Team Members, outlining the standards we uphold across all Company-owned restaurants and we have encouraged franchisees to adopt similar policies. We also include oversight of workforce practices at the board level under RBI’s Audit Committee Charter.

•  We continue to actively build our culture guided by our six values: ownership, meritocracy, diversity, creativity and innovation, authenticity and dreaming big.

•  We are committed to making our company more diverse particularly through our hiring, advertising, and community contributions, creating a culture of inclusiveness, and not tolerating harassment, racism, bias, or barriers to advancement.

•  Senior RBI leaders share a mandate to ensure at least 50% of final round interview candidates for restaurant support center and field team roles with RBI are demonstrably diverse. In 2023, 65% of applicable final round interviews and 63% of hires through this process added to the diversity of our company.

•  RBI achieved a score of 100% in the 2023 Corporate Equality Index, recognizing the best places to work for LGBTQ+ equality.

Additional information about the sustainability initiatives of RBI and our brands as well as our progress to date is available at rbi.com/sustainability.

Shareholder Engagement

We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis and also monitor developments in corporate governance and sustainability. We take feedback and insights from our engagement with shareholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and further share them with our Board as appropriate.

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This year-round effort supplements the ongoing communications between our management and shareholders through various engagement channels including direct meetings, analyst conferences and road shows.

In the latter months of 2023 and into early 2024, we continued our robust shareholder engagement program by reaching out to our top shareholders representing approximately 58% of our outstanding common shares. We ultimately engaged with shareholders representing 40% of our outstanding common shares. In these meetings, we discussed a broad range of business strategy, executive compensation, governance, human capital, and sustainability topics. Investors were generally satisfied with the company’s current practices across these topics and gave us constructive and positive feedback on a number of our programs and initiatives.

During these engagements we also discussed the appointment of Mr. Doyle as our Executive Chairman, our board leadership structure given his new role and his long-term performance-oriented compensation structure as well as the grant in 2023 to Mr. Kobza upon his appointment as CEO. Shareholders were interested in understanding the Compensation Committee’s process for the long-term and performance-based structure of Mr. Doyle’s compensation and generally expressed their support for his compensation package and appointment as Executive Chair. We also discussed RBI’s progress and commitments on a variety of sustainability topics, including climate action, animal welfare, plastics and packaging and natural resources.

Fall 2023 Engagement

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Key Engagement Topics

Executive compensation program	Board refreshment, independence, leadership structure, board skills and diversity	Human capital management and diversity initiatives

Business strategy and performance	Sustainability reporting, oversight and targets	Environmental sustainability, animal welfare, and natural resources

It is our practice that members of senior management share the feedback received during these meetings with the Compensation Committee, the NCG Committee, the Audit Committee and the full Board. In the past year, we have made responsive changes as a result of our discussions with shareholders, including clarifying that the grants to our Executive Chair in November 2022 are intended to cover his compensation for the five-year term of his employment and not be recurring. Additionally, based on feedback regarding 2023 shareholder proposals, we adopted a Public Policy Engagement Policy and enhanced our website disclosure regarding government activities and trade association memberships and are adopting a commitment to reduce the volume of single use virgin-plastic in packaging in our US and Canadian restaurants by a minimum of 10% by the end of 2026.

Communication with our Board

Shareholders and other parties interested in communicating directly with the Board, the Executive Chair or the Lead Independent Director of the Board may do so by email to boardofdirectors@rbi.com or by writing to: Board of Directors, c/o Jill Granat, General Counsel and Corporate Secretary, Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder.

The Board has approved a process for handling correspondence received by RBI and addressed to the Executive Chair, the Lead Independent Director or to non-management members of the Board. Under that process, the General Counsel and Corporate Secretary reviews all such correspondence and maintains a log of and forwards copies of correspondence that, in the opinion of the General Counsel and Corporate Secretary, deals with the functions of the Board or committees thereof or that she otherwise determines requires their attention. The General Counsel and Corporate Secretary may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel and Corporate Secretary at any time.

Code of Ethics/Conduct

›	Code of Business Ethics and Conduct. Our Board has adopted a Code of Business Ethics and Conduct applicable to all non-restaurant employees of RBI and its subsidiaries.

›

Code of Ethics for Executive Officers. Our Board has adopted a Code of Ethics applicable to our senior executives to promote the highest ethical standards in RBI’s operation of its global business and the activities of senior management. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website or on a Current Report on Form 8-K within four business days following the date of the amendment or waiver. Our senior executives certify compliance with the Code of Ethics for Executive Officers on an annual basis.

›

Code of Conduct for Directors. Our Board has adopted a Code of Conduct to acknowledge its responsibility for promoting an ethical culture through the actions of Board members and the effective oversight of our compliance programs, policies, and procedures. Our Board members certify compliance with the Code of Conduct for Directors on an annual basis.

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Each of the Code of Business Ethics and Conduct, the Code of Ethics for Executive Officers and the Code of Conduct for Directors is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Our General Counsel and Chief Ethics and Compliance Officer monitors compliance with the Codes and reports any violations to the Board. Furthermore, each of the Code of Ethics for Executive Officers and the Code of Conduct for Directors contemplates that questions or concerns under the Code, as applicable, can be brought directly to the Chair of the Board.

In addition, we have adopted the Restaurant Brands International Inc. Whistle Blowing Policy in order to provide for the receipt and treatment of complaints received by RBI with respect to violations of the Code of Business Ethics and Conduct, as well as other RBI policies and controls. According to the Whistle Blowing Policy, the General Counsel is responsible for conducting the investigation of complaints received and reporting to the Audit Committee. The Audit Committee is responsible for overseeing the secure reporting process and determining what action should be taken with respect to a complaint. The Restaurant Brands International Inc. Whistle Blowing Policy is available in the “Investors—Corporate Governance” section of our website at www.rbi.com.

Related Party Transaction Policy

The Board has adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and RBI or any subsidiary. However, under U.S. securities laws, RBI may not make any loan or other extension of credit to any of its directors or executive officers.

For purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than five percent of any class of our voting securities, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration, or approval of any related person transaction in which the director or any of his or her immediate family members is the related person. All related person transactions will be disclosed in filings as required under applicable securities laws.

Certain Relationships and Related Transactions

Registration Rights Agreements

In connection with our initial public offering and our acquisition of Tim Hortons, we entered into registration rights agreements with several of our major shareholders. In 2012, in connection with the merger of Burger King Worldwide Holdings, Inc. with and into Justice Holdco LLC, and the transactions related thereto, BKW entered into separate registration rights agreements with 3G Special Situations Fund II, L.P. (the “3G Special Situations Fund”) and with Pershing Square, L.P. and affiliated entities (collectively, the “Pershing Shareholders”), with respect to shares of BKW common stock purchased by such shareholders in the transaction. In 2014, in connection with our acquisition of Tim Hortons, we assumed the obligations under these registration rights agreements with respect to the registration of common shares of RBI issued and issuable upon exchange of Partnership exchangeable units to these shareholders and their permitted transferees. These registration rights agreements give these shareholders and any permitted transferee the ability to require us to register RBI common shares for resale, in certain circumstances and subject to limitations, either (i) upon demand, (ii) in a shelf registration statement or (iii) by “piggybacking” on another offering that we are conducting. Pursuant to these registration rights agreements, we are required to pay all expenses of any such registration, other than transfer taxes and underwriting discounts and commissions.

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Corporate Governance

Other Related Transactions

We engaged Akin Gump Strauss Hauer & Feld LLP to assist us with government relations work for a total of $250,000 in 2023, and the team includes the sister of Sami Siddiqui, then President, Popeyes U.S. and Canada. Mr. Siddiqui has no oversight or decision-making authority with respect to this engagement, which was approved by the Audit Committee pursuant to our Related Party Transaction Policy.

Employee Indebtedness

None of our current or former directors or executive officers has any amount of indebtedness outstanding to us. As of March 31, 2024, the aggregate amount of indebtedness outstanding by all current and former employees of RBI and any of its subsidiaries, and their respective associates, is as follows:

Purpose	Aggregate Indebtedness (C$) to RBI or its Subsidiaries
Other	519,819 (1)

(1)

The reported aggregate indebtedness consists of loans denominated in U.S. dollars, Euros and Singapore dollars and was converted from these currencies to the Canadian dollar equivalent using the following exchange rates published by the Bank of Canada for March 31, 2024: 1 U.S. dollar = 1.3539 Canadian dollars; 1 Euro = 1.4722 Canadian dollars; and 1 Singapore dollar = 1.0101 Canadian dollars.

Director Compensation

The Board maintains a compensation arrangement for the non-management directors of the Board. The Board compensation arrangement is comprised of the following:

›

Initial Equity Grant. Under our director compensation program, each non-management director is entitled to receive a one-time grant of stock options when first appointed to the Board. For 2023, this amount was at a notional value of $1,000,000 and it remains the same for 2024. In January 2023, the Board approved a one-time grant of stock options with a grant date of February 24, 2023 and a notional value of $1,000,000 for Ms. Farjallat. In April 2023, the Board approved a one-time grant of stock options with a grant date of June 15, 2023 and a notional value of $1,000,000 for Ms. Fribourg. These options vest on the fifth anniversary of the grant date and expire on the tenth anniversary of the grant date, subject to partial vesting upon termination without cause or for death or disability.

›

Retainer Fees. For 2023, non-management directors other than the Lead Independent Director, Mr. Hedayat, were entitled to receive an annual retainer of $50,000. The Lead Independent Director was entitled to receive an annual retainer of $70,000. Each non-management member of the Audit Committee, Compensation Committee, NCG Committee and Conflicts Committee was entitled to receive an annual committee fee of $10,000. The retainer component of the director compensation arrangement is the same for 2024.

Non-management directors have the opportunity to elect to defer their annual retainer and committee fees and, in lieu of the cash fees, to receive a grant of restricted share units (RSUs) with a value of two times the forgone fees. The RSUs are fully vested at the time of grant and will be settled upon termination of board service.

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Corporate Governance

The following table summarizes compensation paid to each of our non-management directors during 2023. Directors who are employed by us do not receive additional compensation for their service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total 2023 Director Compensation ($)
Alexandre Behring	—	140,000	—	140,000
João Castro-Neves(4)	19,589	—	—	19,589
Maximilien de Limburg Stirum(5)	—	132,164	—	132,164
J. Patrick Doyle	—	—	—	—
Christina Farjallat	—	112,164	263,728	375,892
Jordana Fribourg(5)	—	72,986	263,672	336,658
Paul J. Fribourg(4)	39,178	—	—	39,178
Golnar Khosrowshahi(4)	23,507	—	—	23,507
Ali Hedayat(5)	—	184,329	—	184,329
Marc Lemann	—	100,000	—	100,000
Jason Melbourne(5)	—	144,329	—	144,329
Daniel Schwartz	—	100,000	—	100,000
Thecla Sweeney	—	100,000	—	100,000

(1)

All of our directors then in office elected to defer their retainer and committee fees for 2023 and to receive restricted share units (RSUs) in lieu of cash with a value of two times the forgone fees. All of the directors made this election prior to December 31, 2022 or within 30 days of joining the Board in 2023. The RSUs were granted on December 29, 2023 based on the $78.09 closing price of a common share of RBI on the date prior to the grant date, December 28, 2023, and were fully vested on the grant date. The number of RSUs granted to each of the directors was determined based on the amount of the director’s retainer and committee fees, if applicable, divided by $78.09, multiplied by two.

(2)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2023 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding these awards, refer to Note 13 to our audited consolidated financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and on SEDAR+ at www.sedarplus.ca.

(3)

The amounts in the “Options” column reflect the aggregate grant date fair value of the one-time option grants made on February 24, 2023 to Ms. Farjallat and on June 15, 2023 to Ms. Fribourg, in each case following her election to the Board and computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the option awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC and on SEDAR+ at www.sedarplus.ca.

(4)	Messrs. Castro-Neves and Fribourg and Ms. Khosrowshahi completed their terms on May 23, 2023. Amounts represent the pro-rated portion of director retainer and committee fees.

(5)

The amount of the retainer for Ms. Fribourg is pro-rated from the date she joined our Board through year end. The retainer amounts for Messrs. De Limburg Stirum, Hedayat and Melbourne included pro-rated amounts for changes in their committee memberships and Mr. Hedayat’s appointment as Lead Independent Director in May 2023.

Director Stock Ownership Guidelines. In March 2021, the Board adopted stock ownership guidelines for non-employee directors to codify our practice of encouraging ownership by members of the Board. Under these guidelines, each non-employee director is required to own RBI equity with a market value of five times the annual base cash retainer within five years of the director’s election to the Board. RSUs count as shares owned for purposes of the stock ownership requirements. All of our non-employee directors who were serving for more than one year as of December 31, 2023 either met or were on track to meet this requirement.

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Corporate Governance

The table below sets forth the aggregate number of RSUs, all of which are earned (other than for Mr. Doyle), and unexercised stock options held by each non-management director as of December 31, 2023. The total value is calculated based on the closing price of RBI common shares on the NYSE of $78.13 and excludes the value of stock options.

Name	RSUs (#)	Options (#)	Shares (#)	LP Units (#)	Total Non-Option Value ($)
Alexandre Behring(1)	130,496	—	148,000	—	21,758,892
Maximilien de Limburg Stirum	6,612	17,934	—	—	516,596
J. Patrick Doyle(2)	1,187,786	2,000,000	562,503	—	136,750,050
Christina Farjallat	1,436	15,218	—	—	112,195
Jordana Fribourg	934	13,118	—	—	72,973
Ali Hedayat	15,309	11,381	4,728	—	1,565,491
Marc Lemann(3)	3,714	15,358	15,000	—	1,462,125
Jason Melbourne	5,776	18,860	—	—	451,279
Daniel Schwartz(4)	10,834	—	1,382,207	137,996	119,619,891
Thecla Sweeney	2,803	17,841	1,350	—	324,474

(1)	As of December 31, 2023, 128,704 of the RSUs and 148,000 of the shares were held by CLBB Investments Holdings Fund Ltd., of which Mr. Behring and his family control and own the equity.

(2)

As of December 31, 2023, 500,000 of the shares were held by Lodgepole 231 LLC, of which Mr. Doyle is a member and Investment Manager with the sole voting and dispositive power over all of the assets of the LLC. RSUs include fractional shares rounded to the nearest share.

(3)	As of December 31, 2023, the 15,000 shares were held by Maai Ltd., of which Mr. Lemann is the sole owner.

(4)

As of December 31, 2023, 1,549 of the RSUs, 529,186 of the shares, and 14,296 of the Partnership units are held by Miami Restaurant Holdings, LLC, and 854,570 of the shares and 123,700 of the Partnership units are held by Ameco Food Holdings LLC. Mr. Schwartz holds all voting and dispositive power over securities held by each entity. RSUs include fractional shares rounded to the nearest share.

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In this section, you can read about

Compensation Discussion & Analysis	Page 30
Compensation Committee Report	Page 44
2023 Summary Compensation Table	Page 45
2023 All Other Compensation Table	Page 46
2023 Grants of Plan-Based Awards Table	Page 47
2023 Outstanding Equity Awards at Fiscal Year-End Table	Page 48
2023 Option Exercises and Stock Vested Table	Page 50
Potential Payments Upon Termination or Change in Control Table	Page 50
Proposal 2 – Advisory Vote on Executive Compensation	Page 54

EXECUTIVE

COMPENSATION

COMPENSATION

DISCUSSION AND

ANALYSIS

Compensation

Committee Report

EXECUTIVE

COMPENSATION

TABLES

PROPOSAL 2

Advisory “say on

pay vote” on executive compensation

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

This Compensation Discussion and Analysis (“CD&A”), outlines our compensation philosophy and objectives and describes our executive pay programs for 2023 and the compensation of our named executive officers, whom we refer to as our NEOs:

›	Joshua Kobza, Chief Executive Officer or “CEO”

›	Matthew Dunnigan, Chief Financial Officer or “CFO”;

›	David Shear, President, International

›	Axel Schwan, President, Tim Hortons;

›	Thomas Curtis, President, Burger King; and

›	José E. Cil, Former CEO through February 28, 2023.

Unless otherwise specified, all dollar amounts set forth in this CD&A are in U.S. dollars.

Pay for Performance Compensation Philosophy

Our compensation philosophy is rooted in our values of ownership and meritocracy and aligns with our shareholders’ interest in long-term value creation:

›	Talent: attracting and retaining top talent around the globe;

›	Performance: connecting executive outcomes to company performance;

›	Wealth Creation: tying wealth creation to significant, long-term equity ownership; and

›	Risk Management: mitigating compensation-related retention risk.

As described in further detail below, consistent with these goals, our compensation programs are designed to complement each other to provide a clear link between what we pay our NEOs and RBI’s performance over both short- and long-term periods.

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Compensation Discussion and Analysis

Compensation Program Evolution

Compensation Mix

For 2023, 94% of our CEO’s target total direct compensation and an average of 90% of the target total direct compensation for our other NEOs was performance-based and/or equity-based.

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Compensation Discussion and Analysis

Leadership Changes

Appointment of New CEO And Compensation Arrangement

The Board appointed Mr. Kobza Chief Executive Officer effective March 1, 2023. Mr. Kobza has held a number of senior roles with the company over the last 12 years, including Chief Financial Officer, Chief Technology and Development Officer and Chief Operating Officer. In these roles he has had responsibility for overseeing strategy, technology, human resources, global procurement, supply chain, and international development and has been integral to our acquisitions.

In connection with his appointment as Chief Executive Officer, the Board approved an increase to Mr. Kobza’s annual salary from $840,000 to $900,000, and an increase to his annual target bonus opportunity from 185% to 200% of his annual salary. Additionally, Mr. Kobza was granted 300,000 PSUs on February 22, 2023, that vest in May 2028 with the same share price performance targets as the PSUs granted to Mr. Doyle. This one-time award is intended to recognize the contributions of Mr. Kobza as well as his promotion to CEO and align the vision of CEO and Executive Chairman in increasing shareholder value. Mr. Kobza did not receive any additional PSU grants during the 2023 year. In 2024, Mr. Kobza’s PSU annual award amount was $9,000,000.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is responsible for establishing and overseeing our compensation philosophy and for setting our executive compensation and benefits policies and programs generally. The Compensation Committee assists the Board in overseeing all items as defined in its Charter and has access to members of management and independent compensation consultants to assist in approving items under its purview.

Consideration of Stockholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also reviews the results of the prior year’s shareholder advisory vote. At the 2023 annual meeting of shareholders, approximately 75% of the votes cast were voted in favor of RBI’s executive compensation. The Compensation Committee intends to annually review the results of the advisory vote and will consider this feedback as well as the feedback obtained from shareholder engagement as it completes its annual review of each pay element and the total compensation packages of our NEOs. Our response and how we continued to engage with our shareholders following our 2023 shareholder advisory vote is detailed below.

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Compensation Discussion and Analysis

Shareholder Engagement and Feedback Received

As discussed earlier, we actively engage with our shareholders on a number of different topics including compensation. Below are items of shareholder interest and how the executive compensation programs align with our shareholders.

Shareholder Interest	How RBI Aligns with Shareholders
Compensation should be linked to shareholder returns

Our 2023 PSUs are based on 100% rTSR measured against the companies in the S&P 500 Index on the date of grant.

For the 2024 PSU awards we added a negative TSR performance cap where the maximum potential award is capped at 100% if RBI TSR is negative for the performance period.

Enhanced disclosure on one-time awards intended to cover longer periods

We communicated to shareholders the one-time awards for our Executive Chairman, Mr. Doyle, were intended to cover his five-year employment period and are not intended to be recurring. Additionally, we discussed that Mr. Doyle invested $30 million to purchase shares of RBI common stock which must be held for a five-year period or he would forfeit all unvested equity awards (Options, PSUs, and RSUs) granted to him, subject to specified exceptions.

We also discussed the award provided to our CEO, Mr. Kobza, with shareholders and they understood the value in aligning the performance targets of our CEO and Executive Chairman to drive long-term shareholder value.

Compensation should drive long-term value creation	Majority of overall compensation is performance-based with a significant portion tied to long-term equity. Our annual bonus program rewards executives for delivering on key financial and operational performance goals, including performance metrics tied to ESG within individual performance goals. These items should drive long-term TSR performance which our PSUs measure on a relative basis vs. the companies in the S&P 500 on the date of grant.

Compensation Peer Group

For 2023, the Compensation Committee reviewed and approved the following Peer Group based on the recommendations provided by F.W. Cook for use in determining compensation competitiveness of our NEOs and other executives under their purview. The peer group was selected with a mix of restaurants, hospitality, gaming, consumer packaged goods and household products within a range of our revenue and market capitalization.

The peer group includes the following:

Chipotle Mexican Grill, Inc.	Kellogg Company	McDonald’s Corporation
Darden Restaurants, Inc.	Kimberly-Clark Corporation	Royal Caribbean Cruises Ltd.
Domino’s Pizza, Inc.	Kraft Heinz Company	Starbucks Corporation
Hilton Worldwide Holdings, Inc.	Las Vegas Sands Corp.	The Wendy’s Company
Hyatt Hotels Corporation	Marriott International, Inc.	Yum! Brands, Inc.

Assessing Compensation Competitiveness

The Compensation Committee annually reviews total compensation levels for each NEO and other executives under their purview and compares pay levels to the peer group and/or comparable market data points. The Committee follows the process detailed below to determine the market position for each individual executive and sets total compensation based on a variety of factors including individual performance, sustained performance over time, performance of the Company, performance of the individual business or functional area, critical skills, and time in position.

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Compensation Discussion and Analysis

Role of Executives in Establishing Compensation

Annually, the CEO proposes the financial metrics and threshold, target and maximum performance levels for the Annual Bonus Program, subject to Compensation Committee and Board approval. The CEO also proposes the individual performance goals that will determine Individual Achievement under our Annual Bonus Program. These individual performance goals are then approved by the Board for the CEO and by the Compensation Committee for the CEO Direct Reports, including the other NEOs. The Compensation Committee evaluates the performance of the CEO, determines the CEO’s final Individual Achievement, and recommends to the full Board for approval the bonus payout of the CEO. The Compensation Committee approves the final Individual Achievement and bonus payout for each of the other NEOs based on the CEO’s recommendation. In addition, our CEO provides the Compensation Committee with recommendations regarding base salary and annual target bonus levels for the NEOs for the upcoming year and the aggregate total long-term incentive value that each other NEO should receive and compares the proposed recommendations to market data for our peer group companies and other executive compensation surveys.

Elements of Compensation Program

Our compensation program is based on a pay-for-performance philosophy. The following provides an overview of each element of our compensation program and describes both the process for determining such compensation and how such compensation relates to RBI’s pay-for-performance philosophy and meritocratic principles. The table below summarizes the primary elements and objectives of our compensation program for executive officers, including NEOs.

Element	Description	Primary Objective

Base Salary	• Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience	• Provide a competitive compensation package

Annual Cash Incentive (Annual Bonus Program)

•  Annual cash incentive with target award amounts for each executive officer

•  Actual cash payouts are linked to achievement of annual business (75%) and individual (25%) performance targets, and can range from 0% - 175% of target

• Connect pay outcome to company performance (short-term) • Performance incentive • Motivate and reward

Matching RSUs (tied to Bonus Swap)	• Awarded pursuant to our Bonus Swap Program. • RSUs vest ratably over four years	• Connect pay outcome to performance (long-term) • Alignment with shareholders • Further ownership culture • Retention incentive

LTI - Performance Share Units (PSUs)

•  Awarded to senior leaders, top performers, or key hires

•  Three-year performance period

•  Payouts are linked to 3-year relative total shareholder vs. S&P 500 Index and range from 0%-150%

•  PSUs cliff vest after a three-year period

• Connect pay outcome to performance (long-term) • Reward business performance • Alignment with shareholders • Further ownership culture • Performance incentive • Retention incentive

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Compensation Discussion and Analysis

Base Salaries

Objectives and Considerations. Base salary is the “fixed” element of executive compensation at RBI. We provide a base salary to recognize the skills, competencies, experience, and individual performance that the CEO and each CEO Direct Report brings to his or her position. In addition, because our executive officers operate as a team, the Compensation Committee also considers internal pay equity in establishing the base salary of the CEO Direct Reports. The Compensation Committee annually reviews the base salary of the CEO and each CEO Direct Report. We believe that the base salary review process serves our pay-for-performance philosophy because pay increases are generally performance-based and dependent on the NEO’s success and achievement in his or her role. In addition, each NEO’s target annual incentive award opportunity, as described below, is based on a percentage of his or her base salary. Therefore, as NEOs earn performance-based salary increases, their annual incentive award opportunities also increase proportionately.

The Compensation Committee annually reviews the compensation of our NEOs and other executives under their purview. Based on the review the Compensation Committee approved the following salaries and bonus targets for our NEOs for 2023, with the only changes related to Mr. Kobza’s appointment as CEO as described above:

Name	2022 Salary ($)	2022 Target Bonus	Total Target 2022 Cash Comp ($)	2023 Salary ($)	2023 Target Bonus	Total Target 2023 Cash Comp ($)
Joshua Kobza(1)	840,000	185%	2,394,000	900,000	200%	2,700,000
Matthew Dunnigan	650,000	130%	1,495,000	650,000	130%	1,495,000
David Shear	700,000	140%	1,680,000	700,000	140%	1,680,000
Axel Schwan	550,000	130%	1,265,000	550,000	130%	1,265,000
Thomas Curtis	550,000	130%	1,265,000	550,000	130%	1,265,000

(1)	Base salary and target bonus change as a result or Mr. Kobza’s promotion to CEO on March 1, 2023

Annual Bonus Program – Cash Incentive

Objectives and Considerations. Annual cash incentives are performance-based and designed to motivate and reward employees who contribute positively towards our business strategy and achieve their individual performance goals. Annual cash incentives are only paid if we achieve our minimum financial goals for the calendar year.

Target Bonus. The annual target bonus for each participating employee is expressed as a percentage of base salary for the performance year. Target bonuses are set based on the employee’s level, experience, responsibilities, internal equity considerations, and prior year’s performance. Due to the nature of the CEO’s role and responsibilities, the CEO’s target bonus as a percentage of base salary is greater than that of the other NEOs.

Plan Design

Most corporate employees, including our NEOs, are eligible to receive an annual performance-based cash bonus based on (1) business performance and (2) their individual performance.

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Compensation Discussion and Analysis

While the weighting may differ for employees by business, the formula for determining an eligible corporate employee’s (including our CEO) annual cash bonus under the 2023 Annual Bonus Program (the “bonus payout” or “payout”) is:

In all cases, the actual bonus payout is subject to:

›	attainment of threshold performance of 50% of Adjusted EBITDA and individual achievement,

›	a reduction if certain expense targets or compliance requirements are not met, and

›

an upward or downward adjustment of up to 20% based on a qualitative evaluation of RBI’s performance and the executive’s performance, as recommended by the CEO and approved by the Compensation Committee.

Business Achievement – For 2023, the plan design is centered on achievement based 75% on business achievement and 25% on individual achievement. The metrics for business achievement selected by the Compensation Committee and the Board were comparable sales, net restaurant growth (“NRG”), Organic Adjusted EBITDA Growth, and Franchisee Profitability. The following table describes the weighting of these metrics for each NEO:

	RBI Adj. EBITDA	BU Adj. EBITDA	NRG	Comparable Sales	Franchisee Profitability
Joshua Kobza	30%	—	15%	20%	10%
Matthew Dunnigan	30%	—	15%	20%	10%
David Shear	10%	25%	25%	15%	—
Axel Schwan	10%	20%	10%	25%	10%
Thomas Curtis	10%	20%	10%	25%	10%

For 2023, the Board and the Compensation Committee also established the threshold, target, and maximum performance levels based on the strategic business plan as follows:

	Organic Adj. EBITDA Growth (%)			NRG (#)
	Threshold	Target	Maximum	Threshold	Target	Maximum
RBI	4.0	9.5	15.0	1,116	1,729	2,128
BK US&C	0.3	5.5	10.9	-360	-75	-50
TH US&C(1)	1.8	7.1	12.4	26	50	120
International	8.0	13.5	20.0	1,210	1,464	1,718

	Comparable Sales (%)			Franchisee Profitability ($m)
	Threshold	Target	Maximum	Threshold	Target	Maximum
RBI	2.9	5.8	11.5	(Weighted Average of Brand Performance)(2)
BK US&C	2.0	4.5	9.0	150	163	185
TH US&C(1)	2.7	5.4	10.7	220	250	280
International	3.9	7.8	15.6	—	—	—

(1)	Financial metrics based on Canadian dollars

(2)	Weighted average of brand performance based on 40% Burger King US&C / 40% Tim Hortons / 20% Popeyes

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Compensation Discussion and Analysis

For 2023, the payout threshold for each metric was set at 50% of the target performance payout, while the maximum was set at 200% of the target performance payout. If consolidated RBI Organic Adjusted EBITDA growth was less than the threshold, there would be no payout.

Individual Achievement is measured based on a participant’s overall achievement of his or her individual performance goals. At the beginning of the year, a participant is assigned multiple quantitative and qualitative metrics called “Key Performance Indicators” or “KPIs” and each KPI is assigned a weighting. The Board approves the KPIs for the CEO and the Compensation Committee approves the KPIs for the CEO Direct Reports. These KPIs are generally measurable in nature and are established to correspond to relevant business goals depending on the role, such as digital sales, recruiting diversity and developing a sustainability framework, earnings per share, and guest satisfaction levels. None of the individual KPIs is material to understanding the bonus program or how annual cash incentive amounts were determined in 2023. Individual performance cannot exceed 100% of target.

At the end of each year, the Chair of the Compensation Committee evaluates the individual performance of the CEO, and the CEO evaluates the individual performance of the CEO Direct Reports, including the other NEOs. Each KPI is expressed as a percentage of completion and is assigned a corresponding weight (with 100% being full completion of each KPI and reflective of the maximum award applicable to each KPI). Individual Achievement represents the sum of the percentage completion of each KPI after the appropriate weight has been applied to each. If a participant achieves less than 20% of the aggregate KPIs for his or her Individual Achievement, then he or she will not receive a bonus payout for that year even if the business achievement target is met or exceeded.

Actual 2023 Bonus Plan Awards.

Name	Base Salary Rate ($)	Bonus Target (%)	RBI EBITDA (%)	BU EBITDA (%)	NRG (%)	Comp Sales (%)	FZ Profit. (%)	Ind. KPIs (%)	Actual Bonus ($)
Joshua Kobza	900,000	200	120	—	55	140	198	88	2,054,471
Matthew Dunnigan	650,000	130	120	—	55	140	198	98	985,585
David Shear	700,000	140	120	127	50	116	—	86	933,067
Axel Schwan	550,000	130	120	102	0	194	200	98	895,261
Thomas Curtis	550,000	130	120	151	82	165	200	98	973,135

Annual Bonus Program – Bonus Swap RSUs

Objectives and Considerations. As part of our commitment to fostering our ownership focus and mentality, RBI provides its executives with an opportunity to invest a portion of their annual cash bonus into RBI common shares (we refer to these purchased shares as “Investment Shares”) and leverage that investment through the issuance of matching RSUs (we refer to these RSUs as “Bonus Matching RSUs”).

2023 and 2022 Bonus Swap Program. Under the 2023 Bonus Swap Program, eligible employees were offered an opportunity to use either 25% or 50% (the “Swap Election Percentage”) of their calculated net bonus for 2023 (after deducting an amount based on a theoretical tax rate of 40% in the US) to purchase Investment Shares. The number of Investment Shares purchased was calculated by multiplying the theoretical net bonus and the Swap Election Percentage and then dividing by the closing price on the trading day prior to the date of purchase reported on the TSX (denominated in Canadian dollars) for Canadian participants or on the NYSE (denominated in U.S. dollars) for all other participants. Each of our eligible NEOs elected a Swap Election Percentage of 50%.

Employees who elected to purchase Investment Shares also received Bonus Matching RSUs, based on their Swap Election Percentage and their level within the organization. For each participating NEO, the Bonus Matching RSUs were calculated as follows:

Gross Bonus	X	Swap Election (50%)	X	RSU multiplier (2.25x)	/	NYSE Closing Price ($75.38)	=	# Bonus Matching RSUs

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Compensation Discussion and Analysis

The closing price is determined on the trading day prior to the grant date. Both the purchase date of the Investment Shares and the grant date for the Bonus Matching RSUs were the same as the bonus payment date under the 2023 Annual Bonus Program, which was February 23, 2024.

Dividend equivalents accrue on the Bonus Matching RSUs in additional RSUs having a fair market value as of the applicable dividend payment date equal to the value of the dividend that would have been distributed if a Bonus Matching RSU was an issued and outstanding common share (the “Dividend Equivalents”). The Dividend Equivalents are subject to the same terms and conditions as the Bonus Matching RSUs to which they relate and will be settled on the relevant settlement date of the Bonus Matching RSUs.

The 2023 Bonus Matching RSUs issued in 2024 for the 2023 bonus payout will vest ratably on December 15 of 2024, 2025, 2026 and 2027, subject to the retention of the Investment Shares. All of the unvested Bonus Matching RSUs will be forfeited if an NEO’s service to RBI is terminated for any reason other than termination without cause within 12 months after a change of control.

The terms of the 2022 Bonus Swap Program are substantially the same as the 2023 Bonus Swap Program.

The following table sets forth, for each NEO, the number of Bonus Matching RSUs issued to such NEO on February 23, 2024 and February 22, 2023, respectively:

NEO	2023 Bonus Matching RSUs (#)	2022 Bonus Matching RSUs (#)
Joshua Kobza	30,661	25,916
Matthew Dunnigan	14,709	14,541
David Shear	13,925	21,970
Axel Schwan	13,361	15,686
Thomas Curtis	14,523	9,086

The 2023 Bonus Matching RSUs will be reported in the 2024 Summary Compensation Table and 2024 Grants of Plan-Based Awards Table. Additional information regarding the 2022 Bonus Matching RSUs is provided in the 2023 Summary Compensation Table, the 2023 Grants of Plan-Based Awards Table and the 2023 Outstanding Equity Awards at Fiscal Year-End Table.

Long-Term 2023 Performance Share Units

Consistent with our values of ownership and meritocracy, our Compensation Committee believes equity-based compensation should be an important component of our compensation structure. In addition to the opportunity to participate in the ownership of RBI through the Annual Bonus Swap Program, for 2023 we provided equity awards to NEOs in the form of PSUs.

Beginning in 2021, the Compensation Committee adopted a long-term compensation philosophy of granting smaller, shorter vested, more consistent equity awards than the prior practice of granting larger awards, but not on an annual basis. In keeping with our principle of meritocracy, the Compensation Committee has maintained discretion with respect to the size of awards within the applicable compensation levels.

As Mr. Kobza’s sole grant for 2023 and in connection with his appointment as CEO, the Board approved 300,000 PSUs to be granted to him on February 22, 2023, that vest in May 2028 with the same share price performance targets as the PSUs granted to Mr. Doyle. This aligns the long-term performance awards of both our CEO, Mr. Kobza, and our Executive Chairman, Mr. Doyle, with our shareholders interest in long-term stock price appreciation. As an initial award granted in connection with Mr. Kobza becoming the CEO, this award was larger than the amount that should be expected going forward.

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Compensation Discussion and Analysis

Award	Details
PSUs

-  300,000 PSUs with five year cliff vesting

-  Number of PSUs earned is based entirely on RBI’s total shareholder return

¡  Threshold: 50% achievement at RBI share price of $81.32

¡  Target: 100% achievement at RBI share price of $97.87

¡  Max: 200% achievement at RBI share price of $122.23

Stock price was selected as the metric for PSUs so that Mr. Kobza would earn his awards if and only if shareholders see a meaningful increase in the value of their stock and the performance targets are aligned to the award provided to our Executive Chairman, Mr. Doyle.

Target amount can be earned using the volume weighted average price on the NYSE over 30 consecutive trading days (plus cumulative dividends) during the grant date until five years following the grant date, but if earned prior to the end of such period will be subject to forfeiture based on continued service as further described in the performance award agreement. Any amounts greater than the target amount will be earned based on the price of RBI common shares (plus cumulative dividends) during the last year of the award.

The Compensation Committee approved long-term incentive awards to the applicable NEOs with a grant date of February 22, 2023, in the form of PSUs that cliff vest on February 22, 2026. The performance measure for purposes of determining the number of PSUs earned consist of three-year relative TSR performance (“rTSR”) against the companies in the S&P 500 Index at the start of the three-year performance period ending on December 31, 2025. Performance will be determined on the following schedule:

Performance Level	TSR Percentage Earned (% of Target)
>85th Percentile	150%
50th – 85th Percentile	Linear interpolation
50th Percentile	100%
25th – 50th Percentile	Linear interpolation
25th Percentile	50%
<25th Percentile	0%

The grants to the applicable NEOs were as follows:

Name	# of PSUs
Matthew Dunnigan	36,900
David Shear	73,800
Axel Schwan	73,800
Thomas Curtis	44,280

Additional information regarding these awards is provided in the 2023 Summary Compensation Table, the 2023 Grants of Plan-Based Awards Table and the 2023 Outstanding Equity Awards at Fiscal Year-End Table.

Benefits and Perquisites

In addition to base salary, annual cash bonuses and long-term equity incentives, we provide the following executive benefit programs to our NEOs and other executives:

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows our U.S. executives to purchase additional life insurance coverage at their own expense. Coverage for our NEOs is limited to the lesser of $1.3 million or 2.75 times base salary.

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Compensation Discussion and Analysis

Executive Health Plan

Mr. Shear received medical coverage for 2023 via an international benefits policy. Under this program, we pay the premiums for this insurance coverage, which pays 100% of most of the medical and dental expenses of Mr. Shear. Further details are provided in the 2023 All Other Compensation Table.

Other Benefits

We also maintain a comprehensive benefits program consisting of retirement income and health and welfare plans, which are available to the NEOs on the same basis as all other full-time employees. The objective of the program is to provide full-time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability, or illness, which may interrupt the eligible employee’s employment or income received as an active employee. Our health and welfare plans consist of life, disability and health insurance benefit plans that are available to all eligible full-time employees. We also provide a 401(k) plan that is available to all eligible full-time U.S. employees. The 401(k) plan includes a matching feature of up to four percent of the employee’s base salary, subject to IRS limits.

RBI provides tax support in the form of tax equalization and tax preparation services to each of the salaried NEOs for business reasons. We also pay for annual comprehensive physicals for employees at the level of vice president and above. Additionally, we offer, at our cost, long term disability insurance of up to 60% of eligible earnings, not to exceed $10,000 per month. From time to time, RBI provides other limited perquisite benefits. Further details are provided in the 2023 All Other Compensation Table.

Clawback and Anti-Hedging Policies

The Compensation Committee maintains a clawback policy which requires RBI to seek to recoup incentive awards made to RBI’s executive officers if the financial results on which such awards were based are subsequently restated. Effective November 30, 2023, the policy was Amended and Restated to require with respect to incentive-based compensation received or deemed received after October 2, 2023 that, in the event of a restatement, the Compensation Committee determine the amount of incentive-based compensation that exceeds the amount that would have been received based on restated amounts. The Company shall demand repayment or return of such amounts from executive officers. For compensation received prior to October 2, 2023, the prior policy will apply and requires RBI to seek to recoup amounts to the extent such incentive compensation was within a two-year period and the executive officer’s intentional misconduct contributed to the restatement. Our 2023 Omnibus Plan and our Amended and Restated 2014 Omnibus Incentive Plan each provide that any awards granted under such plan on or after January 1, 2017 are subject to recoupment pursuant to the clawback policy and applicable law. In addition, our stock option, PSU and RSU award agreements provide that, in certain circumstances, the award and any proceeds or other benefits a participant may receive may be subject to forfeiture and/or repayment to RBI.

Our insider trading policy limits the timing and types of transactions in RBI securities by executive officers, directors, and employees, including our NEOs. Among other restrictions, the policy prohibits short selling, hedging, margin accounts, and pledging transactions by RBI employees, including the NEOs, other than broker assisted exercise or settlement of equity awards. Non-employee directors are prohibited from short-selling RBI securities and transacting in puts or calls on RBI securities and also must comply with pre-clearance procedures for any other hedging, margin account or pledge transactions.

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Compensation Discussion and Analysis

Stock Ownership Guidelines

To further align the interests of RBI’s executive officers with those of its stockholders and ensure a long-term perspective, the Compensation Committee has adopted minimum stock ownership guidelines. Effective January 2021, the minimum ownerships levels are as follows:

Position	Guidelines Multiple of Base Salary
CEO	12x Base Salary	75.6x CEO Ownership as of February 29, 2024
Pay Band 9 & 10 (Executive Vice President and C-Suite)	6x Base Salary
Pay Band 8 (Senior Vice President)	4x Base Salary
Pay Band 7 (Vice President)	2x Base Salary

Executives have five years from the adoption date of the policy or from their initial promotion into an eligible position to achieve the required ownership levels. Executive officers that were subject to the prior guidelines from 2017 must currently meet the requirements of 5x base salary for the CEO and 3x base salary for Pay Bands 9 & 10 (unless they have been in position for less than five years) and then meet the new requirements within five years from January 2021 or, if later, the start date in the applicable position. The Compensation Committee may allow exceptions to these guidelines in the event of hardship or other extraordinary circumstances.

These guidelines provide that (1) outstanding RBI common shares and Partnership exchangeable units directly owned, (2) outstanding RBI common shares and Partnership exchangeable units held by an executive’s spouse or dependent children or by a trust held for the benefit of the executive’s spouse and/or children where executive and/or spouse is trustee or investment advisor, (3) RSUs held by executive, net of assumed 45% tax rate, (4) earned but unvested PSUs held by executive, net of assumed 45% tax rate, and (5) vested options (calculated on after-tax net proceeds, assuming a 45% tax rate) may be included in determining whether an officer has met the minimum ownership requirement.

As of February 29, 2024, the total value of equity held by Mr. Kobza, our Chief Executive Officer, in accordance with the policy was $68.1 million, or 75.6x his base salary rate, consisting of $3,810,807 after tax RSUs, $9,485,805 after tax earned PSUs, $8,810,523 after tax option value, $45,526,252 in common shares, and $420,320 in Partnership units (based on the closing price of our common shares on the NYSE that day of $77.65). All of the NEOs have met the guidelines as of February 29, 2024.

Employment and Separation Agreements

During 2023, RBI and two of its subsidiaries (Burger King Company LLC or a subsidiary thereof and The TDL Group Corp.) had employment agreements (the “Tri-Party Employment Agreements”) in place with each of Messrs. Cil, Kobza and Dunnigan due to the fact that these executives allocate their working hours among RBI and the subsidiaries. Pursuant to the Tri-Party Employment Agreements, each company is responsible for paying that portion of the executive’s salary and annual bonus based on the percentage of the executive’s working hours allocated to such company. Each Tri-Party Employment Agreement sets forth the base salary and the target bonus (as a percentage of base salary) of the executive (as described above). The Tri-Party Employment Agreements also provide that (i) each of the executives is tax equalized to the U.S. to help ensure that the executive does not gain or lose financially due to the different tax and social security implications or consequences of the executive’s employment with the three companies and (ii) that RBI will pay for tax preparation services for such executive. Either the company or the executive may terminate the employment relationship at any time. If a company terminates the employment of an executive under its respective employment agreement without cause or due to the executive’s death or disability, the provisions of RBI’s policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, including, if applicable, RBI’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply. This severance will be paid to the executives by the respective companies based on the same allocation applied to base compensation. If an executive is terminated by one company, his or her employment with the other companies will also terminate.

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Compensation Discussion and Analysis

In December 2020, Mr. Shear entered into a letter agreement with several of our foreign subsidiaries regarding his salary, bonus, and benefits. In 2021, he entered into a tax equalization agreement with respect to compensation while he is employed in Switzerland, so that his tax responsibility will be based on employment in the US. In March 2024, Mr. Shear and our subsidiaries modified his offer letter to reflect his new role as an advisor and entered into a separation agreement pursuant to which Mr. Shear will separate from the company effective March 1, 2025 and will be eligible for severance benefits upon termination of employment, including payment of relocation benefits for a move back to the U.S. and a lump sum payment of $42,000 in lieu of post-employment health and welfare benefits. In consideration for such benefits, Mr. Shear has confirmed various post-employment restrictive covenants, including those related to non-competition, non-solicitation and confidentiality. He also agreed to additional covenants related to non-disparagement and non-interference with franchisee relations, as well as a release of claims in favor of the Company.

As previously disclosed, in April 2024, Mr. Dunnigan entered into a separation agreement pursuant to which we agreed to provide severance benefits upon termination of employment, including an amount equivalent to his annual base salary and health and welfare benefits for one year. Also, Mr. Dunnigan will vest in an additional 30% of his 2020 performance stock units, in recognition of completion of four years of the five-year vesting period. In consideration for such benefits, Mr. Dunnigan has confirmed various post-employment restrictive covenants, including those related to non-competition, non-solicitation and confidentiality. He also agreed to additional covenants related to non-disparagement and non-interference with franchisee relations, as well as a release of claims in favor of the Company.

In February 2023, Mr. Cil entered into several agreements that modify his Tri-Party Employment Agreements to terminate the agreements with RBI and The TDL Group Corp. and amend his agreement with Burger King Company to reflect his role as an advisor, effective March 1, 2023. In this position he received an annual base salary of $200,000 and did not participate in any annual incentive programs. We also entered into a separation agreement with Mr. Cil effective March 1, 2024, pursuant to which we agreed to provide COBRA coverage for up to 18 months after his term as advisor, and Mr. Cil provided us with a full release.

Non-Competition and Confidentiality

Each of the NEOs has agreed in his or her employment agreement or in a non-compete, non-solicitation and confidentiality agreement (i) not to compete with us during the term of his or her employment and for one year after the termination of employment, (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination, and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance (if applicable) or other benefits to him or her.

Actions Regarding 2024 Compensation

2024 Annual Incentive Plan

In February 2024, the Compensation Committee replaced Adjusted EBITDA with Adjusted Operating Income (“AOI”) to focus leadership on effective capital management to drive long-term performance and profitability. The requirement to meet the threshold consolidated RBI AOI in order to be eligible for an incentive payment remains.

Page 42	|	2024 Proxy Statement	Restaurant Brands International

Compensation Discussion and Analysis

2024 Long Term Incentive Grants

For 2024, the Compensation Committee determined to grant all equity to NEOs in the form of PSUs in order to align incentives with our business priorities and based on feedback from shareholder engagement. The performance metric for the PSUs is based on the relative total shareholder return of our common shares on the NYSE compared to the performance of the S&P 500 for the period from February 23, 2024 (grant date) to February 23, 2027. The Compensation Committee established the following performance levels:

Performance Level	Percentage Earned (% of Target)	Performance Cap
>85th Percentile	150%	Performance is capped at 100% if RBI’s TSR is negative for the performance period
60th – 85th Percentile	Linear interpolation
50th – 60th Percentile	100%
25th – 50th Percentile	Linear interpolation
25th Percentile	50%
<25th Percentile	0%

The grants to the NEOs were as follows:

Name	# of PSUs
Joshua Kobza	119,395
Matthew Dunnigan	33,165
David Shear	59,697
Axel Schwan	53,064
Thomas Curtis	59,697

Additional information regarding these awards will be provided in the 2024 Grants of Plan-Based Awards Table and the 2024 Outstanding Equity Awards at Fiscal Year-End Table.

Restaurant Brands International	2024 Proxy Statement	|	Page 43

Compensation Discussion and Analysis

Compensation Committee Report

Stock Performance Graph

The following graph shows the Company’s cumulative shareholder returns over the period from December 31, 2018 to December 31, 2023. The graph depicts the total return to shareholders from December 31, 2018 through December 31, 2023, relative to the performance of the Standard & Poor’s 500 Index, the Standard & Poor’s Restaurant Index, a peer group and the peer group discussed above in “Actions Regarding 2023 Compensation”. The graph assumes an investment of $100 in the Company’s common stock and each index on December 31, 2018 and the reinvestment of dividends paid since that date. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we have approved the inclusion of the Compensation Discussion & Analysis in this proxy statement.

COMPENSATION COMMITTEE Alexandre Behring, Chair Christina Farjallat Jason Melbourne April 25, 2024

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Executive Compensation

EXECUTIVE COMPENSATION

The following tables provide information on the compensation of our NEOs for our 2023 fiscal year. Our NEOs include the individuals who served as our CEO during 2023, the individual who served as CFO during 2023 and our three other most highly compensated officers who were serving as executive officers at the end of 2023.

2023 Summary Compensation Table

Named Executive Officer	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Joshua Kobza	2023	890,000	—	26,007,809	—	2,054,471	15,261	28,967,541
CEO	2022	832,442	—	10,907,929	—	1,560,723	94,928	13,396,022
	2021	770,577	—	8,754,985	—	1,524,846	759,664	11,810,072

Matthew Dunnigan	2023	650,000	—	3,674,056	—	985,585	2,555	5,312,196
CFO	2022	620,347	—	4,563,480	—	875,696	150,463	6,210,013
	2021	590,192	—	3,630,941	—	788,035	10,401	5,019,570

David Shear	2023	734,912	—	6,866,274		933,067	1,171,872	9,706,125
President,	2022	692,024	—	5,476,751	—	1,323,085	1,562,202	9,054,082
International	2021	622,142	—	3,675,466	—	946,127	728,928	5,972,642

Axel Schwan	2023	548,884	—	6,440,533	—	895,261	575,119	8,459,797
President,
Tim Hortons

Thomas Curtis	2023	550,000	—	3,842,261	—	973,135	20,399	5,385,795
President,	2022	545,833	—	3,454,071	—	547,210	18,323	4,565,437
Burger King	2021	322,981	100,000	3,710,250	—	455,597	267,270	4,856,098

José Cil	2023	331,667	—	2,571,384	—	—	16,685	2,919,736
Former CEO	2022	972,639	—	13,575,946	—	2,285,713	217,044	17,051,342
	2021	920,577	—	10,769,665	—	2,262,134	16,412	13,968,789

(1)

Unless otherwise stated, amounts paid to Mr. Shear and Mr. Schwan were converted to U.S. dollars based on the 12-month average exchange rate, as follows: For Mr. Shear: 1 USD = 0.89837 CHF and for Mr. Schwan: 1 USD = 1.50239 CAD

(2)

Amounts shown in this column include the aggregate grant date fair value of Bonus Matching Restricted Share Units (“Bonus Matching RSUs”) granted in calendar years 2023, 2022, and 2021 under the Bonus Swap Program to the NEOs for 2022, 2021, and 2020 and computed in accordance with FASB ASC Topic 718. Under the Bonus Swap Program for such years, the Bonus Matching RSUs for the participating NEOs were calculated by (1) multiplying an NEO’s gross bonus by the Swap Election Percentage of 50%, (2) multiplying this amount by 2.25 (or for 2021 grant 2.0), and (3) dividing the total by the closing price of an RBI common share on the trading day preceding the grant date. Additionally, for 2021 amounts in this column include the aggregate grant date fair value of discretionary restricted stock units (“RSUs”) computed in accordance with FASB ASC Topic 718. Our NEOs have not actually received this compensation nor do these amounts reflect the actual value that will be recognized by the NEO. For additional information on the valuation assumptions regarding the stock awards, refer to Note 14 to our audited consolidated financial statements for the year ended December 31, 2023, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

(3)

For Messrs. Kobza, Dunnigan, Shear, Schwan, and Curtis $24,252,000; $2,688,903; $5,377,806; $5,377,806; and $3,226,684 respectively, of this amount represents the aggregate grant date fair value of PSUs granted in calendar year 2023 based on the grant date. For Mr. Kobza, the aggregate grant date fair value of the PSUs was computed based on the probable outcome of the performance target. For Messrs. Dunnigan, Shear, Schwan, and Curtis, the aggregate grant date fair value of the PSUs was computed based on the probable outcome of the relative TSR performance measure using Monte Carlo. The value of the PSUs at the grant date assuming the highest level of performance achieved based on the performance measure would be $40,650,000; $3,749,963; $7,499,925; $7,499,925; and $4,499,955 for Messrs. Kobza, Dunnigan, Shear, Schwan, and Curtis respectively. The dividend equivalents are converted to shares if and to the extent the underlying PSUs or RSUs vest. Actual amounts will be based on the RBI share price on the settlement date.

(4)

The amounts reported in this column reflect compensation earned for 2023 performance under our Annual Bonus Program. We make payments under this program in the first quarter of the calendar year following the calendar year in which the bonus was earned after finalization of our audited financial statements. As discussed above under “Compensation Discussion and Analysis – Bonus Swap Program”, in February 2024, each of the NEOs elected to swap 50% of their calculated net non-equity incentive plan compensation (the maximum permitted pursuant to the program) to purchase RBI common shares. The amounts representing 50% of 2023 non-equity compensation forgone and used to purchase RBI common shares in February 2024 on were as follows: Mr. Kobza—$1,027,235; Mr. Dunnigan—$492,792; Mr. Shear—$466,533; Mr. Schwan—$447,630 and Mr. Curtis—$486,567.

(5)	Details of the amounts set forth in this column related to 2023 are included in the 2023 All Other Compensation Table.

Restaurant Brands International	2024 Proxy Statement	|	Page 45

Executive Compensation

2023 All Other Compensation Table

The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the 2023 Summary Compensation Table.

Named Executive Officer	Year	Company Contribution to Retirement and 401(k) Plans ($)(1)	Tax Equalization ($)(2)	Expatriate Benefits ($)(3)	Other ($)(4)	Total ($)

Joshua Kobza	2023	13,200	532	—	1,530	15,262

Matthew Dunnigan	2023	—	1,025	—	1,530	2,555

David Shear	2023	97,781	711,930	300,305	61,856	1,171,872

Axel Schwan	2023	15,463	328,667	229,397	1,592	575,119

Thomas Curtis	2023	13,200	—	—	7,198	20,398

José Cil	2023	12,145	2,238	—	2,302	16,685

(1)	These amounts represent RBI’s match to the retirement plan of each respective NEO.
(2)

Pursuant to the Tri-Party Employment Agreements with Messrs. Kobza, Dunnigan, and Cil, we tax equalize each executive’s compensation to the U.S., including with respect to vesting of equity awards. See discussion of Tri-Party Employment Agreements in the CD&A above. Pursuant to our agreements with Mr. Shear and Mr. Schwan, we have agreed to tax equalize cash compensation to U.S. income tax rates. Amounts above reflect gross payments made to non-U.S. tax authorities and are not net of refunds received by RBI with respect to prior year over withheld payments.

(3)	Includes expatriate benefits for Mr. Shear.
(4)

Includes the cost of premiums for the Executive Life Insurance Program for Messrs. Cil, Dunnigan and Kobza, the imputed value of tax preparation costs of $500 for Messrs. Kobza, Dunnigan, Shear, Schwan, Curtis, and Cil and, and the cost of an executive physical for Mr. Cil. For Mr. Shear this also includes employer paid sickness and accident insurance, and family, child and education, transportation and personal health allowances.

Page 46	|	2024 Proxy Statement	Restaurant Brands International

Executive Compensation

2023 Grants of Plan-Based Awards Table

The following table provides information about cash (non-equity) and equity compensation awarded to our NEOs in 2023, including: (1) the range of possible cash payouts under our 2023 Annual Bonus Program; (2) the grant date and approval date of equity awards; (3) the number of Bonus Matching RSUs awarded in February 2023 in connection with the 2022 Annual Bonus Program; and (4) the grant date fair value of the Bonus Matching RSUs and PSUs awarded during 2023 as described above in Notes 3, 4 and 5 to the 2023 Summary Compensation Table, respectively. The Bonus Matching RSUs are discussed in greater detail in the CD&A above.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)
	Threshold ($)(1)(2)	Target ($)(1)(2)	Maximum ($)(1)(2)			Threshold (#)	Target (#)	Maximum (#)
Joshua Kobza	765,000	1,800,000	3,150,000		2/13/23
				2/22/23	2/13/23	150,000	300,000	600,000		24,252,000
				2/22/23	2/13/23				25,916	1,755,809

Matthew Dunnigan	359,125	845,000	1,478,750		2/13/23
				2/22/23	2/13/23	18,450	36,900	55,350		2,688,903
				2/22/23	2/13/23				14,541	985,153

David Shear	416,500	980,000	1,715,000		2/13/23
				2/22/23	2/13/23	36,900	73,800	110,700		5,377,806
				2/22/23	2/13/23				21,970	1,488,468

Axel Schwan	303,875	715,000	1,251,250		2/13/23
				2/22/23	2/13/23	36,900	73,800	110,700		5,377,806
				2/22/23	2/13/23				15,686	1,062,727

Thomas Curtis	303,875	715,000	1,251,250		2/13/23
				2/22/23	2/13/23	22,140	44,280	66,420		3,226,684
				2/22/23	2/13/23				9,086	615,577

José Cil	—	—	—
				2/22/23	2/13/23				37,954	2,571,384

(1)

Amounts shown in these columns were calculated using each NEO’s base salary as of September 30, 2023 (Mr. Kobza—$900,000; Mr. Mr. Dunnigan—$650,000; Mr. Shear—$700,000, Mr. Schwan—$550,000, and Mr. Curtis—$550,000).

(2)

Threshold amounts reflect amounts payable under our 2023 Annual Bonus Program assuming that Business Achievement was 50% and Individual Achievement was 20%. Target amounts assume that the Business Achievement was 100% and Individual Achievement was 100%. Maximum amounts assume that the Business Achievement was 200% and Individual Achievement was 100%. Amounts do not take into consideration the percentage that the bonus could be negatively adjusted under the Free Cash Flow Adjustment (up to 30%) or the impact of CEO or Compensation Committee discretion. A full discussion of our 2023 Annual Bonus Program is included in the CD&A above.

(3)

For Messrs. Kobza, Dunnigan, Shear, Schwan and Curtis, the threshold amounts reflect shares earned assuming the performance criteria are met at 50%; the target amounts reflect shares earned assuming the performance criteria are met at 100%; and the maximum amounts reflect shares earned assuming the performance criteria are met at 150%. For Mr. Kobza, the threshold amount reflects shares earned assuming the threshold share price is achieved; the target amount reflects shares earned assuming the target share price is achieved; and the maximum amount reflects shares earned assuming the maximum share price is achieved.

(4)	See Note 2 to the 2023 Summary Compensation Table and Note 15 to the 2023 Outstanding Equity Awards at Fiscal Year-End Table for more information.

Restaurant Brands International	2024 Proxy Statement	|	Page 47

Executive Compensation

2023 Outstanding Equity Awards at Fiscal Year-End Table

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Securities Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(22)	Market Value of Shares or Units of Stock that Have Not Vested ($)(23)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(20)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(21)
Joshua Kobza	03/05/15	(1)	35,494	—	42.26	03/05/25	—	—	—	—
	03/05/15	(1)	300,000	—	42.26	03/05/25	—	—	—	—
	05/05/17	(2)	200,000	—	56.92	05/04/27	—	—	—	—
	02/22/19	(3)	—	—	—	—	265,818	20,768.373	—	—
	02/21/20	(4)	—	—	—	—	229,409	17,923,700	—	—
	02/21/20	(5)	—	—	—	—	16,581	1,295,435	—	—
	02/19/21	(6)	—	—	—	—	5,388	420,949	—	—
	02/19/21	(7)	—	—	—	—	92,125	7,197,729	—	—
	02/25/22	(8)	—	—	—	—	16,273	1,271,447	—	—
	04/20/22	(9)	—	—	—	—	—	—	131,244	10,254,058
	02/22/23	(10)	—	—	—	—	19,909	1,555,487	—	—
	02/22/23	(11)	—	—	—	—	—	—	307,285	24,008,139

Matthew Dunnigan	02/24/17	(12)	40,000	—	55.55	02/23/27	—	—	—	—
	05/05/17	(2)	40,000	—	56.92	05/04/27	—	—	—	—
	02/23/18	(13)	100,000	—	58.44	02/22/28	—	—	—	—
	02/22/19	(3)	—	—	—	—	118,141	9,230,388	—	—
	02/21/20	(4)	—	—	—	—	57,352	4,480,925	—	—
	02/21/20	(14)	—	50,000	66.31	02/20/30	—	—	—	—
	02/21/20	(5)	—	—	—	—	8,471	661,833	—	—
	02/19/21	(6)	—	—	—	—	2,740	214,084	—	—
	02/19/21	(7)	—	—	—	—	36,850	2,879,092	—	—
	02/25/22	(8)	—	—	—	—	8,410	657,078	—	—
	04/20/22	(9)	—	—	—	—	—	—	52,497	4,101,607
	02/22/23	(10)	—	—	—	—	11,171	872,776	—	—
	02/22/23	(11)	—	—	—	—	—	—	37,796	2,953,001

David Shear	02/22/19	(3)	—	—	—	—	59,071	4,615,194	—	—
	02/21/20	(14)	—	25,000	66.31	02/20/30	—	—	—	—
	02/21/20	(4)	—	—	—	—	28,676	2,240,463	—	—
	02/21/20	(5)	—	—	—	—	6,919	540,579	—	—
	12/14/20	(15)	—	—	—	—	22,193	1,733,910	—	—
	02/19/21	(6)	—	—	—	—	2,943	229,898	—	—
	02/19/21	(7)	—	—	—	—	36,850	2,879,092	—	—
	02/25/22	(8)	—	—	—	—	10,098	788,942	—	—
	04/20/22	(9)	—	—	—	—	—	—	62,996	4,921,895
	02/22/23	(10)	—	—	—	—	16,877	1,318,607	—	—
	02/22/23	(11)	—	—	—	—	—	—	75,592	5,906,002

Axel Schwan	02/23/18	(13)	40,000	—	58.44	02/22/28	—	—	—	—
	02/22/19	(16)	—	30,000	64.75	02/21/29	—	—	—	—
	02/21/20	(14)	—	56,000	66.31	02/20/30	—	—	—	—
	02/21/20	(4)	—	—	—	—	45,882	3,584,740	—	—
	02/21/20	(5)	—	—	—	—	3,114	243,314	—	—
	02/19/21	(6)	—	—	—	—	2,158	168,620	—	—
	02/19/21	(7)	—	—	—	—	29,480	2,303,273	—	—
	02/25/22	(8)	—	—	—	—	7,398	577,976	—	—
	04/20/22	(9)	—	—	—	—	—	—	41,997	3,281,236
	02/22/23	(10)	—	—	—	—	12,050	941,439	—	—
	02/22/23	(11)	—	—	—	—	—	—	75,592	5,906,002

Thomas Curtis	06/10/21	(17)	—	—	—	—	4,092	319,699	—	—
	09/01/21	(18)	—	—	—	—	16,234	1,268,356	—	—
	12/15/21	(18)	—	—	—	—	16,096	1,257,597	—	—
	12/15/21	(19)	—	—	—	—	5,365	419,199	—	—
	02/25/22	(8)	—	—	—	—	4,862	379,889	—	—
	04/20/22	(9)	—	—	—	—	—	—	41,997	3,281,236
	02/22/23	(10)	—	—	—	—	6,979	545,305	—	—
	02/22/23	(11)	—	—	—	—	—	—	45,355	3,543,601

José Cil	02/22/19	(3)	—	—	—	—	324,889	25,383,567	—	—
	02/21/20	(4)	—	—	—	—	286,761	22,404,625	—	—
	02/21/20	(5)	—	—	—	—	19,706	1,539,646	—	—
	02/19/21	(6)	—	—	—	—	7,663	598,679	—	—
	02/19/21	(7)	—	—	—	—	110,550	8,637,275	—	—
	02/25/22	(8)	—	—	—	—	24,143	1,886,315	—	—
	04/20/22	(9)	—	—	—	—	—	—	157,493	8,637,275
	02/22/23	(10)	—	—	—	—	29,156	2,277,972	—	—

Page 48	|	2024 Proxy Statement	Restaurant Brands International

Executive Compensation

(1)	Reflects Bonus Matching Options issued on March 6, 2015 in connection with the 2014 Bonus Swap Program and for Mr. Kobza, stock options granted to the executive that vested March 5, 2020.
(2)	Reflects stock options granted to the executive. These stock options vested on May 5, 2022.
(3)

The shares reported in this row represent shares issuable under the PSU award granted on February 22, 2019 that cliff vest on February 22, 2024. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(4)

The shares reported in this row represent shares issuable under the PSU award granted on February 21, 2020 that cliff vest on February 21, 2025. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(5)

Reflects Bonus Matching RSUs issued on February 21, 2020 in connection with the 2019 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if more than 50% of the Investment Shares in connection with which they were issued are sold. If 50% or less of the Investment Shares are sold, 50% of the Bonus Matching RSUs and a proportional amount of the remaining Bonus Matching RSUs will be forfeited. The Bonus Matching RSUs cliff vest on December 31, 2024.

(6)

Reflects Bonus Matching RSUs issued on February 19, 2021 in connection with the 2020 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 31st of 2021, 2022, 2023 and 2024.

(7)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on February 19, 2021 that cliff vest on February 19, 2024. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023. In January 2024, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(8)

Reflects Bonus Matching RSUs issued on February 25, 2022 in connection with the 2021 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 31st of 2022, 2023, 2024 and 2025.

(9)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on April 20, 2022 that cliff vest on February 25, 2025. The PSUs represent the right to receive a variable number of shares based on RBI’s 3-year CAGR for organic Adjusted EBITDA, comparable sales and NRG, as modified by actual performance on a relative total shareholder return from December 2021 to December 2024.

(10)

Reflects Bonus Matching RSUs issued on February 22, 2023 in connection with the 2022 Bonus Swap Program. All of these Bonus Matching RSUs will be forfeited if any of the Investment Shares in connection with which they were issued are sold prior to vesting. The Bonus Matching RSUs vest ratably on December 15th of 2023, 2024, 2025 and 2026.

(11)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on February 22, 2023 that cliff vest on February 22, 2026. The PSUs represent the right to receive a variable number of shares based on RBI’s 3-year performance on a relative total shareholder return from December 2022 to December 2025.

(12)	Reflects stock options granted to the executive. These stock options vested on February 24, 2022.
(13)	Reflects stock options granted to the executive. These stock options vested on February 23, 2023.
(14)	Reflects stock options granted to the executive. These stock options will cliff vest on February 21, 2025.
(15)

The shares reported in this row represent shares issuable under the PSU award granted on December 14, 2020 that cliff vest on February 21, 2025. The PSUs represented the right to receive a variable number of shares based on RBI’s actual performance during 2021, based on the amendments effective December 31, 2020. In January 2022, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(16)	Reflects stock options granted to the executive. These stock options vested on February 22, 2024.
(17)	Reflects RSUs issued on June 1, 2021. The RSUs vest ratably on December 31st of 2021, 2022, 2023 and 2024.
(18)

The shares reported in this row represent the target number of shares issuable under the PSU award granted on September 1, 2021 and December 15, 2021 that cliff vest on September 1, 2024 and December 15, 2024, respectively. The PSUs represent the right to receive a variable number of shares based on RBI’s actual performance on a relative total shareholder return from December 2020 to December 2023. In January 2024, the Compensation Committee determined RBI’s achievement was 100% of the performance goal for the PSUs.

(19)	Reflects RSUs issued on December 15, 2021. The RSUs vest ratably on December 15th of 2022, 2023 and 2024.
(20)

Includes dividend equivalents as of December 31, 2023 on (i) unvested RSUs and (ii) on unvested PSUs. Dividend equivalents are accrued (in the form of additional units) on the RSUs and PSUs during the vesting period. The dividend equivalents are converted to shares if and when the underlying RSUs or PSUs vest.

(21)	Amounts reflect the market value of the RSUs or PSUs based on the closing price of an RBI common share on December 29, 2023 of $78.13, multiplied by the number of RSUs or PSUs.

Restaurant Brands International	2024 Proxy Statement	|	Page 49

Executive Compensation

2023 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise Date ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Joshua Kobza	—	—	51,014	3,956,391

Matthew Dunnigan	30,000	928,760	24,399	1,889,812

David Shear	140,000	2,000,017	29,666	2,292,902

Axel Schwan	—	—	21,061	1,627,724

Thomas Curtis	—	—	14,216	1,076,663

José Cil	320,871	10,653,473	329,034	22,379,820

(1)

The value realized on exercise of options is calculated by multiplying the number of shares exercised times the difference between the fair market value of a common share at the time of exercise and the exercise price of the options.

(2)	The value realized on vesting is calculated by multiplying the number of shares vested by the closing price of our shares on the date the stock awards vested.

Potential Payments Upon Termination or Change in Control Table

The table below sets forth the potential payments that would be due to our named executive officers if they had been terminated on December 31, 2023. Payments for change in control assume both a change in control and termination of employment consistent with our double-trigger requirement to apply for payments related to a change in control event. We do not provide for any specific payments upon the occurrence of only a change in control.

Messrs. Kobza, Dunnigan, Shear, Schwan, and Curtis

The amounts Messrs. Kobza, Dunnigan, Shear, Schwan, and Curtis would have been entitled to receive upon termination of employment on December 31, 2023 due to (1) death or disability, (2) without cause or (3) without cause after a Change in Control would have been governed by:

›	the terms of their respective employment agreements, which are described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements”;

›

the Restaurant Brands International Inc. U.S. Severance Pay Plan (the “RBI Severance Plan”), while Mr. Shear is resident in Switzerland, we expect that we would pay severance consistent with this plan;

›	the 2023 Annual Bonus Program, as amended; and

›	the terms of their respective outstanding equity grants under our 2014 Omnibus Plan and 2023 Omnibus Plan.

None of the employment agreements with our NEOs provide for any termination payments if the employee terminates his or her employment for “good reason”.

Mr. Cil

Mr. Cil’s employment with RBI terminated on March 1, 2024. Amounts due upon termination without cause are presented for him in accordance with his separation agreement, which is described earlier under the heading “Compensation Discussion and Analysis – Employment Agreements.”

Page 50	|	2024 Proxy Statement	Restaurant Brands International

Executive Compensation

Programs

RBI Severance Pay Plan. – Pursuant to the RBI Severance Plan adopted on October 21, 2016 and updated on November 1, 2016, eligible employees whose employment is involuntarily terminated due to reductions in staff, position elimination, facility closing, closure of a business unit or organizational changes or restructuring are entitled to two weeks of severance for every year worked, with an eight-week minimum and capped at eight months for employees at the level of vice president and above. In addition, employees are entitled to receive continued group medical, dental and vision coverage at the active employee rate for the longer of three months or the employee’s severance pay period, subject to certain conditions. The employee’s right to receive these benefits is subject to his or her execution of a general release of claims in favor of his or her employer and entry into other separation documents.

Equity Award Agreements

All of the equity awards provide that subject to terms and conditions imposed by the Compensation Committee in accordance with the 2023 Omnibus Plan and the 2014 Omnibus Plan, the awards will vest in full upon a termination Without Cause within 12 months following a Change in Control, as defined in the applicable plan.

Bonus Matching Restricted Share Units – Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted beginning in 2021, all unvested Bonus Matching RSUs will be forfeited if the employee’s employment is terminated. Pursuant to the award agreements governing the issuances of our Bonus Matching RSUs granted prior to 2021, (a) if the employee’s employment is terminated prior to the second December 31 following the grant date (e.g. December 31, 2022 for the Bonus Matching RSUs granted in February 2020) for any reason other than death or disability, all of the Bonus Matching RSUs will be forfeited; (b) if the employee’s employment is terminated on or after such date but prior to the vesting date either (1) “Without Cause” or (2) by reason of the employee’s Retirement (each as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 40% on the second December 31 following the grant date, 60% on third December 31 following the grant date, 80% on the fourth December 31 following the grant date and 100% the fifth December 31 following the grant date; (c) if the employee’s employment is terminated by reason of the employee’s Disability (as defined in the award agreement), the Bonus Matching RSUs shall be deemed to have been vested 20% on each December 31 following the grant date; and (d). if the employee’s employment is terminated by reason of the employee’s death, the Bonus Matching RSUs shall be deemed to have been vested 20% on the first December 31 following the grant date, 40% on the second December 31 following the grant date and 100% on the third December 31 following the grant date.

Stock Options – Pursuant to the award agreements governing the issuances of stock options, if an employee is terminated prior to the vesting date, (i) “Without Cause” or (ii) by reason of the employee’s Retirement or Disability (each as defined in the award agreement), the employee (or such other person who is entitled to exercise the option) shall be vested in the number of common shares subject to the option as if the common shares subject to the option vested 20% on each of the first through fifth anniversaries of the grant date. If the employment is terminated by reason of the employee’s death, then the employee’s beneficiary shall be vested in the number of common shares subject to the option as if the common shares subject to the option vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date. In any such event, the employee, or his or her beneficiary, may exercise the option to the extent vested on the date of termination of service for a period of (1) 90 days, in the case of termination Without Cause or (2) one year, in the case of termination due to death, Retirement or Disability.

Performance Share Units – Pursuant to the amended 2019 PSU and 2020 PSU award agreements with the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to the third anniversary of the award, he will forfeit the entire award. If his employment is terminated on or after the third anniversary of the grant date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s “Retirement” (each as defined in the award agreement), the PSUs shall be deemed to have been vested 50% on third anniversary of the grant date and 100% on the fifth anniversary of the grant date. If his employment is terminated by reason of his disability, the PSUs shall be deemed vested 20% on each of the first through fifth anniversary of the grant date. If his or her employment is terminated by reason of death, the PSUs shall be deemed to have been vested 20% on the first anniversary of the grant date, 40% on the second anniversary of the grant date and 100% on the third anniversary of the grant date.

Restaurant Brands International	2024 Proxy Statement	|	Page 51

Executive Compensation

Pursuant to the 2021, 2022 and 2023 PSU award agreements with the NEOs, if the executive’s employment is terminated for any reason (other than death or disability) prior to one year before the vesting date of the award, he will forfeit the entire award. If his employment is terminated on or after such date (but prior to the vesting date), (i) “Without Cause”, or (ii) by reason of the employee’s Retirement (each as defined in the applicable award agreement), the PSUs shall be deemed to have been vested 67% on such date. If his employment is terminated by reason of his death or disability, the PSUs shall be deemed vested one-third on each of the first through third anniversary of the grant date.

Executive Name	Death ($)		Disability ($)		Termination without Cause ($)		Termination without Cause After Change in Control ($)
Joshua Kobza
Salary	—		—		380,769	(1)	380,769	(1)
Bonus	2,054,471	(2)	2,054,471	(2)	2,054,471	(2)	2,054,471	(2)
Option Valuation	—		—		—		—
Stock Units	48,203,193	(6,8)	36,620,951	(6,8)	25,204,863	(7)	84,695,318	(9)
Value of Benefits Continuation	—		—		8,880		8,880

Total	50,257,664		38,675,422		27,648,983		87,139,438
Matthew Dunnigan
Salary	—		—		685,000	(10)	225,000
Bonus	985,585		985,585		985,585	(10)	985,585
Option Valuation	591,000		354,600		472,800	(10)	591,000
Stock Units	17,659,414		13,888,600		9,314,114	(10)	26,050,783
Value of Benefits Continuation	—		—		7,266	(10)	7,266

Total	19,235,999		15,228,785		11,464,765		27,859,634
David Shear
Salary	—		—		323,077	(1)	323,077	(1)
Bonus	933,067	(2)	933,067	(2)	933,067	(2)	933,067	(2)
Option Valuation	295,500	(3)	177,300	(4)	177,300	(4)	295,500	(5)
Stock Units	12,689,816	(6,8)	10,068,912	(6,8)	6,656,238	(7)	25,174,581	(9)
Value of Benefits Continuation	—		—		12,698		12,698

Total	13,918,383		11,179,279		8,102,380		26,738,923
Axel Schwan
Salary	—		—		253,846	(1)	253,846	(1)
Bonus	895,261	(2)	895,261	(2)	895,261	(2)	895,261	(2)
Option Valuation	1,063,320	(3)	718,272	(4)	718,272	(4)	1,063,320	(5)
Stock Units	6,457,052	(6,8)	4,974,493	(6,8)	3,530,214	(7)	17,006,601	(9)
Value of Benefits Continuation	—		—		1,944		1,944

Total	8,415,633		6,588,026		5,399,537		19,220,972
Thomas Curtis
Salary	—		—		84,615	(1)	84,615	(1)
Bonus	973,135	(2)	973,135	(2)	973,135	(2)	973,135	(2)
Option Valuation	—		—		—		—
Stock Units	2,777,437	(6,8)	2,777,437	(6,8)	2,525,954	(7)	11,014,882	(9)
Value of Benefits Continuation	—		—		3,143		3,143

Total	3,750,572		3,750,572		3,586,847		12,075,775
José Cil
Salary	—		—		—	(11)	—
Bonus	—		—		—	(11)	—
Option Valuation	—		—		—	(11)	—
Stock Units	—		—		18,221,003	(11)	—
Value of Benefits Continuation	—		—		—	(11)	—

Total	—		—		18,221,003		—

Page 52	|	2024 Proxy Statement	Restaurant Brands International

Executive Compensation

(1)

Because the employment agreements with our NEOs provide that severance will be determined under the provisions of the policies relating to termination of employment applicable to employees at the executive’s grade level as in effect at the time of termination, these amounts are determined under the RBI Severance Plan. The severance payment for Mr. Kobza is 22 weeks of base pay, the severance payment for Mr. Shear is 24 weeks of base pay, the severance payment for Mr. Schwan is 24 weeks of base pay, and the severance payment for Mr. Curtis is 8 weeks of base pay.

(2)

Based upon amounts actually paid under the 2023 Annual Bonus Program as amended. In addition, pursuant to their employment agreements and our policy, we will make appropriate tax equalization payments on these non-equity incentive compensation amounts to the appropriate authority on behalf of Messrs. Kobza, Dunnigan, Shear, Schwan, and Cil. These amounts are not included in the amounts shown.

(3)

In the case of termination for death, the options will vest 20%, 40% and 100% on the first, second and third anniversaries of the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $78.13, the closing price of a common share as reported on the NYSE on December 29, 2023, and the exercise price of the options. If the exercise price exceeds $78.13, no value is assigned.

(4)

In the case of termination Without Cause or for Disability, options will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $78.13, the closing price of a common share as reported on the NYSE on December 29, 2023, and the exercise price of the options. If the exercise price exceeds $78.13, no value is assigned.

(5)

In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2014 Omnibus Plan), all outstanding options would vest. Amounts reflect the intrinsic value of shares underlying options that would vest, calculated as the difference between $78.13, the closing price of a common share as reported on the NYSE on December 29, 2023, and the exercise price of the options. If the exercise price exceeds $78.13, no value is assigned.

(6)

In the case of termination for death, Bonus Matching RSUs granted to prior to 2021 will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, as set forth in the applicable award agreements. In the case of termination for Disability, Bonus Matching RSUs granted to prior to 2021 will vest in five equal installments as set forth in the applicable award agreements. Amounts reflect the fair market value of $78.13 per share, which is the closing price of a common share as reported on the NYSE on December 29, 2023.

(7)

In the case of termination Without Cause, Bonus Matching RSUs granted to prior to 2021 will vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth December 31st following the grant date, respectively, as set forth in the applicable award agreements. Amounts reflect the fair market value of $78.13per share, which is the closing price of a common share as reported on the NYSE on December 29, 2023.

(8)

In the case of termination by reason of his Disability, the PSUs granted to each NEO prior to 2021 will vest in five equal installments, and for 2021 PSUs and 2022 PSUs in three equal installments, as set forth in the applicable award agreement. In the case of termination by reason of death, the PSUs granted prior to 2021 will vest 20%, 40% and 100% on the first, second and third anniversary of the grant, respectively, and for the 2021 PSUs and 2022 PSUs, will vest in three equal installments, as set forth in the applicable award agreement. The amounts that vest will be based on earned units unless the performance period has not yet vested, in which case the target amount will vest. Amounts reflect the fair market value of $78.13 per share, which is the closing price of a common share as reported on the NYSE on December 29, 2023.

(9)

In the case of termination Without Cause within twelve months after a Change in Control (as defined in the 2023 Omnibus Plan and 2014 Omnibus Plan), all outstanding Bonus Matching RSUs, RSUs and PSUs would vest.

(10)

Based on Mr. Dunnigan’s separation agreement entered into in April 2024, he actually received approximately $8,193,848 in stock units, reflecting the value as of December 29, 2023 based on the PSU awards at target performance that Mr. Dunnigan would retain upon his termination that occurred on March 14, 2024. 2020 PSUs were retained at 80% and 2022 PSUs were retained at 67%. 2019 RSUs and 2020 stock options were retained at 80%.

(11)

Reflects the value as of December 29, 2023 based on the PSU awards at target performance that Mr. Cil would retain upon his termination that occurred on March 1, 2024. 2020 PSU were retained at 50% and 2021 PSUs were retained at 67%, in accordance with the terms and conditions of the respective awards. 2019 RSUs were retained at 80%, also in accordance with the terms and conditions of the applicable award.

Restaurant Brands International	2024 Proxy Statement	|	Page 53

Proposal 2

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking shareholders to approve, on a non-binding advisory basis, the 2023 compensation to our named executive officers as described in the “Executive Compensation” section of this proxy statement beginning on page 30. Under the TSX rules, this non-binding advisory approval of the 2023 compensation provided to named executive officers is optional. At the 2023 annual general meeting of shareholders, our shareholders approved, on an advisory basis, the compensation of our named executive officers.

Shareholders are urged to read the CD&A section as well as the 2023 Summary Compensation Table and related compensation tables and narratives. We believe that compensation is an important tool to further our long-term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance and meritocratic principles, which incorporate our achievement of specific financial goals as well as achievement by employees of individual performance goals. As discussed in detail in the CD&A, our compensation programs are designed to foster long-term value creation for our shareholders by:

›	attracting and retaining top talent;

›	connecting executive outcomes to company performance;

›	placing a significant portion of compensation at risk if performance goals are not achieved;

›	promoting our core value of ownership by aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders through sizable, long-term equity ownership; and

›	mitigating compensation-related retention risk.

The Board is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Restaurant Brands International Inc. APPROVE, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Restaurant Brands International Inc.’s Management Information Circular and Proxy Statement for the 2024 Annual General Meeting of Shareholders.”

This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “For” than “Against”. While this vote is advisory and non-binding, our Board and Compensation Committee will review the voting results and consider shareholder feedback in their continuing evaluation of our compensation program.

Recommendation of the Board

The Board recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers.

Page 54	|	2024 Proxy Statement	Restaurant Brands International

Proposal 3

PROPOSAL 3 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is directly responsible for the appointment, negotiating and setting the compensation, retention, and oversight of RBI’s independent registered public accounting firm. To execute this responsibility, the Audit Committee annually reviews KPMG’s qualifications, performance, independence, and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

›	Recent and historical audit performance, including the results of a management survey concerning KPMG’s service;

›	The relevant experience, expertise and capabilities of KPMG and the audit engagement team in relation to the nature and complexity of our business;

›	A review of the firm’s independence and internal quality controls;

›

Any legal or regulatory proceedings that raise concerns about KPMG’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (“PCAOB”);

›	The appropriateness of KPMG’s fees for audit and non-audit services; and

›

The length of time that KPMG has served as our independent registered public accounting firm, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

The Audit Committee has selected, and the Board has ratified the selection of, KPMG to audit our 2024 consolidated financial statements and our internal control over financial reporting and to serve until the close of the 2025 Annual Meeting. KPMG served as the independent auditors of BKW and its predecessors from 1989 until December 12, 2014 and provided to BKW other audit-related and non-audit services. Since December 12, 2014, KPMG has served as our independent registered public accounting firm and has provided other audit-related and non-audit services to us as shown below. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to RBI. For lead audit and audit quality control reviewing partners, the maximum number of consecutive years of service in those roles is five years. The process for selection of RBI’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of RBI and our shareholders, and we are asking our shareholders to vote on a proposal to appoint KPMG as our independent auditors to serve until the close of the 2025 Annual General Meeting.

We expect one or more representatives of KPMG to be present at the Meeting. The representatives will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

Restaurant Brands International	2024 Proxy Statement	|	Page 55

Proposal 3

The following table presents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and the audit of RBI’s internal control over financial reporting (“ICOFR”) for 2023 and 2022. In addition, the table presents fees billed for audit-related services, tax services (which includes tax compliance and tax consulting services) and all other services rendered by KPMG to RBI for 2023 and 2022.

	2023	2022
	($ in thousands)	($ in thousands)
Audit fees(1)	6,514	8,186
Audit-related fees(2)	383	255
Tax fees
Tax compliance fees(3)	—	—
Tax consulting fees(4)	82	207

Total tax fees	82	207
All other fees(5)	190	—

Total fees	7,169	8,647

(1)

Audit fees primarily consist of fees for the audit of the consolidated financial statements, ICOFR and the review of the interim condensed consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations, as well as for the preparation and review of documents relating to debt and equity offerings, including the preparation of comfort letters.

(2)	Audit-related fees are primarily the fees for financial statement audits of marketing funds and accounting consultations related to the evaluation of certain transactions.
(3)	Tax compliance fees primarily consist of fees for tax compliance services.
(4)	Tax consulting fees primarily consist of fees for tax planning and advice.
(5)	All other fees are fees for services other than those in the above categories.

Pursuant to our written charter, our Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. Consistent with the policies and procedures of our written charter, our Audit Committee approved all of the services rendered in 2022 and 2023. The Audit Committee has adopted a pre-approval policy under which the Audit Committee delegated to its chair the authority to approve services of up to $500,000 per engagement, subject to approval and ratification by the full Audit Committee at its next scheduled meeting.

Page 56	|	2024 Proxy Statement	Restaurant Brands International

Proposal 3

AUDIT COMMITTEE REPORT

The Audit Committee oversees the accounting and financial reporting processes of RBI on behalf of the Board. Management has primary responsibility for RBI’s consolidated financial statements, financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of RBI’s consolidated financial statements in accordance with the standards of the PCAOB (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors (subject to approval of the full Board) and monitor and oversee the accounting and financial reporting processes of RBI, including RBI’s internal control over financial reporting, and the audits of the consolidated financial statements of RBI.

During the course of 2023 and the first quarter of 2024, the Audit Committee regularly met and held discussions with management and KPMG, the independent registered public accounting firm. In the discussions related to RBI’s audited consolidated financial statements for fiscal 2023, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s annual report on internal control over financial reporting and the results of KPMG’s testing and the evaluation of RBI’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with KPMG those matters required to be discussed by the independent auditors with the Audit Committee under PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as modified or supplemented. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG the firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of specific non-audit services by the independent auditor is compatible with maintaining its independence and believes that the services provided by KPMG for 2023 were compatible with, and did not impair, its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our annual report on Form 10-K for fiscal year 2023 for filing with the SEC and on SEDAR+ and www.sedarplus.ca.

This report has been furnished by the members of the Audit Committee:

Ali Hedayat, Chair

Maximilien de Limburg Stirum

Jason Melbourne

April 25, 2024

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board

The Board recommends a vote “FOR” the appointment of KPMG as our independent registered public accounting firm to serve until the close of the 2025 Annual Meeting.

Restaurant Brands International	2024 Proxy Statement	|	Page 57

Proposal 4

PROPOSAL 4 – SHAREHOLDER PROPOSAL TO REQUIRE REMOTE PARTICIPATION IN SHAREHOLDER MEETINGS

The proponent of Proposal 4 “Shareholder Proposal to Require Remote Participation in Shareholder Meetings” has withdrawn the proposal. Therefore, Proposal 4 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 4 be tabulated or reported.

Page 58	|	2024 Proxy Statement	Restaurant Brands International

Proposal 5

PROPOSAL 5 – SHAREHOLDER PROPOSAL TO REQUIRE REPORT ON BOARD OVERSIGHT OF DIVERSITY AND SENIOR LEADERSHIP DIVERSITY TARGETS

RBI has been advised that the Accountability Standards Board, holder of 739 RBI common shares at least $2000 of which have been held for at least a year, intends to submit the following proposal at the Meeting:

Supporting Statement:

Dear fellow shareholders,

Former RBI CEO José Cil said that “having diversity and different perspectives at the table” is an important part of “driving outsized performance long-term” and “makes sense from a business standpoint.”

Indeed, diversity is highly material and can impact the delivery of durable financial returns.

“From an investor’s perspective,” reports Fidelity International Ltd., “diversity and inclusion should be a core part of how companies create value,” calling it “critical to the longterm success of businesses.”

Similarly, RBC calls diversity “an engine for innovation and economic prosperity” while Capital Group says “diversity of thought and perspectives” can “deliver better results.”

Vanguard Group also says diversity “can lead to better results for shareholders” and asks companies to “disclose their oversight of diversity-related strategies and risks.”

But while RBI professes a strong commitment to diversity, when it comes to senior leadership, the company falls short, raising significant concerns about the Board’s oversight of this highly impactful issue.

Though RBI acknowledges it doesn’t have “enough” diverse leaders, says it wants “more” diversity in senior leadership, and claims it’s “measuring progress,” unlike other companies, it hasn’t defined measurable targets to progress toward.

(For example, McDonald’s aims to reach 35% leaders from underrepresented groups in the U.S. and 45% female leadership globally by 2025, and gender parity in global leadership by 2030.)

What RBI does have is a goal, established in mid-2020, to ensure that half of final round job candidates are diverse. But since it exceeded that goal the same year (reaching 70%) one may wonder if the goal represented an earnest attempt to make progress or was more a codification of current figures at the time of adoption.

Plus, as RBI’s 2021 ESG report says, the goal is for any corporate role—which means it may not even impact senior leadership.

And regardless, since it’s for candidates, it effectively amounts only to an effort to increase RBI’s diversity potential. But potential diversity is very different than actual diversity.

In fact, José Cil emphasized this very distinction while writing about the company’s view of diversity. “The fact is that outcomes matter more than efforts,” he proclaimed.

So, let’s examine outcomes.

Senior leadership data compiled from RBI’s 2020 — 2022 impact reports show that, among those reporting, female leadership rose by just a single percentage point, Black leadership stagnated (at a low 4%), Asian leadership dropped two percentage points, and Hispanic leadership dropped five.

Looking ahead, especially considering the impact diversity can have on long-term performance, we think meaningful disclosures and commitments are now required.

RESOLVED: Shareholders ask RBI to publish a report that: (1) explains how the Board oversees its management (and reporting) of diversity and related risks, and (2) establishes measurable/timebound senior leadership diversity targets.

Thank you.

Restaurant Brands International	2024 Proxy Statement	|	Page 59

Proposal 5

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal as we believe that we already provide meaningful disclosure regarding our approach to diversity and Board oversight thereof.

RBI and its Board are committed to building a more diverse and inclusive organization where all of our corporate employees benefit from career growth opportunities and earn compensation based on what they do and how they do it. Fostering diversity is one of RBI’s core values, because we recognize that incorporating a wide range of voices and perspectives makes us stronger.

We already provide disclosure on how the Board oversees management and reporting of diversity and related risks. Workplace diversity, including diversity at the senior leadership level, is part of our Sustainability initiatives as discussed on our website at rbi.com/sustainability and in our annual proxy statements. On pages 20-21 of our 2023 Proxy Statement, RBI advises investors that the Board has delegated direct oversight of all of RBI’s sustainability risks and initiatives as well workforce management risks, including those related to diversity, to the Audit Committee of the Board.

Furthermore, as stated in the 2023 Proxy Statement, senior leaders in the company already have diversity in hiring as a key performance indicator as part of their bonus criteria. Achievement of this KPI requires that at least 50% of final round interview candidates are demonstrably diverse.

The Board believes that the most appropriate diversity target for RBI is one that focuses on ensuring a diverse candidate pool, including the final round of job candidates. We established this goal in 2020 and have included the metric as a factor in our senior leadership’s compensation since. As a result of this measurable target, in 2023, 65% of our final round job interview candidates were diverse. Demonstrating the value of this target is the fact that 63% of new hires in 2023 added to the diversity of our company. Our executive succession planning seeks to identify and develop our future senior leaders from within our company, with the intention that increasing the diversity of our employee base will lead to more diverse senior leadership over time.

Recent developments in U.S. law, including the Supreme Court’s decision in Students for Fair Admissions, Inc. (SFFA) v. President & Fellows of Harvard College (Harvard) and SFFA v. University of North Carolina (UNC), Nos. 20-1199 & 21-707, call into question the advisability of setting the type of diversity targets advocated by the proponent.

Based on our existing disclosure regarding diversity and oversight, our Board believes that this proposal is not in the best interests of RBI and recommends that shareholders vote against.

Page 60	|	2024 Proxy Statement	Restaurant Brands International

Proposal 6

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING WATER RISK

RBI has been advised that The Province of Saint Joseph of the Capuchin Order, with an address of 1820 Mt. Elliott Street, Detroit, MI 48207, and owner of at least $2,000 of RBI common shares for at least three years, intends to submit the following proposal at the Meeting:

Supporting Statement:

WHEREAS: According to the 2021 IPCC report, climate change is intensifying the water cycle, resulting in more intense droughts globally.1 The UN 2023 Water Conference highlighted the need for water commitments and action.2 Climate change related water scarcity poses material risk to our company, including lowered production capacity and disruption of supply chains.

For companies in the food sector, the majority of their water footprint comes from agricultural supply chains.3, 4 Restaurant Brands International, Inc. (“RBI”) states “...we are committed to doing our part with respect to energy, water and waste, and we expect our Vendors to do the same.“5 RBI completed a Lifecycle Assessment (LCA) in 2020 “identifying their environmental impact across carbon, water, and waste,” however the company only discloses that it is focusing on emissions, not the full LCA results.6 The company also underwent an ISO20400 assessment, a sustainability framework focused on global procurement. While the company reports their first phase of creating sustainable frameworks includes work on key impact areas including antibiotics use, animal welfare, climate action, and water consumption, among other areas7, it neglects to provide disclosure for water use in any function of its business, especially in its agriculture related ingredient production.

Because RBI does not assess supply chain water risk, the company’s water related risk remains in question. To identify water risk and reduce costs, many peer companies — including Yum! Brands, McDonald’s, Kellogg Company, Starbucks, and Chipotle — conduct water risk assessments for both operations and supply chains.

RBI fails to report to CDP on water scarcity, did not disclose progress on water commitments through the 2019-2022 FAIRR Global Investor Engagement on Meat Sourcing8, and most recently scored just 7 out of 90 points on Ceres Valuing Water Finance Initiative Benchmark.9

Without a full value chain water risk assessment, and disclosure of quantitative performance metrics and best practices for water management in areas of water stress, investors cannot gauge whether RBI adequately manages its water risk.

RESOLVED: Considering the growing pressure on water supplies posed by climate change, shareholders request that RBI conduct and report to shareholders, using quantitative indicators where appropriate, an assessment to identify the water risk exposure of its supply chain, and its responsive policies and practices to reduce this risk and prepare for water supply uncertainties associated with climate change.

SUPPORTING STATEMENT: Proponents request the report disclose, at management’s discretion:

•	Identification of water assessment tools used by RBI or its suppliers to assess supply chain water related risk

•	Results of water risk assessments across its agricultural supply chain, including identifying the regions of at-risk ingredient production and supply chains

•	Any additional monitoring of supply chain water resources

•	Water scarcity planning and responsive actions

•	A description of how water management is integrated into governance mechanisms

•	A description of water-related engagement with value chain partners

1	https://www.ipcc.ch/report/sixth-assessment-report-working-group-i/
2	https://www.wri.org/insights/un-water-conference-2023-needed-outcomes

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Proposal 6

3	https://www.ceres.org/resources/reports/global-assessment-private-sector-impacts-water
4	https://www.ceres.org/resources/reports/globa l-investor-engagement-meat-sourcing-2022
5	https://s26.q4cdn.com/317237604/files/doc downloads/governance/Code-of-Business-Ethics-and-Conduct-for-Vendors.pdf
6	https://www.rbi.com/English/sustainability/responsible-sourcing/default.aspx
7	https://www.rbi.com/English/sustainabilitv/responsible-sourcing/default.aspx
8	https://www.fairr.org/engagements/meat-sourcing
9	https://www.ceres.org/water/valuing-water-finance-initiative/benchmark

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal because we believe that monitoring the water risk exposure of our supply chain is better addressed by a holistic TCFD-aligned climate risk analyses rather than an isolated water risk analysis.

We operate our global supply chains with contingency plans in place, which are developed to focus on dual sourcing, ensuring we maintain flexibility to be comfortable with the future outlooks of supply. Where acute risks such as wildfires, flooding or extreme storms are present, we work rapidly with our suppliers to shift commodity sourcing as needed.

In 2023 we began conducting TCFD-aligned climate risk analyses, including those which focused on both medium and long-term climate-related risks within our coffee supply chain. Such climate change physical impact analysis is better practice than conducting isolated water risk analysis as it takes a broader view on climate scenarios. This does not just consider the individual possible outcomes of climate change (e.g., water stress), but rather the combined effects of multiple outcomes (e.g., water stress combined with increased temperature variability). Looking ahead, we remain committed to conducting and providing transparency on further climate risk analyses, focusing on the highest priority commodities. Short-term and unpredictable water risks should be viewed in the context of our supply chain risk management philosophy as more fully disclosed on the Sustainability section of our website.

Furthermore, the proposal requests that we disclose quantitative results for risk analysis of our supply chain. We do not believe that this is appropriate as such results may contain commercially sensitive information. Instead, we use the results of our analysis to inform our overall strategy and approach to supply chain risk management.

Our Board believes that our existing supply chain risk management program, including a wholistic TCFD-aligned climate risk analyses that is in process, rather than an isolated water risk analysis, constitutes sufficient resource allocation and disclosure in relation to the topic of Water Risk and that shareholders vote against this proposal.

Page 62	|	2024 Proxy Statement	Restaurant Brands International

Proposal 7

PROPOSAL 7 – SHAREHOLDER PROPOSAL REGARDING ANTIBIOTICS POLICY

RBI has been advised that The Shareholder Commons with an address of PO Box 7545, Wilmington, DE 19803, on behalf of Trinity College Cambridge, owner of at least $25,001 of RBI common shares for at least one year, intends to submit the following proposal at the Meeting:

Supporting Statement:

RESOLVED, shareholders ask that the board of directors institute a policy that the Company (“RBI”) comply with World Health Organization (“WHO”) Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals (“WHO Guidelines”)1 throughout RBI’s supply chains.

SUPPORTING STATEMENT: RBI is one of the world’s largest fast food restaurant operators and a major purchaser of meat; its policies thus have tremendous influence on the market as a whole. Some of RBI’s brands have made some progress in reducing or eliminating use of certain antibiotics in their poultry supply chains in their U.S. and/or Canadian markets. While this is laudable, it falls far short of the measures necessary to protect RBI’s investors’ diversified portfolios. The WHO Guidelines pertain to all food-producing animals in all markets.

Antibiotics overuse is known to exacerbate antimicrobial resistance (“AMR”), which the WHO describes as “one of the top 10 global public health threats facing humanity.”2 AMR poses a systemic threat to public health and the economy. When the efficacy and availability of life-saving drugs are compromised, the entire economy suffers. And when the economy suffers, investors lose. By 2050, AMR could cause $100 trillion in lost global production,3 thus lowering the economy’s intrinsic value and devastating portfolio returns for institutional investors.

RBI’s policies do not comport with the WHO Guidelines, which recommend that “farmers and the food industry stop using antibiotics routinely to promote growth and prevent disease in healthy animals” and provide evidence-based recommendations and best practices. As one of RBI’s competitors has acknowledged, robust AMR protections raise “[t]he challenge of individual costs and widely distributed societal benefits.”4 But for diversified investors, the portfolio-wide costs associated with AMR are paramount. As the Financial Times editorial board recently stated, “What has been dubbed ‘the silent pandemic’ requires the intervention at a global level of investors and governments alike.”5

RBI’s decision not to prioritize broad AMR risks does not account for its diversified owners’ interests in optimizing public health, the economy, and their long-term portfolio returns. By engaging meat suppliers that use medically important drugs beyond WHO Guidelines, RBI adds to the economic threat AMR poses to its diversified shareholders: reducing the economy’s intrinsic value will directly reduce diversified portfolios’ long-term returns.6 RBI’s profit gain that comes at the expense of public health is a bad trade for RBI’s diversified shareholders, who rely on broad economic growth to achieve their financial objectives.

By changing its policies and adhering to the WHO Guidelines, RBI could save lives, contribute to a more resilient economy, and protect its diversified investors’ portfolios.

Please vote for: Comply with Expert Guidelines on Antimicrobial Use – Item 7*

1	https://apps.who.int/iris/bitstream/handle/10665/258970/9789241550130-eng.pdf
2	https://www.who.int/news-room/fact-sheets/detail/antimicrobial-resistance
3	https://theshareholdercommons.com/case-studies/amr-case-study/
4	https://www.yum.com/wps/wcm/connect/yumbrands/41a69d9d-5f66-4a68-bdee-e60d138bd741/Antimicrobial+Resistance+Report+2021+11-4+-+final.pdf?MOD=AJPERES&CVID=nPMkceo
5	https://www.ft.com/content/158aa07a-ff5a-4bd0-8248-3b4fa86492c8
6	https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

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Proposal 7

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal as RBI already has adopted a policy that urges suppliers to comply with the WHO Guidelines and, to the extent feasible, works with suppliers to comply with these goals.

Our existing policies are already aligned with WHO Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals (“WHO Guidelines”)1, and encourage our suppliers to prioritize long-term animal health management practices that proactively prevent diseases, including good on-farm hygiene, housing, biosecurity, animal husbandry practices, appropriate vaccination and nutrition, and maintenance of overall animal welfare in order to reduce the need for antibiotic use.

Where the use of antibiotics is deemed necessary for effective animal care, RBI’s global position is one of responsible use, with a focus on refining antibiotic selection and administration. For broiler chicken, we do not permit the use of medically important antibiotics to promote growth or for preventative use unless a qualified person has determined there is an elevated risk of contracting a particular infectious disease.

However, it is important to take into consideration the fact that each protein industry is at a different stage of maturity related to reducing the use of antibiotics, and that practices may differ significantly between geographies.

The U.S. poultry supply chain is the most vertically integrated of our key proteins, and therefore, it is more feasible today to maintain traceability from the barn to the final product. This structure is important in enabling the industry to drive reductions in antibiotics use over time. For example, the chicken used in approved products for both Burger King and Popeyes in the U.S. is now raised without the use of antibiotics important to human medicine.2

Beef and pork supply chains are more complex and present greater implementation challenges. Additionally, RBI’s beef and pork products require a smaller portion of the meat per animal than for poultry products, limiting our ability to influence structural change in the supply chain. We aim to define our vision through the future development of an antibiotics policy specific to pork.

For these reasons, our Board believes that RBI’s policies, which are in alignment with and encourage compliance with, WHO Guidelines are appropriate and recommends that shareholders vote against this proposal.

1

WHO guidelines on use of medically important antimicrobials in food-producing animals. Geneva: World Health Organization; 2017. Licence: CC BY-NC-SA 3.0 IGO. https://www.who.int/publications/i/item/9789241550130

2	As defined by the US Food and Drug Administration GL152 annex list antibiotic classification.

Page 64	|	2024 Proxy Statement	Restaurant Brands International

Proposal 8

PROPOSAL 8 – SHAREHOLDER PROPOSAL TO REQUIRE US TO DISCLOSE OUR BROILER KWIS, METRICS FOR IMPROVING BROILER WELFARE AND HOW WE ARE USING OUR KWIS AND METRICS TO IMPROVE ANIMAL WELFARE

RBI has been advised that The Humane Society of the United States, holder of at least $2,000 RBI common shares for at least three years, intends to submit the following proposal at the Meeting:

Supporting Statement:

Since 2017, RBI has been publicizing its work to improve animal welfare in its “broiler” chicken supply chain, promising to “improve broiler welfare by 2024 through a combination of outcome- based and practice-based metrics that are shown to demonstrably increase animal welfare.” 1

The problem, though, is that the commitment is short on specifics.

For example, RBI says it developed a set of “key welfare indicators” (KWIs) which “will be used to measure farm-level welfare outcomes.” But with its 2024 deadline here, RBI doesn’t disclose what, exactly, those KWIs or “outcome-based and practice-based metrics” are.

Beyond its social significance, animal welfare is also a material matter.

As RBI itself says, the company’s very “ability to serve safe, quality food depends on a foundation of responsible care for the health and welfare of the animals in our supply chain.” [Emphasis added.] And as its recent annual reports state, its “[b]rand value is based in part on consumer tastes, preferences and perceptions on a variety of factors, including…with respect to animal welfare.”

Moreover, animal welfare transparency is specifically important.

The 2023 “Transparency Trends” report from FMI (a leading food industry trade association) found that it’s “extremely important” to the vast majority of shoppers that brands are “transparent” with 74% saying that specifically means providing “values-based information such as animal welfare.”

And a 2023 Merck study found that for 66% of consumers, both “transparency in animal proteins” and “animal care/treatment” itself are “extremely or very important.”

Since the company’s been promising to improve the treatment of broiler chickens in its supply chain since 2017, we think it ought to finally disclose the fundamental details about what that means.

Indeed, more disclosure on how RBI is measuring its commitments would allow shareholders to better assess the effectiveness of the company’s animal welfare commitment and management of related risks.

THEREFORE: Shareholders ask that RBI disclose: (1) what exactly its broiler KWIs are, (2) what its “outcome-based and practice-based metrics” are for improving broiler welfare, and (3) how exactly it’s using those KWIs and metrics to measure and improve animal welfare.

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Proposal 8

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal as we believe that publicly disclosing detailed KWI criteria and compliance at this early stage of our broiler welfare program could adversely affect our ability to enroll suppliers into the program.

RBI’s approach to addressing broiler welfare practices in our supply chain is science-led and data driven. While we are not directly involved in the raising, feeding, handling, transportation, or processing of animals; as a major global purchaser of chickens, we understand that we can play a role in promoting good practices of care for those animals. We developed our strategy through consultation with leading animal welfare scientists, our supplier advisory council on broiler welfare, and the International Poultry Welfare Alliance (US RSPE-IPWA).

RBI updated its broiler welfare policy in 2023, which established measurable Key Welfare Indicators (KWI’s) to monitor welfare outcomes and enable us to make continuous improvement. RBI is currently scaling up KWI data collection with selected broiler suppliers in North America through its partnership with FAI Farms. We are focused on strengthening and expanding this program to include additional suppliers and geographies with EMEA being our next area of focus.

Today, we collect 15 KWIs that address the following 7 welfare principles (through a combination of measured outcomes and operational practices):

•	Animal Health & Welfare

•	Housing

•	Euthanasia

•	Equipment Use

•	Feed & Water

•	Handling

•	Environment

The KWIs we collect were selected based on input from IPWA, FAI Farms, and our supplier advisory council, however, these KWIs are subject to change as we continue to develop our program, considering the latest animal welfare science, evolving industry best practices, and input from our NGO partners. We intend to continue to report on our progress on chicken welfare.

For these reasons, our Board recommends prioritizing our existing focus on establishing our KWI program and that shareholders vote against this proposal.

Page 66	|	2024 Proxy Statement	Restaurant Brands International

Proposal 9

PROPOSAL 9 – SHAREHOLDER PROPOSAL REGARDING PMSG USE IN PORK

The proponent of Proposal 9: “Shareholder Proposal Regarding PMSG Use in Pork” has withdrawn the proposal. Therefore, Proposal 9 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 9 be tabulated or reported.

Restaurant Brands International	2024 Proxy Statement	|	Page 67

Proposal 10

PROPOSAL 10 – SHAREHOLDER PROPOSAL REGARDING REDUCING PLASTIC USE

RBI has been advised that As You Sow, with an address of 2020 Milvia St. Suite 500, Berkeley, CA 94704, on behalf of Michael Monteiro 2016 Rev Tr, holder of 722 RBI common shares for at least 13 months, and Mack Street 2016 Trust, holder of 1,027 RBI common shares for at least 13 months, intends to submit the following proposal at the Meeting:

The Proponents Proposal:

WHEREAS: Without immediate and sustained new commitments throughout the plastics value chain, annual flows of plastics into oceans could nearly triple by 2040.1

The growing plastic pollution crisis poses increasing risks to Restaurant Brands International (RBI). Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce.2 Governments around the world are increasingly taxing corporations for single-use plastic (SUP) packaging, including new laws in Maine, Oregon, Colorado, and California.3 The European Union has banned ten SUP products commonly found in ocean pollution and imposed a tax on non-recycled plastic packaging waste.4

Pew Charitable Trusts’ groundbreaking study, Breaking the Plastic Wave, concluded that improved recycling alone is insufficient to address plastic pollution – instead, recycling must be coupled with reductions in use, materials redesign, and substitution.5 At least one-third of plastic use can be reduced, and reduction is the most viable solution from environmental, economic, and social perspectives.6

More than one-third of RBI investors supported a 2023 shareholder proposal urging the Company to reduce its plastics use.7 RBI has failed to meaningfully respond.

At least 60 consumer goods and retail companies have committed to reducing their overall use of plastic packaging.8 Competitor McDonald’s has a goal to completely eliminate the use of virgin plastic packaging by 2025,9 and competitor YUM! Brands has a goal to eliminate 10% of virgin plastic use across all its brands by 2025.10 RBI has no stated goal to reduce use of virgin plastic.

Necessary in reducing virgin plastic use is the replacement of disposables with reusable packaging. In 2024, competitor McDonald’s will publish an assessment of opportunities for reusable packaging.11 The report may include possible new actions and potential goal frameworks on reusables.12 Starbucks is also actively embracing reusable packaging with new global reusable container goals, having committed that all stores and drive-throughs will facilitate reusables beginning 2024.13 RBI has no quantifiable goal to transition from disposable packaging to reusables.

BE IT RESOLVED: Shareholders request that the RBI Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could reduce its plastics use in alignment with the one-third reduction findings of the Pew Report, or other authoritative sources, to reduce its contribution to ocean plastics pollution.

SUPPORTING STATEMENT: The report should, at Board discretion:

•	Assess the reputational, financial, and operational risks associated with continuing to use substantial amounts of single-use plastic packaging while plastic pollution grows;

•	Evaluate dramatically reducing the amount of plastic used in our packaging by transitioning to reusables; and

•	Describe how RBI can further reduce single-use packaging, including any planned reduction strategies or goals, materials redesign, substitution, or reductions in use of virgin plastic.

1	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.4
2	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.9
3	https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws
4	https://environment.ec.europa.eu/topics/plastics/single-use-plastics_en
5	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.9
6	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.10

Page 68	|	2024 Proxy Statement	Restaurant Brands International

Proposal 10

7	https://www.asyousow.org/resolutions/2022/12/30-restaurant-brands-sustainable-packaging-policies-for-plastics
8	https://www.ellenmacarthurfoundation.org/global-commitment-2023/overview
9	https://corporate.mcdonalds.com/corpmcd/our-purpose-and-impact/our-planet/packaging-toys-and-waste.html
10	https://www.yum.com/wps/portal/yumbrands/Yumbrands/citizenship-and-sustainability/planet/sustainable-packaging-and-waste-reduction
11	https://www.asyousow.org/press-releases/2023/3/16/mcdonalds-publish-report-reusable-packaging
12	https://www.asyousow.org/press-releases/2023/3/16/mcdonalds-publish-report-reusable-packaging
13	https://stories.starbucks.com/stories/2022/starbucks-global-environmental-and-social-impact-report-2021/

RBI Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal because the sustainability section of our website already includes information on how we have and will reduce our plastic use and our contribution to ocean plastics pollution.

Packaging is highly important to our industry and plays a crucial role in delivering a great experience to our guests. Because of its importance, we have been innovating our packaging over many years and our Restaurant Brands for Good annual report declares the four areas of our sustainable packaging philosophy.

•	reducing or eliminating packaging where possible

•	making responsible material choices to increase the use of renewable and recycled materials

•	designing for circularity at end of life by considering recyclability, reusability, and compostability

•	increasing access to in-store recycling facilities where viable to divert waste from landfills

Many of the projects we have been delivering over recent years as part of our packaging innovation strategy closely align to the eight recommendations made in the frequently-cited Pew Report.

In light of our shareholder engagement, we have expanded our disclosure regarding our approach to reducing the use of plastics. As we have disclosed on our website:

“Our first objective when it comes to plastic packaging is to reduce problematic or unnecessary plastics that are hard to recycle due to their format, composition, or size, and which are more likely to end up in the environment.”

“Another key objective for our plastic packaging is to increase recycled content.”

The sustainability section of our website also includes details of the projects that we have launched in furtherance of these objectives. For example, in 2020, Tim Hortons replaced double cupping at Canadian restaurants with recyclable sleeves. In 2021, Tim Hortons phased out plastic straws from the Canadian restaurants, removing more than 319 million single use plastics and rolled out new paper-based sandwich wrappers that are fully recyclable, reducing more than 379 tonnes of plastic at such time. In 2022 we switched Tim Hortons hot drink lids to Polypropylene to increase recyclability. In parallel we have been testing hot beverage lids with 25% post-consumer recycled material, helping to grow the market for recycled materials, in addition to testing fibre lids with no plastic content whatsoever. As disclosed, we continue to conduct tests on reusable packaging across Tim Hortons and Burger King to improve our practices as we explore methods to make recycling systems commercially viable in our organization.

However, it is important to note that some of the major challenges in packaging and plastic management are related to the fragmented regulatory landscape and inconsistent end-of-life infrastructure around the world. For example, the availability of, and access to, chemical recycling or industrial composting significantly varies country to country. This means that material choices and product designs need to be tailored accordingly. Further, some regulators, such as in France, have promoted reusable solutions including rigid plastics, while other markets have focused on moving to plastic free packaging instead.

As an effort to further improve our commitment to sustainable packaging, in our 2024 Restaurant Brands for Good annual report, we are updating our commitment to sustainable use of plastics to include a new commitment to

Restaurant Brands International	2024 Proxy Statement	|	Page 69

Proposal 10

reduce the volume of single use virgin-plastic in packaging in our US and Canadian restaurants by a minimum of 10% by the end of 2026. We view this as a realistic step on our journey to sustainable plastics use and will continue to review ways to develop improved packaging offerings together with our supplier base.

Our Board believes that our current disclosure already includes information on how we have and will continue to reduce our plastic use and our contribution to ocean plastics pollution and recommends that shareholders vote against the proposal.

Page 70	|	2024 Proxy Statement	Restaurant Brands International

Proposal 11

PROPOSAL 11 – SHAREHOLDER PROPOSAL TO REQUIRE BOARD CHAIR TO BE INDEPENDENT

RBI has been advised that The Accountability Board, Inc., holder of 739 RBI common shares at least $2000 of which have been held for at least a year, intends to submit the following proposal at the Meeting:

The Proponents Proposal:

Dear fellow shareholders,

J. Patrick Doyle is not an independent director, yet chairs RBI’s Board.

By contrast, many RBI competitors—including McDonald’s, Wendy’s and Yum! Brands—have independent Chairs. And indeed, having a non-independent Chair can weaken a corporation’s governance, harm shareholder value, and has been increasingly falling out of practice.

According to the 2022 Canada Spencer Stuart Board Index (CSSBI): Over three-quarters (79) of the CSSBI 100 board chairs in 2022 were serving as non-executives (distinct and separate from the CEO and/or executive chair roles), “following a long-standing governance practice of Canada’s large public companies.” And most (85%) of the non-executive board chairs were independent in 2022.

The shift toward board Chair independence makes sense, considering that management’s most important role is to effectively run the company and the board’s is to effectively provide oversight of management, so a lack of checks and balances may arise when the board is chaired by executive management.

As RBC says: “It is a matter of good governance practice that an independent director be appointed to the position of chair of the board of directors” and “[a]n independent chair is one of the primary mechanisms by which board independence is maintained.”

Similarly, “The chair of the board should ideally be an independent director,” reports Institutional Shareholder Services (ISS), “to help provide appropriate counterbalance to executive management.”

And reports Glass Lewis: “Glass Lewis’ view is that shareholders are better served when the board is led by an independent chair, a role which we believe is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chair. This, in turn, leads to a more proactive and effective board of directors.”

“We believe that the presence of an independent chair fosters the creation of a thoughtful and dynamic board not dominated by the views of senior management,” concludes Glass Lewis.

We agree—and think that to modernize the company’s corporate governance structure moving forward, it ought to be chaired by an independent director.

RESOLVED: Shareholders ask the Board to adopt a policy, and amend the bylaws as necessary, to require the Board Chair to be an independent director. The policy may provide that (i) if a Chair at any time ceases to be independent, the Board shall replace the Chair with a new, independent, Chair; (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair; and (iii) that the policy shall apply prospectively so as not to violate any contractual obligation existing at its adoption.

Thank you.

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Proposal 11

RBI’s Response:

Our Board unanimously recommends that shareholders vote AGAINST this proposal as we believe our strong corporate governance practices and policies should allow us to maintain flexibility and that Patrick Doyle brings significant value to RBI in his role as Executive Chair.

In keeping with leading corporate governance standards, the Board has had separate people serving in the roles of Chairman and CEO since our formation in 2014. In addition, our Board appointed a Lead Independent Director to strengthen effective independent oversight.

The Board values robust oversight and independent leadership on the Board and believes that its current leadership structure accomplishes both. Our existing Board leadership structure, consisting of separate roles for the Executive Chair and CEO, together with a Lead Independent Director: (1) allows the Chair to focus on leading the Board in its oversight and governance responsibilities as well as its role of establishing long-term strategy for RBI, (2) allows the CEO to focus on executing RBI’s current strategic plans and initiatives and overseeing and directing the operations of the Company and (3) allows the Lead Independent Director, together with engaged independent directors, to provide strong independent oversight.

Our Lead Independent Director’s robust roles and responsibilities, as provided in the authorizing resolutions, are broad and similar to those of an independent Chairman, including:

•	presiding at Board meetings at which the Executive Chair is not present; including executive sessions of independent directors;

•	serving as a liaison between the Executive Chair, the CEO and the independent directors;

•	previewing information provided to the Board and approving meeting agendas, which may include consideration of risk matters;

•	calling meetings of independent directors; and

•	being available to represent the Board in communications with shareholders and other stakeholders.

In addition to our strong Lead Independent Director, our Board structure and corporate governance practices demonstrate our commitment and accountability to our shareholders, including:

•	a majority of our directors are required to be independent;

•	all of our directors stand for election annually,

•	all of the members of each of our standing Board Committees are independent;

•	the Board and each Board Committee have the authority to hire independent legal, financial or other advisors at the Company’s expense; and

•	our independent directors meet in executive sessions throughout the year.

As our Executive Chairman since January 2023, Mr. Doyle provides the Board and our senior executives, including our CEO, with unparalleled perspective, guidance, advice and strategic vision regarding the quick service restaurant industry and RBI’s business, operations and strategy given his decades of proven experience. As Mr. Doyle does not have daily operational responsibilities, he is focused on leading the Board and fulfilling critical oversight and governance responsibilities. Mr. Doyle serves as a bridge between the Board and the CEO, offering guidance and strategic direction on an ongoing basis between Board sessions.

While Mr. Doyle, as Executive Chairman, is an officer of RBI and therefore not independent under the NYSE rules, he does not serve as CEO, is not responsible for managing the daily operations of the company and does not receive any salary or bonus in connection with his service to RBI.

Page 72	|	2024 Proxy Statement	Restaurant Brands International

Proposal 11

Notably, Mr. Doyle’s significant equity stake in RBI, including the personal $30 million investment he made in connection with his appointment in November 2022, ensures his alignment with the interests of fellow shareholders.

The submitted shareholder proposal is inconsistent with Mr. Doyle remaining as our Executive Chair and we believe that Mr. Doyle continuing in that position serves the best interests of RBI or its shareholders.

For these reasons, our Board recommends retaining flexibility with respect to our governance structure and that shareholders vote against this proposal.

Restaurant Brands International	2024 Proxy Statement	|	Page 73

Other Information

SECURITY OWNERSHIP

This table shows ownership information for (i) any person or company known by our directors and executive officers to beneficially own, or control or direct, directly or indirectly, more than 5% of our common shares or more than 5% of the Partnership exchangeable units, (ii) each of our directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table on page 45 and (iv) all directors and executive officers as a group. This information is presented as of April 12, 2024. The percentage ownership under the columns entitled “Common Shares” and “Partnership Exchangeable Units” specifies the percentage of the applicable class represented by the number of common shares or Partnership exchangeable units so owned, controlled or directed and is based upon 316,382,439 common shares, and 133,595,544 Partnership exchangeable units outstanding as of the close of business on April 12, 2024. The percentage of “Total Voting Power” is calculated assuming that the holders of all of the Partnership exchangeable units properly provide voting instructions.

Under SEC rules, “beneficial ownership” for purposes of this table takes into account shares as to which the individual has or shares voting and/or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act.

Except as indicated in the footnotes to this table, to the best of our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all common shares or Partnership exchangeable units shown as beneficially owned by them. Except as otherwise indicated, the address of each individual or entity named in this table is c/o Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

Voting Securities Beneficially Owned

Name of Beneficial Owner	Common Shares (#)		% of Class of Common Shares	Partnership Exchangeable Units (#)		% of Class of Partnership Exchangeable Units	Total Shares Beneficially Owned (#)	Total Voting Power (%)
3G Funds(1)	—		—	123,312,485		92.3%	123,312,485	27.4
Capital World Investors(2)	42,717,211		13.5	—		—	42,717,211	9.5
Pershing Square Funds(3)	25,119,016		7.9%	3,942,553		3.0%	29,061,569	6.5%
Named Executive Officers, Directors and Nominees:
Alexandre Behring	278,496	(4)	*	—		—	278,496	†
Maximilien de Limburg Stirum	6,612	(5)	*	—		—	6,612	†
J. Patrick Doyle	562,503	(6)
Cristina Farjallat	1,436	(5)
Jordana Fribourg	934	(5)	*	—		—	934	†
Ali G. Hedayat	31,418	(7)	*	—		—	31,418	†
Marc Lemann	18,714	(8)	*	—		—	18,714	†
Jason Melbourne	5,776	(5)	*	—		—	5,776	†
Daniel S. Schwartz	1,393,041	(9)	*	137,996	(10)	*	1,531,036	†
Thecla Sweeney	4,153	(11)	*	—		—	4,153	†
José E. Cil	711,236	(12)	*	105,758		*	816,994	†
Joshua Kobza	1,121,795	(13)	*	5,413		*	1,127,208	†
Matthew Dunnigan	—		*	—		—	—	†
Thomas Curtis IV	27,104		*	—		—	27,104	†
Axel Schwan	203,479	(14)	*	—		—	203,479	†
David Shear	19,485		*	—		2,545	22,030	†
All executive officers and directors as a group (21 persons)	5,814,857	(15)	1.8%	311,866		*	6,126,723	†

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Other Information

*	Represents beneficial ownership of less than one percent (1%) of the class of outstanding common shares or Partnership exchangeable units, as applicable.
†	Represents beneficial ownership of less than one percent (1%) of the combined voting power of the outstanding common shares and Partnership exchangeable units.
(1)

According to the Schedule 13D (Amendment No. 19) filed on September 6, 2023 by 3G Restaurant Brands Holdings General Partner Ltd., a Cayman Islands exempted company (“3G RBH GP”) and 3G Restaurant Brands Holdings LP, a Cayman Islands limited partnership (“3G RBH”, and together with 3G RBH GP, the “3G Funds”), the 3G Funds own an aggregate of 123,312,485 Partnership exchangeable units with voting rights in respect of the common shares on a one vote per unit basis. Each of the 3G Funds shares voting and investment power with respect to all 123,312,485 Partnership exchangeable units. The principal business address of the 3G Funds is c/o 3G Capital, Inc., 600 Third Avenue 37th Floor, New York, New York 10016.

(2)

According to the Schedule 13G/A (Amendment No. 5) filed on February 9, 2024 by Capital World Investors (“Capital World”), an investment adviser registered under the Investment Advisers Act of 1940, as amended, and division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc. and Capital Group Investment Management Private Limited. Of the 42,717,211 common shares beneficially owned, Capital World has (a) sole voting power with respect to 42,602,515 common shares, and (b) sole investment power with respect to all 42,717,211 common shares. According to the Schedule 13G/A, Capital World’s divisions of each of the investment management entities collectively provide investment management services under the name Capital World Investors. The principal business address of Capital World is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(3)

According to a Schedule 13D (Amendment No. 1) filed on June 2, 2020 by Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), PS Management GP, LLC, a Delaware limited liability company (“PS Management”), and William A. Ackman, a citizen of the United States of America. Pershing Square advises the accounts of Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”) and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS and International, the “Pershing Square Funds”). PS Management serves as the general partner of Pershing Square. Mr. Ackman is the Chief Executive Officer of Pershing Square and the managing member of PS Management. Of the total amount beneficially owned, each of Pershing Square, PS Management and Mr. Ackman shares voting and investment power with respect to 25,119,016 common shares and 381,005 Partnership exchangeable units, and Mr. Ackman has sole voting and investment power with respect to 3,561,548 Partnership exchangeable units. The principal business address of Pershing Square is 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

(4)

This amount includes (i) 130,496 RSUs that settle upon termination of board service, of which (a) 128,704 are held by CLBB Investments Holdings Fund Ltd. (“CLBB Investments”) and (b) 1,792 are held directly, and (ii) 148,000 common shares held by CLBB Investments. Mr. Behring is the owner of CLBB Investments. Mr. Behring disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(5)	This amount represents RSUs that settle upon termination of board service.
(6)

This amount represents 500,000 common shares held by Lodgepole 231 LLC of which Mr. Doyle is the sole member and investment manager. Mr. Doyle disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(7)	This amount includes (i) 15,309 RSUs that settle upon termination of board service and (ii) 11,381 common shares issuable pursuant to options that are exercisable within 60 days after April 12, 2024.
(8)

This amount includes (i) 3,714 RSUs that settle upon termination of board service and (ii) 15,000 common shares held by Maai Ltd., of which the Mr. Lemann is the sole owner. Mr. Lemann disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(9)

This amount includes (i) 10,834 RSUs that settle upon termination of board service, 1,549 of which are held by Miami Restaurant Holdings LLC (“MRH”), (ii) 527,636.6 common shares held by MRH, and (iii) 854,570 common shares held by Ameco Food Holdings LLC (“Ameco”). Mr. Schwartz holds all voting and dispositive power over the securities held by Ameco and MRH. Mr. Schwartz disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(10)	This amount includes (i) 14,296 Partnership exchangeable units held by MRH and (ii) 123,700 Partnership exchangeable units held by Ameco.
(11)	This amount includes 2,803 RSUs that settle upon termination of board service.
(12)

This amount includes (i) 157,581 common shares held directly by Mr. Cil, (ii) 46,500 common shares held by an irrevocable life insurance trust, (iii) 363,698 common shares held by irrevocable family trusts, and (iv) an aggregate of 143,457 common shares held by four grantor retained annuity trusts, of which Mr. Cil is the trustee and annuitant.

(13)	This amount includes 535,494 common shares issuable pursuant to options that are exercisable within 60 days after April 12, 2024.
(14)	This amount includes 70,000 common shares issuable pursuant to options that are exercisable within 60 days after April 12, 2024.
(15)

Includes in the aggregate (i) 176,980 RSUs that settle upon the termination of board service by respective board members and (ii) 1,157,207 common shares issuable pursuant to options that are exercisable within 60 days after April 12, 2024.

Delinquent Section 16(a) Reports

Compliance with Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own 10% or more of a class of our equity securities to file ownership reports with the SEC. Based solely on a review of the reports filed with the SEC and written representations from our executive officers and directors, we believe that during 2023 all Section 16(a) filing requirements were complied with on a timely basis.

Restaurant Brands International	2024 Proxy Statement	|	Page 75

Other Information

Pay Versus Performance
The following table reports the compensation of our CEO (PEO) and the average compensation of our other NEOs as reported in the Summary Compensation Table for the past four years, as well as their “compensation actually paid”, alongside total shareholder return (TSR) and net income metrics, and a company-selected measure of Adjusted EBITDA. We selected this measure as the most important in linking compensation actually paid to our NEOs for 2023 to our performance, as Adjusted EBITDA was the predominant metric used in our 2023 annual incentive plan, as described in more detail above.

Year 1	Summary Compensation Table Total for First PEO	Compensation Actually Paid to First PEO 2	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to Second PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Share- holder Return	Peer Group Total Shareholder Return	Net Income (millions)	Adjusted EBITDA (in millions)
2023	$2,919,736	$22,058,277	$28,967,541	$77,213,418	$7,215,978	$12,712,740	$141.28	$157.59	$1,718	$2,554
2022	$17,051,342	$27,404,712	$0	$0	$36,433,352	$57,793,584	$113.35	$124.79	$1,482	$2,378
2021	$13,968,789	$13,978,748	$0	$0	$6,914,601	$6,379,416	$102.38	$152.39	$1,253	$2,248
2020	$20,054,416	$17,686,735	$0	$0	$7,709,451	$6,253,319	$99.66	$118.40	$750	$1,864

1
Mr. Cil is the PEO for 2020, 2021, 2022 and two months of 2023. Mr. Kobza is PEO for the remainder of 2023. The other NEOs for each year are: for 2023 – Messrs. Dunnigan, Shear, Schwan and Curtis, for 2022 – Messrs. Doyle, Dunnigan, Kobza and Shear, for 2021 – Messrs. Dunnigan, Kobza, Shear and Curtis, and for 2020 – Messrs. Dunnigan, Kobza, Schwan and Siddiqui.

2
The dollar amounts shown is this column reflect “compensation actually paid” calculated by adjusting the amounts in the summary compensation table in accordance with SEC rules. As required, the dollar amounts include unpaid amounts of equity compensation that may be realizable in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to the CEO or other NEO during the applicable years. The adjustments made are shown in the table below:

CEO Equity Adjustments

	2020	2021	2022	2023 – 1 st CEO	2023 - 2 nd CEO
Summary Compensation Table Total Compensation ($)	20,054,416	13,968,789	17,051,342	2,919,736	28,967,541
Less: Stock and Option Award Values Reported in SCT ($)	(17,716,706)	(10,769,665)	(13,575,946)	(2,571,384)	(26,007,809)
Plus: Fair Value of Stock and Options Awards Granted in Year ($)	16,327,370	7,792,950	15,204,487	2,223,970	57,461,293
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(1,571,152)	(341,716)	4,528,849	13,737,077	11,220,283
Fair Value as of Vesting Date of Equity Award Granted and Vested in Year ($)	0	1,423,917	734,069	699,434	477,567
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in Year ($)	(1,432,805)	(111,328)	157,046	893,104	533,178
Less: Fair Value of Stock and Option Awards that fail to meet vesting conditions during Year ($)	(0)	(0)	(0)	(0)	(0)
Plus: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	2,025,612	2,015,801	3,304,865	4,156,340	4,561,366
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(0)	(0)	(0)	(0)	(0)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0	0	0	0
Compensation Actually Paid ($)	17,686,735	13,978,748	27,404,712	22,058,277	77,213,418

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Table of Contents
Other Information

Average Other NEO Equity Adjustments

	2020	2021	2022	2023
Summary Compensation Table Total Compensation ($)	7,709,451	6,914,601	36,433,352	7,215,978
Less: Stock and Option Award Values Reported in SCT ($)	(6,293,970)	(4,942,911)	(34,402,665)	(5,205,781)
Plus: Fair Value of Stock and Options Awards Granted in Year ($)	5,854,254	3,640,557	53,815,223	6,230,469
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(584,003)	(250,129)	1,328,710	3,053,515
Fair Value as of Vesting Date of Equity Award Granted and Vested in Year ($)	0	585,031	264,387	282,346
Change in Fair Value of Stock and Options Awards from Prior Years that Vested in Year ($)	(1,304,992)	(144,704)	(524,058)	208,276
Less: Fair Value of Stock and Option Awards that fail to meet vesting conditions during Year ($)	(0)	(0)	(0)	(0)
Plus: Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	872,581	576,970	878,635	927,936
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans ($)	(0)	(0)	(0)	(0)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans ($)	0	0	0	0
Compensation Actually Paid ($)	6,253,319	6,379,416	57,793,584	12,712,740
Disclosure of Most Important Measures Linking Compensation Actually Paid During 2023 to Company Performance
As required, we disclose below the most important measures used by RBI to link compensation actually paid to our NEOs for 2023 to our performance. For further information regarding these performance metrics and their function in our executive compensation program, please see “Compensation Discussion and Analysis” beginning on page
30
.
2023 Most Important Measures (Unranked)

Adjusted EBITDA	Net Restaurant Growth

Comparable Sales	Total Shareholder Return

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Table of Contents
Other Information

Required Disclosure of the Relationship Between Compensation Actually Paid and Financial Performance Measures
The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between RBI total shareholder return and that of the S&P 500 Restaurants Index. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years. Dollar amounts are shown in millions.

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Other Information

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding our CEO).

As of December 31, 2023, our employee population consisted of approximately 8,200 individuals working in locations around the world, including full-time and part-time employees. We selected December 31, 2023 as the determination date for identifying the median employee.

To identify the median employee based on our employee population as of December 31, 2023, we calculated the amount of annual total cash compensation paid to all of our employees (other than our CEO). We calculated annual cash compensation using a reasonable estimate of the hours worked during 2023 for hourly employees and the actual salary and cash bonus paid for our salaried employees. We annualized pay for those who commenced work during 2023. We did not make any cost-of-living or other adjustments in identifying the median employee.

For 2023, we calculated the 2023 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $31,525.

Utilizing the same executive compensation rules and based on the amount reported in the “Total” Column of our 2023 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $28,967,541 (including $24,252,000 arising from the grant date fair value of PSUs). The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 919 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

This pay ratio disclosure is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor RBI’s management uses the pay ratio measure in making any compensation decisions.

Restaurant Brands International	2024 Proxy Statement	|	Page 79

Questions and Answers About the Meeting and Voting

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

ABOUT THIS PROXY STATEMENT

For the 2024 Annual General Meeting of Shareholders to be held on June 6, 2024

This proxy statement is provided in connection with RBI soliciting proxies for use at the Meeting of the shareholders of RBI to be held in person on June 6, 2024 at 8:00 a.m. (Eastern Time), or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the Notice of Meeting.

We expect to mail an Important Notice Regarding Internet Availability of Proxy Materials for the 2024 Annual General Meeting of Shareholders (the “Notice”) on or about April 25, 2024. The proxy materials are available at www.envisionreports.com/RBI2024.

Registered shareholders and duly appointed proxyholders can attend the meeting at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1.

After the Meeting, we will post answers to all properly submitted questions on our investor relations website (www.rbi.com) along with a recording of the Meeting.

A summary of the information shareholders will need to attend and vote at the Meeting is provided below.

HYBRID MEETING FORMAT

We are conducting a hybrid shareholder meeting, allowing participation both online and in person. Registered shareholders and duly appointed proxyholders can attend the meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 or online at https://web.lumiagm.com/472358988 where they can participate, vote, or submit questions during the meeting’s live webcast. Non-registered (beneficial) shareholders and holders of partnership units who have not duly appointed themselves as proxyholder will be able to attend the Meeting online as guests, but guests will not be able to vote or ask questions at the Meeting.

After the Meeting, we will post answers to all properly submitted questions on our investor relations website (www.rbi.com) along with a recording of the Meeting webcast.

A summary of the information shareholders will need to attend and vote at the Meeting is provided below.

GENERAL VOTING INFORMATION

Who may vote at the Meeting?

There are two classes of voting shares eligible to vote at the Meeting:

›	our common shares; and

›	our special voting share.

You may vote if you were the record holder or beneficial owner of shares of either of these two classes as of the close of business on April 12, 2024 (the “Record Date”).

If you are a record holder or beneficial owner of Partnership exchangeable units as of the close of business on the Record Date, you are entitled to vote indirectly through the special voting share which is held by Computershare Trust Company of Canada (the “Trustee”, “Computershare” or the “Transfer Agent”), pursuant to a voting trust agreement, dated December 12, 2014, among RBI, Partnership and the Trustee (the “voting trust agreement”). See “—What are my voting rights if I hold Partnership exchangeable units” for more information about the voting rights associated with Partnership exchangeable units. Holders of common shares vote together as a single class with the holder of the special voting share, except as otherwise provided by law.

Page 80	|	2024 Proxy Statement	Restaurant Brands International

Questions and Answers About the Meeting and Voting

How many votes are eligible to be cast at the Meeting?

A total of 316,382,439 votes are eligible to be cast at the Meeting. As of the close of business on the Record Date, we had outstanding 133,595,544 common shares and one special voting share. The Trustee, as holder of the special voting share, may vote up to the number of Partnership exchangeable units outstanding (and not held by RBI and its subsidiaries) as of the close of business on the Record Date, or 449,977,983 votes.

What are my voting rights if I hold common shares?

Each common share is entitled to one vote.

What are my voting rights if I hold Partnership exchangeable units?

If you are a record holder of Partnership exchangeable units, you may vote indirectly by sending voting instructions to the Trustee who holds the special voting share and may vote the number of Partnership exchangeable units outstanding as of the close of business on the Record Date for which it has received voting instructions from the holders thereof in accordance with those instructions. If the Trustee does not receive such instructions, those voting rights will not be exercised. However, a record holder of Partnership exchangeable units may obtain a proxy from the Trustee entitling the holder or its designee to attend and vote at the Meeting, as described below. A record holder of Partnership exchangeable units is entitled to give voting instructions to the Trustee (or obtain a proxy, as applicable) for a number of votes equal to the number of Partnership exchangeable units that the holder held as of the close of business on the Record Date. See “— Attending the Meeting” below for instructions on attending and voting at the Meeting and the attached Appendix A for further details as to the voting rights associated with the Partnership exchangeable units.

How many votes must be present to hold the Meeting?

Two persons holding or representing by proxy at least a majority of the votes eligible to be cast at the Meeting, or 224,988,992 votes, will constitute a quorum. Common shares and the special voting share represented in person at the Meeting or by proxy, including such shares which withhold or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present. If we do not have a quorum, we will adjourn the Meeting and reconvene the Meeting at a later date. At any such reconvened Meeting, two persons holding or representing by proxy at least twenty-five percent of the votes eligible to be cast at the Meeting will constitute a quorum.

What is the difference between a shareholder of record and a beneficial owner?

If your common shares are registered directly in your name with the Transfer Agent, you are considered a “registered shareholder” and the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee, or other intermediary, you are considered the “beneficial owner” of shares held in “street name”.

I am a shareholder of record of common shares – How do I vote?

If you are a shareholder of record of common shares as of the close of business on the Record Date, you may vote in person or online at the Meeting (as described below) or you may vote by proxy prior to the Meeting. There are three ways to vote prior to the Meeting:

1.

Internet Voting: You may vote by logging on to www.envisionreports.com/RBI2024 and clicking on Cast your Vote. If you requested proxy materials by mail, you may also vote by utilizing the website noted on the proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

2.

Telephone Voting: You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the Notice or proxy card. You may not appoint a person as proxy holder other than the management nominees named in the Notice or proxy card if you vote by telephone. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Restaurant Brands International	2024 Proxy Statement	|	Page 81

Questions and Answers About the Meeting and Voting

3.

Return Your Proxy Card by Mail: If you requested proxy materials by mail, you may vote by completing, signing, and returning the proxy card in the postage-paid envelope provided with the proxy materials. The proxy holders will vote your shares according to your directions.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by 11:59 p.m. (Eastern Time) on June 4, 2024. If the Meeting is adjourned or postponed, your proxy must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting.

What if I hold my common shares in “street name”?

Holders in “street name”, or beneficial owners, of common shares, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials and vote online. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

I am a holder of record of Partnership exchangeable units – How do I vote?

If you are a record holder of Partnership exchangeable units on the Record Date, you are entitled to instruct the Trustee as to the exercise of the voting rights attached to the special voting share for each Partnership exchangeable unit that you owned of record as of the Record Date.

You may instruct the Trustee as to the exercise of your votes by following the instructions in the Notice or by logging on to www.envisionreports.com/RBI2024 and clicking on “Cast your Vote”. Please follow the website prompts that allow you to exercise your votes and confirm that your instructions have been properly recorded.

Alternatively, if you have requested the proxy materials by mail, you may direct the Trustee as to the exercise of your votes by completing, signing, and returning the voting instruction form (the “voting instruction”) in the postage-paid envelope provided with the voting materials.

You may also instruct the Trustee to give a proxy to a designee of your selection (which may be you, if you intend on attending the Meeting as described below) to either exercise those votes in accordance with your instructions or to attend the Meeting and exercise those votes, as proxy of the Trustee.

The Trustee must receive your voting instruction, including any proxy request in that instruction, by 11:59 p.m. (Eastern Time) on June 4, 2024. A voting instruction received after this time will not be binding on the Trustee. If the Meeting is adjourned or postponed, your voting instruction must be received by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. Further details on how to instruct the Trustee to vote, or to obtain a proxy from the Trustee, are included in the voting instruction.

What if I hold my Partnership exchangeable units in “street name”?

Holders in “street name”, or beneficial owners, of Partnership exchangeable units, will receive a Notice indirectly through such holders’ brokers or other intermediaries. The Notice contains instructions on how to access our proxy materials online and how to vote. You should follow the voting instructions of your broker or other intermediary. If you provide specific voting instructions by mail, or the Internet, your broker or nominee will instruct the Trustee as you have directed. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out above. You should contact your broker or intermediary for further details.

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Questions and Answers About the Meeting and Voting

What am I voting on and how does the Board recommend that I vote?

You will be voting on the following nine proposals at the Meeting. The proponent of Proposals 4 and Proposal 9 has withdrawn the proposals. Therefore, Proposals 4 and 9 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposals 4 or 9 be tabulated or reported. Due to the timing of the withdrawal the proxy card and voting instruction forms distributed or presented online with the Proxy Statement include both Proposals. The proxy card and voting instruction forms remain valid, and the Company will not distribute new voting instructions or proxy cards. Our Board’s recommendation for each of these proposals is set forth below:

Voting Item	Board Recommendation

Item 1. Election of ten directors specifically named in this proxy statement, each to serve until the close of the 2024 Annual Meeting or until his or her successor is elected or appointed.	FOR each director nominee

Item 2. Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (the “say-on-pay vote”).	FOR

Item 3. Appoint KPMG as our auditors to serve until the close of the 2025 Annual Meeting and authorize our directors to fix the auditors’ remuneration.	FOR

Item 4-11. Shareholder Proposals, if properly presented at the Meeting.	AGAINST

We will also consider any other business properly brought before the Meeting.

What vote is required to approve each proposal?

Holders of common shares and the special voting share will vote together as a single class for each proposal.

Proposal	Vote required to approve the proposal
Election of directors	Majority of the votes cast.
Say-on-pay vote	This is a non-binding advisory vote. Our Board will consider our executive compensation to have been approved if the proposal receives more votes cast “for” than “against”.
Appointment of KPMG as our auditors and authorization to fix the auditors’ remuneration	Majority of the votes cast.
Shareholder proposals	These are non-binding shareholder proposals. Our Board will consider these proposals to have been approved if the proposal receives more votes cast “for” than “against”.

What is the effect of the say-on-pay advisory vote on Proposal 2?

Although the advisory say-on-pay vote on Proposal 2 is non-binding, our Board of Directors and the Compensation Committee will review the results of the vote and take them into account in making decisions concerning executive compensation and the frequency of such advisory votes.

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Questions and Answers About the Meeting and Voting

What are my voting options with respect to each of the proposals?

Proposal	Voting Options	Impact of Vote
Proposal 1	For each nominee, you may vote “For” or “Against” or “Abstain”.	“For” and “Against” votes will be cast accordingly.

Proposal 2	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposal 3	For this proposal, you may vote “For” the appointment of the proposed auditors or “Withhold” your vote.	“For” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

Proposals 4-11	For this proposal, you may vote “For”, “Against” or “Withhold” your vote.	“For” and “Against” votes will be cast accordingly. If you select “Withhold”, your vote will not be counted as a vote cast on this proposal.

We have provided the option to vote “Abstain” on Proposal 1 and “Withhold”, as well as “For” or “Against” on Proposals 2 and 4-11 and, therefore, your “Withhold” vote for these matters will be the equivalent of an abstention and will not impact whether any of such proposals is approved. “Withhold” votes will be counted for purposes of determining a quorum.

Will my securities be voted if I do not return my proxy or provide my voting instruction?

No. If you do not attend and vote your common shares at the Meeting or vote by proxy, your shares will not be voted. If you are the holder of record of Partnership exchangeable units and do not provide your voting instructions to the Trustee, the Trustee will not exercise the voting rights in respect of your Partnership exchangeable units. However, a record holder of Partnership exchangeable units may instruct the Trustee to give a proxy to the holder or its designee entitling the holder or that designee to attend and vote at the Meeting so long as the holder takes the additional step to register the proxyholder with Computershare to attend online. See “Can I vote online at the Meeting?”.

What if I provide my proxy or give my voting instruction without making any selections or if I vote or provide voting instructions on only some, but not all, of the proposals?

If your proxy or voting instruction does not mark selections or marks some but not all proposals, then:

›

Shareholders of Record – Common Shares. Your shares will be voted by the persons named in the proxy (the “proxy holders”) in accordance with (i) your instructions, if any, and (ii) the recommendations of the Board of Directors as set forth in this proxy statement for any proposals for which you did not vote.

›

Beneficial Owners – Common Shares. As required under the Canada Business Corporations Act (“CBCA”), your vote will be counted for purposes of determining a quorum and for the proposal(s) on which you voted, but will be considered a “broker non-vote” with respect to the proposal(s) on which you did not vote. These broker non-votes will have no impact on any proposal, as the standard for each of our proposals is based on “votes cast.”

›

Holders of Record and Beneficial Owners – Partnership Exchangeable Units. The votes in respect of your Partnership exchangeable units will be counted for purposes of determining a quorum and for the proposal(s) for which you provided instructions but will not be considered a “vote cast” with respect to the proposal(s) for which you did not provide instructions. These non-votes will have no impact on any proposal, as the standard for each of the proposals is based on “votes cast.”

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Questions and Answers About the Meeting and Voting

What if other matters are presented for consideration at the Meeting?

As of the date of this proxy statement, our management is not aware of any matters that will be presented for consideration at the Meeting other than those matters identified in the Notice of Meeting, nor does our management know of any amendments or variations of any of the matters identified in the Notice of Meeting. However, if any other matters properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting, or if any of the matters identified in the Notice of Meeting are amended or varied, and such new matter, amendment or variation calls for a vote of shareholders, validly completed proxies (including any proxies given at the instruction of a holder of Partnership exchangeable units) will be voted in respect of such new matter, amendment or variation in accordance with the judgment of the proxy holders pursuant to the discretionary authority conferred upon them by the enclosed form of proxy or voting instruction, as applicable.

Can I vote online or in person at the Meeting?

Common shares that are registered directly in your name may be voted online or in person at the Meeting. In addition, you have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting, either online or in person. To do so, insert the name of your chosen proxy in the space provided on the form of proxy. If you hold common shares in street name and you wish to vote those shares online at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds your shares to obtain the necessary proxy. After obtaining a proxy, you must register the proxyholder with Computershare for the proxyholder to attend the Meeting online or in person and vote. See “Attending the Virtual Meeting”.

If you are a holder of record of Partnership exchangeable units, you may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting and personally exercise (as proxy of the Trustee) the votes attached to the special voting share that you would otherwise be entitled to instruct the Trustee to vote. If you hold Partnership exchangeable units in street name and you wish to vote those units at the Meeting (or have another person attend and vote on your behalf), you should contact the broker or nominee that holds those units and follow their instructions to obtain the necessary proxy. After obtaining a proxy, in order for the proxyholder to attend the Meeting online and vote you must register the proxyholder with Computershare. See “Attending the Virtual Meeting” below.

Can I change my mind after I deliver my proxy or submit my voting instruction?

Yes. If you are a shareholder of record of common shares, you may change your vote or revoke your proxy by:

›

submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy at any time up to 11:59 p.m. (Eastern Time) on June 4, 2024, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed;

›

delivering new written instructions to us at 130 King Street West, Suite 300, Toronto, Ontario Canada M5X 1E1, Attention: Corporate Secretary, or to our Transfer Agent at its address specified below, in each case at any time up to 11:59 p.m. (Eastern Time) on June 4, 2024, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›	any other means permitted by law.

Any written instructions must be executed by the shareholder or the shareholder’s authorized attorney or, if the shareholder is a corporation, under its corporate seal or by a duly authorized officer.

If you hold your common shares in street name, and wish to change your vote or proxy nominee, you should consult your broker or nominee with respect to submitting new voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form.

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Questions and Answers About the Meeting and Voting

If you are a holder of record of Partnership exchangeable units, you may revoke or amend your voting instruction by:

›

submitting a new voting instruction via the Internet after the date of your earlier submitted voting instruction at any time up to 11:59 p.m. (Eastern Time) on June 4, 2024, or by 8:00 a.m. on the last business day before the day of the Meeting if the Meeting is adjourned or postponed; or

›

delivering new written instructions to the Trustee at its address specified below at any time up to 11:59 p.m. (Eastern Time) on June 4, 2024, or by 8:00 a.m. on the last business day before the day of the Meeting if the meeting is adjourned or postponed.

If you hold your Partnership exchangeable units in street name, you should consult your broker or nominee with respect to revoking or amending your prior voting instructions.

If you log in to the Meeting online using your Control Number and accept the terms and conditions, you will be revoking any and all previously submitted proxies and will be provided the opportunity to vote online by ballot. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you will be able to attend the Meeting as a guest. See “Attending the Virtual Meeting” below.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice or proxy card it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, through which you hold common shares or Partnership exchangeable units. Please vote or provide voting instructions for all of the common shares or Partnership exchangeable units you own. We encourage you to register all of these securities in the same name and address. You may do this by contacting your broker or other nominee or the Transfer Agent. The Transfer Agent may be reached through the following methods:

By Mail: Computershare Trust Company of Canada 100 University Ave, 8th Floor Toronto, Ontario, M5J 2Y1	By Telephone: (800) 564-6253 (toll free North America) (514) 982-7555 (international direct dial)

By Email: service@computershare.com	By Internet: www.computershare.com/service

ATTENDING THE MEETING

How can I attend and vote at the Meeting?

Registered shareholders and duly appointed proxyholders, including non-registered shareholders and holders of Partnership exchangeable units who have duly appointed themselves as proxyholder, can attend the Meeting in person at 130 King Street West, Suite 300, Toronto, Ontario, M5X 1E1 (see “What do I need to bring to attend the Meeting in person?” below) or online at https://web.lumiagm.com/472358988.

•	Registered shareholders and duly appointed proxyholders can participate in the Meeting online by clicking “I have a login” and entering a Username and Password before the start of the meeting.

•

Registered shareholders—The 15-digit control number located on the form of proxy, the notice or in the email notification you received is the Username. The Password to the Meeting is “restaurants2024”.

•	Duly appointed proxyholders – Computershare will provide the proxyholder with a Username after the voting deadline has passed. The Password to the Meeting is “restaurants2024”.

•

Voting at the Meeting will only be available for Registered shareholders and duly appointed proxyholders. Beneficial shareholders and holders of Partnership exchangeable units who have not appointed themselves proxyholder may attend the Meeting online as a guest by clicking “I am a guest” and completing the online form.

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Questions and Answers About the Meeting and Voting

Shareholders who wish to appoint a third-party proxyholder to represent them at the online Meeting must submit their proxy or voting instruction form (as applicable) prior to registering their proxyholder. Registering the proxyholder is an additional step once a shareholder has submitted their proxy/voting instruction form. Failure to register a duly appointed proxyholder will result in the proxyholder not receiving a Username to participate in the Meeting online. To register a proxyholder, shareholders MUST visit http://www.computershare.com/ RBI for common shareholders and http://www.computershare.com/ RBILP for holders of Partnership exchangeable units by 11:59 p.m. on June 4, 2024 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences.

In order to participate online, shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a Username.

You should allow ample time to check-in to the Meeting online. Online check-in will begin one hour prior to the Meeting on June 6, 2024, at 7:00 a.m. (Eastern time). The Meeting will begin promptly at 8:00 a.m. (Eastern time) on June 6, 2024, unless otherwise adjourned or postponed. You should allow ample time for the online check-in procedures. For any technical difficulties experienced during the check-in process or during the Meeting, please click the support button provided on the website. For best results attendees should use the latest version of their internet browser.

How can I appoint a third party as my proxyholder?

•

Registered shareholders who wish to appoint someone other than the named management proxyholders as their proxyholder to attend the Meeting as their proxy and vote their shares MUST submit their form of proxy appointing that person as proxyholder, AND, to attend the meeting online, register that proxyholder online, as described below. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register your proxyholder will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote online at the Meeting. If a third party is attending the Meeting in person, you DO NOT need to register their appointment as your proxyholder.

•

Step 1 – Submit your form of proxy: To appoint someone as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the form of proxy and follow the instructions for submitting such form of proxy. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your form of proxy that is necessary for the proxyholder to participate online.

•

Step 2 – Register your proxyholder: To register a third-party proxyholder, registered shareholders must visit http://www.computershare.com/RBI by 11:59 p.m. (Eastern Time) on June 4, 2024 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the online Meeting. They will only be able to attend the Meeting online as a guest or attend the Meeting in person.

•

Registered holders of Partnership exchangeable units may obtain from the Trustee a proxy that will entitle you (or another person designated by you) to attend the Meeting, either virtually or in person, and personally exercise (as proxy of the Trustee) the votes attached to the special voting shares that you (as registered holder of Partnership exchangeable units) would otherwise be entitled to instruct the Trustee to vote on your behalf. To attend online, once a proxy is obtained from the Trustee, a registered holder of Partnership exchangeable units must then submit their completed form of proxy as instructed AND register any appointed proxyholder online. Registering your proxyholder is an additional step that must be completed AFTER you have submitted your proxy to the Trustee. Failure to register your proxyholder

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Questions and Answers About the Meeting and Voting

will result in the proxyholder not receiving a Username, which is used as their online sign-in credentials and is required for them to vote at the online Meeting. If the proxyholder is attending the meeting in person, you DO NOT need to register the appointment.

•

Step 1 – Submit your voting instruction form: To appoint someone (including yourself or a third-party) as proxyholder other than the management proxyholders, insert that person’s name in the blank space provided in the voting instruction form provided by the Trustee and then follow the instructions for submitting such voting instruction form. This must be completed before registering the proxyholder, which is an additional step to be completed once you have submitted your voting instruction form.

•

Step 2 – Register your proxyholder: To register a proxyholder, registered holders of Partnership exchangeable units must visit http://www.computershare.com/RBILP by 11:59 p.m. (Eastern Time) on June 4, 2024 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the Meeting. They will only be able to attend the Meeting online as a guest or attend in person.

Holders of common shares or Partnership exchangeable units in street name and you wish to vote those securities in person or online at the Meeting (or have another person attend and vote on your behalf), must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank, or other nominee. To then register to attend and vote at the Meeting, you must submit a copy of your legal proxy to Computershare.

Requests for registration should be directed by email to uslegalproxy@computershare.com or to:

Computershare

100 University Avenue

8th Floor

Toronto, Ontario M5J 2Y1.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than the voting deadline of 11:59 p.m. (Eastern Time) on June 4, 2024 or, if the Meeting is adjourned or postponed, by 8:00 a.m. (Eastern Time) on the last business day before the day of the reconvened Meeting. While the Chair of the Meeting has the discretion to accept proxies received after such deadline (or waive or extend the deadline), the Chair will not be able to extend or waive the proxy cut-off time for shareholders wishing to appoint another person to represent them at the Meeting virtually, including in respect of beneficial shareholders or holders of Partnership exchangeable units who wish to appoint themselves as proxyholder

What do I need to bring to attend the Meeting in person?

If you are a record holder or beneficial owner of common shares:

›	You will need a valid picture identification.

›	You will need proof of ownership of common shares. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.

›	If you are a registered holder of common shares, your Notice or proxy card will be your admission ticket.

›

If your common shares are held in the name of a bank, broker or other shareholder of record and you have obtained a legal proxy from the registered shareholder giving you the right to attend and vote at the Meeting, you will need the proxy to be admitted to the Meeting.

If you are a registered holder or beneficial owner of Partnership exchangeable units:

›	You will need a valid picture identification.

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Questions and Answers About the Meeting and Voting

›

If you have obtained a legal proxy from the Trustee giving you the right to attend and vote at the Meeting, you will need proof of ownership to be admitted to the Meeting. You should follow the instructions provided by the Trustee to obtain such proof of ownership.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN COMMON SHARES OR PARTNERSHIP EXCHANGEABLE UNITS OR ARE A LEGAL PROXYHOLDER, YOU MAY NOT BE ADMITTED INTO THE IN PERSON MEETING.

MORE INFORMATION

Where can I find voting results of the Meeting?

In accordance with TSX rules, following the Meeting we will promptly issue a press release disclosing the detailed voting results for the election of each director. In addition, promptly following the Meeting, but not more than four business days thereafter, we will announce the results for the proposals voted upon at the Meeting and publish final detailed voting results for each matter voted upon in a report filed on www.sedarplus.ca and in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”).

I am a holder of Partnership exchangeable units. Why am I receiving proxy solicitation materials that relate solely to RBI?

RBI is the sole general partner of Partnership and manages all of Partnership’s operations and activities in accordance with the partnership agreement of Partnership. The Partnership exchangeable units are intended to provide voting rights with respect to RBI that are equivalent to the corresponding rights afforded to holders of common shares. In addition to making provision for these voting rights, the voting trust agreement requires that each record holder of Partnership exchangeable units be provided a copy of the notice of each meeting at which the holders of common shares are entitled to vote. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting. Accordingly, you will not receive notice of, or an information circular or proxy in respect of, an annual meeting of Partnership.

For more information, a summary of certain terms of the Partnership exchangeable units, including further details as to the voting rights associated with the Partnership exchangeable units, is included in Appendix A to this proxy statement.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Meeting, please contact Investor Relations by e-mail at investor@rbi.com.

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Other Matters

OTHER MATTERS

Shareholder Proposals for the 2025 Annual Meeting

RBI is subject to both the rules of the SEC under the Exchange Act and the provisions of the CBCA with respect to shareholder proposals. As indicated under the CBCA and in the rules of the SEC under the Exchange Act, simply submitting a shareholder proposal does not guarantee its inclusion in the proxy statement as compliance with applicable law is a prerequisite for inclusion.

A shareholder proposal submitted pursuant to the rules of the SEC under the Exchange Act for inclusion in the proxy statement distributed to shareholders prior to the 2025 Annual Meeting (other than in respect of the nomination of directors) must be received by us no later than December 26, 2024 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

The CBCA permits certain eligible shareholders to submit shareholder proposals (including proposals in respect of director nominations) to RBI, which proposals may be included in RBI’s proxy materials. To be considered for inclusion in the proxy materials for the 2025 Annual Meeting, any such shareholder proposal under the CBCA must be received by us no earlier than January 7, 2025 and no later than March 8, 2025. Upon receipt of a proposal in compliance with the requirements of the CBCA and which has not been refused by RBI in accordance with the CBCA, RBI will set out such proposal in the proxy statement distributed to shareholders prior to the 2025 Annual Meeting.

Written requests for inclusion of a shareholder proposal pursuant to the rules of the SEC under the Exchange Act or pursuant to the CBCA should be addressed to: Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1. The proposal should be sent to the attention of the Corporate Secretary.

Nominations for directors not made in accordance with the shareholder proposal requirements of the CBCA will be considered by RBI’s NCG Committee in accordance with the requirements of our by-laws. In accordance with our by-laws, shareholder nominations for candidates for election as directors must be delivered to the Corporate Secretary no earlier than February 6, 2025 and no later than March 8, 2025, provided that in the event that the 2025 Annual Meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the Meeting, notice must be delivered to the Corporate Secretary not later than the tenth day following the day on which the first public announcement of the date of the 2025 Annual Meeting is made.

A notice providing a director nomination must include, among other things, (i) the name, age, business and residential address, principal occupation or employment, and country of residence of the person who the shareholder proposes to nominate, as well as the class or series and number of shares in our capital that person owns of record or beneficially or that person controls or directs and any other information regarding the nominee required to be disclosed in a proxy statement pursuant to applicable securities laws, and (ii) full particulars regarding any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote or direct the voting of any shares of RBI and any other information regarding the nominating shareholder required to be disclosed in a proxy statement pursuant to applicable securities laws. Shareholders should refer to Section 9 of our by-laws for more details relating to the requirements for such notice. In addition, to be included on RBI’s universal proxy card in connection with the 2025 Annual Meeting, the notice must also include the information required by the Rule 14a-19(b)(2) and Rule 14a-19(b)(3).

Shareholders wishing to put forward a proposal or nominate a director for election should carefully review the relevant provisions of the Exchange Act, the CBCA, and our by-laws. The chair of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

List of Shareholders Entitled to Vote at the Meeting

The names of holders of record entitled to vote at the Meeting will be available at our corporate office prior to the Meeting.

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Other Matters

Expenses Relating to this Proxy Solicitation

We will bear the cost of preparing, assembling, and delivering the proxy material and of reimbursing brokers, nominees, fiduciaries, and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our stock. We have retained Alliance Advisors, LLC for certain advisory and solicitation services at a fee of approximately $35,000. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Available Information

We maintain an internet website at www.rbi.com. Copies of the committee charters of each of the Audit Committee, Compensation Committee, NCG Committee, and Conflicts Committee, together with certain other corporate governance materials, including our Code of Business Ethics and Conduct for Non-Restaurant Employees, Code of Ethics for Executive Officers and Code of Conduct for Directors, can be found under the “Investors—Corporate Governance” section of our website at www.rbi.com, and such information is also available in print to any shareholder who requests it through our Corporate Secretary at the address below. Our internet website and information contained therein or incorporated therein is not intended to be incorporated in this proxy statement.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our annual report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. Copies of these documents and this proxy statement may be obtained on SEDAR+ at www.sedarplus.ca or free of charge, through the “Investors—Investor Information” section of our website at www.rbi.com. A request for such copies should be directed to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, Attention: Corporate Secretary. A copy of any exhibit to the 2023 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to the Corporate Secretary. Financial information relating to RBI is included in the Audited Consolidated Financial Statements for the fiscal year ended December 31, 2023, and the Management’s Discussion & Analysis related thereto contained in RBI’s Annual Report on Form 10-K for the year ended December 31, 2022. Additional information relating to RBI may be found under RBI’s profile on SEDAR+ at www.sedarplus.ca and on the SEC’s website at www.sec.gov.

We are using notice-and-access to deliver our report prepared pursuant to the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada) for the financial year ended December 31, 2023 to both our registered and non-registered shareholders. Shareholders may view the report online on our website at www.rbi.com/sustainability. Shareholders may request a paper copy of such report be sent to them by postal delivery at no cost to them. Requests may be made up to one year from April 25, 2024 by sending an email to investor@rbi.com.

U.S. Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the proxy statement and the annual report or the Notice, as applicable, may have been sent to multiple shareholders in the same household. We will promptly deliver separate copies, or one copy (if you currently receive separate copies), of either the proxy materials or the Notice, as applicable, to you if you request them. You can notify us by sending a written request to Restaurant Brands International Inc., 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1, or by contacting our Transfer Agent at (800) 564-6253 (toll free North America) or (514) 982-7555 (international direct dial).

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Other Matters

Approval by Directors

The contents of this proxy statement and the delivery thereof to the shareholders have been approved by the Board of RBI.

By Order of the Board of Directors Jill Granat General Counsel & Corporate Secretary April 25, 2024

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Appendix A

APPENDIX A

SUMMARY OF TERMS OF THE SECURITIES OF RBI AND PARTNERSHIP

As discussed above, each of RBI and Restaurant Brands International Limited Partnership (“Partnership”) is a reporting issuer in each of the provinces and territories of Canada and, as a result, is subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Partnership has received exemptive relief dated October 31, 2014 from the Canadian securities regulators. This exemptive relief exempts Partnership from the continuous disclosure requirements of National Instrument 51-102 – Continuous Disclosure Obligations, effectively allowing Partnership to satisfy its Canadian continuous disclosure obligations by relying on the Canadian continuous disclosure documents filed by RBI, for so long as certain conditions are satisfied. Among these conditions is a requirement that Partnership concurrently send to all holders of the Partnership exchangeable units all disclosure materials that RBI sends to its shareholders and a requirement that Partnership separately report all material changes in respect of Partnership that are not also material changes in respect of RBI. This exemptive relief is also conditioned upon RBI including certain disclosures in its proxy solicitation materials. These disclosures are included throughout this proxy statement, including in this Appendix A.

The following summary addresses certain disclosure conditions to the exemptive relief that the Partnership received from the Canadian securities regulatory authorities. This summary is not complete and is qualified in its entirety by the complete text of the Amended and Restated Limited Partnership Agreement, dated December 11, 2014, between RBI, 8997896 Canada Inc. and each person who is admitted as a Limited Partner in accordance with the terms of the agreement (the “partnership agreement”), the Voting Trust Agreement (the “voting trust agreement”), dated December 12, 2014, between RBI, the Partnership and Computershare Trust Company of Canada (the “trustee”), and RBI’s Articles of Incorporation, as amended, copies of which are available on SEDAR+ at www.sedarplus.ca and at www.sec.gov.

RBI hereby gives notice to all limited partners of the partnership that its address for the purpose of service has changed to 130 King Street West, Suite 300, Toronto, Ontario, Canada M5X 1E1.

The Partnership

Management: The General Partner

RBI is the sole general partner of Partnership (the “General Partner”) and manages all of Partnership’s operations and activities in accordance with the partnership agreement. Subject to the terms of the partnership agreement and the Ontario Limited Partnerships Act, the General Partner has the full and exclusive right, power, and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of Partnership. The partnership agreement provides that, where the General Partner is granted discretion under the partnership agreement in managing Partnership’s operations and activities, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of, or factors affecting, Partnership, and will not be subject to any other standards imposed by the partnership agreement, any other agreement, the Ontario Limited Partnerships Act or any other law. Despite the foregoing, the General Partner will only be able to take certain actions (as set forth in the partnership agreement) if the same are approved, consented to, or directed by the Conflicts Committee.

Capital Structure of Partnership

The capital of Partnership consists of three classes of units: the common units, the preferred units, and the Partnership exchangeable units. The interest of General Partner is represented by common units and preferred units. The interests of the limited partners are represented by the Partnership exchangeable units.

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Appendix A

The Partnership Exchangeable Units

Summary of Economic and Voting Rights

The Partnership exchangeable units are intended to provide economic rights that are substantially equivalent, and voting rights with respect to RBI that are equivalent, to the corresponding rights afforded to holders of our common shares. Under the terms of the partnership agreement, the rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units include the following:

›

The Partnership exchangeable units are exchangeable at any time, at the option of the holder (the “exchange right”), on a one-for-one basis for common shares of RBI (the “exchanged shares”), subject to our right as the general partner (subject to the approval of the Conflicts Committee in certain circumstances) to determine to settle any such exchange for a cash payment in lieu of our common shares. If we elect to make a cash payment in lieu of issuing common shares, the amount of the cash payment will be the weighted average trading price of the common shares on the NYSE for the 20 consecutive trading days ending on the last business day prior to the exchange date (the “exchangeable units cash amount”). Written notice of the determination of the form of consideration shall be given to the holder of the Partnership exchangeable units exercising the exchange right no later than ten business days prior to the exchange date.

›

If a dividend or distribution has been declared and is payable in respect of a RBI common share, Partnership will make a distribution in respect of each Partnership exchangeable unit in an amount equal to the dividend or distribution in respect of a common share. The record date and payment date for distributions on the Partnership exchangeable units will be the same as the relevant record date and payment date for the dividends or distributions on our common shares.

›

If we issue any common shares in the form of a dividend or distribution on the RBI common shares, Partnership will issue to each holder of Partnership exchangeable units, in respect of each exchangeable unit held by such holder, a number of Partnership exchangeable units equal to the number of common shares issued in respect of each common share.

›

If we issue or distribute rights, options, or warrants or other securities or assets of RBI to all or substantially all of the holders of our common shares, Partnership is required to make a corresponding distribution to holders of the Partnership exchangeable units.

›	No subdivision or combination of our outstanding common shares is permitted unless a corresponding subdivision or combination of Partnership exchangeable units is made.

›

We and our board of directors are prohibited from proposing or recommending an offer for our common shares or for the Partnership exchangeable units unless the holders of the Partnership exchangeable units and the holders of RBI common shares are entitled to participate to the same extent and on equitably equivalent basis.

›

Upon a dissolution and liquidation of Partnership, if Partnership exchangeable units remain outstanding and have not been exchanged for our common shares, then the distribution of the assets of Partnership between holders of our common shares and holders of Partnership exchangeable units will be made on a pro rata basis based on the numbers of common shares and Partnership exchangeable units outstanding. Assets distributable to holders of Partnership exchangeable units will be distributed directly to such holders. Assets distributable in respect of our common shares will be distributed to us. Prior to this pro rata distribution, Partnership is required to pay to us sufficient amounts to fund our expenses or other obligations (to the extent related to our role as the general partner or our business and affairs that are conducted through Partnership or its subsidiaries) to ensure that any property and cash distributed to us in respect of the RBI common shares will be available for distribution to holders of RBI common shares in an amount per share equal to distributions in respect of each Partnership exchangeable unit. The terms of the Partnership exchangeable units do not provide for an automatic exchange of Partnership exchangeable units into RBI common shares upon a dissolution or liquidation of Partnership or RBI.

›

Approval of holders of the Partnership exchangeable units is required for an action (such as an amendment to the Partnership agreement) that would affect the economic rights of an exchangeable unit relative to a RBI common share.

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Appendix A

›

The holders of Partnership exchangeable units are indirectly entitled to vote in respect of matters on which holders of our common shares are entitled to vote, including in respect of the election of our directors, through a special voting share of RBI. The special voting share is held by a trustee, entitling the trustee to that number of votes on matters on which holders of RBI common shares are entitled to vote equal to the number of Partnership exchangeable units outstanding. The trustee is required to cast such votes in accordance with voting instructions provided by holders of Partnership exchangeable units. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of an exchangeable unit as to voting, will not exercise those votes. Except as otherwise required by the partnership agreement, voting trust agreement or applicable law, the holders of the Partnership exchangeable units are not directly entitled to receive notice of or to attend any meeting of the unitholders of Partnership or to vote at any such meeting.

A more detailed description of certain economic, voting, and other rights, privileges, restrictions, and conditions attaching to the Partnership exchangeable units follows below. For more details, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC.

Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights with Respect to RBI

Voting Rights with Respect to RBI

Under the voting trust agreement, RBI has issued one special voting share to the trustee for the benefit of the holders of Partnership exchangeable units (other than RBI and its subsidiaries). The special voting share has the number of votes, which may be cast by the trustee at any meeting at which the holders of RBI common shares are entitled to vote or in respect of any written consent sought by RBI from holders of RBI common shares, equal to the then outstanding number of Partnership exchangeable units (other than Partnership exchangeable units held by RBI and its subsidiaries). Each holder of a Partnership exchangeable unit (other than RBI and its subsidiaries) on the record date for any meeting or shareholder consent at which holders of RBI common shares are entitled to vote is entitled to instruct the trustee to exercise the votes attached to the special voting share for each Partnership exchangeable unit held by the exchangeable unitholder. The trustee will exercise each vote attached to the special voting share only as directed by the relevant holder of Partnership exchangeable units and, in the absence of instructions from a holder of a Partnership exchangeable unit as to voting, will not exercise those votes. A holder of Partnership exchangeable units may, upon instructing the trustee, obtain a proxy from the trustee entitling such holder to vote directly at the meeting the votes attached to the special voting share to which the holder of Partnership exchangeable units is entitled.

Notwithstanding the foregoing, in the event that under applicable law any matter requires the approval of the holder of record or the special voting share, voting separately as a class, the trustee will, in respect of such vote, exercise all voting rights: (i) in favor of the relevant matter where the result of the vote of the RBI common shares and the special voting share, voting together as a single class on such matter, was the approval of such matter; and (ii) against the relevant matter where the result of such combined vote was against the relevant matter, provided that in the event of a vote on a proposal to amend the articles of RBI to: (x) effect an exchange, reclassification or cancellation of the special voting share, or (y) add, change or remove the rights, privileges, restrictions or conditions attached to the special voting share, in either case, where the special voting share is permitted or required by applicable law to vote separately as a single class, the trustee will exercise all voting rights for or against such proposed amendment based on whether it has been instructed to cast a majority of the votes for or against such proposed amendment.

The voting trust agreement provides that the trustee will mail or cause to be mailed (or otherwise communicate) to the holders of Partnership exchangeable units the notice of each meeting at which the holders of RBI common shares are entitled to vote, together with the related materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting share, on the same day as RBI mails (or otherwise communicates) the notice and materials to the holders of RBI common shares.

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Appendix A

Statutory Rights with Respect to RBI

Wherever and to the extent that the CBCA confers a prescribed statutory right on a holder of voting shares, RBI has agreed that the holders of Partnership exchangeable units (other than RBI and its subsidiaries) are entitled to the benefit of such statutory rights through the trustee, as the holder of record of the special voting share. The prescribed statutory rights set out in the voting trust agreement include rights provided for in sections 21, 103(5), 137, 138(4), 143, 144, 175, 211, 214, 229, 239 and 241 of the CBCA. Upon the written request of a holder of Partnership exchangeable units delivered to the trustee, provided that certain conditions are satisfied, RBI and the trustee will cooperate to facilitate the exercise of such statutory rights on behalf of such holder so entitled to instruct the trustee as to the exercise thereof, such exercise of the statutory right to be treated, to the maximum extent possible, on the basis that such holder was the registered owner of the RBI common shares receivable upon the exchange of the Partnership exchangeable units owned of record by such holder.

Offers for Units or Shares

The partnership agreement contains provisions to the effect that if a take-over bid is made for all of the outstanding Partnership exchangeable units and not less than 90% of the Partnership exchangeable units (other than units of Partnership held at the date of the take-over bid by or on behalf of the offeror or its associates or associates) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Partnership exchangeable units held by unitholders who did not accept the offer on the terms offered by the offeror. The partnership agreement further provides that for so long as Partnership exchangeable units remain outstanding, (i) RBI will not propose or recommend a formal bid for RBI’s common shares, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of Partnership exchangeable units are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of RBI’s common shares, and (ii) RBI will not propose or recommend a formal bid for Partnership exchangeable units, and no such bid will be effected with the consent or approval of RBI’s board of directors, unless holders of RBI’s common shares are entitled to participate in the bid to the same extent and on an equitably equivalent basis as the holders of Partnership exchangeable units. Canadian securities regulatory authorities may intervene in the public interest (either on application by an interested party or by staff of a Canadian securities regulatory authority) to prevent an offer to holders of common shares of RBI or Partnership exchangeable units being made or completed where such offer is abusive of the holders of one of those security classes that are not subject to that offer.

Description of RBI Share Capital

The authorized share capital of RBI consists of (i) an unlimited number of RBI common shares, (ii) one special voting share, and (iii) 68,530,939 RBI preferred shares, each of which was redeemed for cancellation and may not be reissued. The following is a summary of the material rights, privileges, restrictions, and conditions that attach to RBI’s common shares and special voting share.

RBI Common Shares

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the holders of RBI common shares are entitled to receive notice of and to attend all meetings of the shareholders of RBI and will vote together as a single class with the RBI preferred shares and the special voting share. The holders of RBI common shares are entitled to one vote per RBI common share.

Dividend and Liquidation Entitlements

The holders of RBI common shares are entitled to receive dividends, as and when declared by the board of directors of RBI, in such amounts and in such form as the board of directors of RBI may from time to time determine, subject to the preferential rights of the RBI preferred shares and any other shares ranking prior to the RBI common shares. All dividends declared on the RBI common shares will be declared and paid in equal amounts per share. No dividends will be declared or paid on the RBI common shares except as permitted by the terms of the RBI preferred shares.

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Appendix A

In the event of the dissolution, liquidation or winding-up of RBI, the holders of RBI common shares shall be entitled to receive the remaining property and assets of RBI after satisfaction of all liabilities and obligations to creditors of RBI, after satisfaction of the RBI preferred share liquidation preference and subject to the preferential rights of any other shares ranking prior to the RBI common shares.

Special Voting Share

Notice of Meeting and Voting Rights

Except as otherwise provided by law, the special voting share shall entitle the holder thereof to vote on all matters submitted to a vote of the holders of RBI common shares at any shareholders meeting of RBI and to exercise the right to consent to any matter for which the written consent of the holders of RBI common shares is sought, and will, with respect to any shareholders meeting or written consent, vote together as a single class with the RBI common shares. The holder of the special voting share shall not be entitled to vote separately as a class on a proposal to amend the articles of amendment of RBI to: (i) increase or decrease the maximum number of special voting shares that RBI is authorized to issue, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the special voting share; or (ii) create a new class of shares equal or superior to the special voting share. The holder of the special voting share shall be entitled to attend all shareholder meetings of RBI which the holders of RBI common shares are entitled to attend, and shall be entitled to receive copies of all notices and other materials sent by RBI to its holders of RBI common shares relating to such meetings and any consents sought from the holders of common shares.

The holder of the special voting share is entitled to that number of votes equal to the number of votes which would attach to the RBI common shares receivable by the holders of Partnership exchangeable units upon the exchange of all Partnership exchangeable units outstanding from time to time (other than the Partnership exchangeable units held by RBI and its subsidiaries), determined as of the record date for the determination of shareholders entitled to vote on the applicable matter or, if no record date is established, the date such vote is taken. See “The Partnership Exchangeable Units—Voting Rights of Holders of Partnership Exchangeable Units and Statutory Rights With Respect to RBI” above.

Dividend and Liquidation Entitlements

The holder of the special voting share is not entitled to receive dividends and has no entitlements with respect to the property or assets of RBI in the event of the dissolution, liquidation or winding-up of RBI.

Redemption Right

At such time as there are no Partnership exchangeable units outstanding, the special voting share shall automatically be redeemed and cancelled for $1 to be paid to the holder thereof.

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Appendix B

APPENDIX B

GAAP TO NON-GAAP RECONCILIATIONS

Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), and discuss the reasons why we believe this information is useful to management and may be useful to investors. These measures do not have standardized meanings under GAAP and may differ from similarly captioned measures of other companies in our industry.

Adjusted Operating Income

Adjusted Operating Income (“AOI”) represents income from operations adjusted to exclude (i) franchise agreement amortization as a result of acquisition accounting, (ii) (income) loss from equity method investments, net of cash distributions received from equity method investments, (iii) other operating expenses (income), net and, (iv) income/expenses from non-recurring projects and non-operating activities. For the periods referenced in the following financial results, income/expenses from non-recurring projects and non-operating activities included (i) non-recurring fees and expense incurred in connection with the Firehouse Acquisition consisting of professional fees, compensation-related expenses and integration costs (“FHS Transaction costs”); and (ii) non-operating costs from professional advisory and consulting services associated with certain transformational corporate restructuring initiatives that rationalize our structure and optimize cash movements as well as services related to significant tax reform legislation and regulations (“Corporate restructuring and advisory fees”). Management believes that these types of expenses are either not related to our underlying profitability drivers or not likely to reoccur in the foreseeable future and the varied timing, size and nature of these projects may cause volatility in our results unrelated to the performance of our core business that does not reflect trends of our core operations. AOI is used by management to measure operating performance of the business, excluding these other specifically identified items that management believes are not relevant to management’s assessment of our operating performance. AOI, as defined above, also represents our measure of segment income for each of our five operating segments.

	Twelve Months Ended December 31
(in US$ millions)	2023	2022
Income from operations	2,051	1,898
Franchise agreement amortization	31	32
FHS Transaction costs(2)	19	24
Corporate restructuring and tax advisory fees(3)	38	46
Impact of equity method investments(4)	6	59
Other operating expenses (income), net	55	25

Adjusted Operating Income	$2,200	$2,084

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Appendix C

APPENDIX C

DESCRIPTION OF INCENTIVE PLANS

Equity Compensation Plan Information

The following table presents information regarding equity awards outstanding under our compensation plans as of December 31, 2023 (amounts in thousands):

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	16,578	$60.23	15,319
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	16,578	60.23	15,319

(1)	The weighted average exercise price does not take into account the common shares issuable upon outstanding RSUs vesting, which have no exercise price.

Burn Rate

	2021	2022	2023
Number of Securities Issued under the 2014 Omnibus Plan (amounts in millions)	2.0	6.4	5.3
Burn Rate	0.4%	1.4%	1.2%

The total number of RBI common shares that can be issued from treasury under our equity compensation plans is as follows:

•

the 2011 Omnibus Plan pursuant to which 63,876 common shares are issuable, representing 0.02% of the issued and outstanding shares of RBI as of March 31, 2024 (0.01% on a fully exchanged basis, assuming that 100% of the outstanding Partnership exchangeable units are exchanged for RBI common shares);

•	the 2012 Omnibus Plan pursuant to which 25,341 common shares are issuable, representing 0.01% of the issued and outstanding shares of RBI as of March 31, 2024 (0.01% on a fully exchanged basis); and

•	the 2014 Omnibus Plan pursuant to which 12,223,733 common shares are issuable, representing 3.9% of the issued and outstanding shares of RBI as of March 31, 2024 (2.7% on a fully exchanged basis); and

•

the 2023 Omnibus Plan pursuant to which 1,789,152 common shares are issuable pursuant to awards currently outstanding and an additional 12,102,289 are issuable, together representing 4.4% of the issued and outstanding shares of RBI as of March 31, 2024 (3.1% on a fully exchanged basis).

Accordingly, as of March 31, 2024 an aggregate of 26 ,204,391 common shares are issuable under all security based compensation arrangements, representing 8.3% of the issued and outstanding shares of RBI as of the Record Date (5.8% on a fully exchanged basis).

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Appendix C

The total number of equity awards outstanding which will result in common shares being issued and the percentage such common shares represent of RBI’s currently outstanding capital for our prior plans and the 2014 Omnibus Plan are as follows:

•

the 2011 Omnibus Plan pursuant to which 1 restricted stock unit award (with 63,876 RSUs under grant) are outstanding, representing 0.01% of the issued and outstanding common shares of RBI as of March 31, 2024 (0.01% on a fully exchanged basis);

•

the 2012 Omnibus Plan pursuant to which 2 restricted stock unit award (with 25,341 RSUs under grant) are outstanding, representing 0.01% of the issued and outstanding common shares of RBI as of March 31, 2024 (0.01% on a fully exchanged basis);

•

the 2014 Omnibus Plan pursuant to which 242 option awards (with 5,441,201 options under grant) and 1,711 restricted stock unit awards (with 1,907,874 RSUs under grant) and 237 performance shares awards (with 4,874,659 performance share units under grant) are outstanding, representing 1.7%, 0.6% and 1.5% of the issued and outstanding common shares of RBI as of March 31, 2024 (1.2%, 0.4% and 1.1% on a fully exchanged basis); and

•

the 2023 Omnibus Plan pursuant to which 714 restricted stock unit awards (with 903,623 RSUs under grant) and 106 performance shares awards (with 885,529 performance share units under grant) are outstanding, representing 0.3% and 0.3% of the issued and outstanding common shares of RBI as of March 31, 2024 (0.2% and 1.2% on a fully exchanged basis)

About the 2023 Omnibus Plan

A summary of the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan (the “2023 Omnibus Plan”) is set out below. The purpose of the 2023 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

As of March 31, 2024, 13,891,440 common shares are authorized and issuable under the 2023 Omnibus Plan. This maximum number of common shares can be increased to include any common shares not used to settle awards issued under our prior plans.

Awards Granted

Participants	• Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2023 Omnibus Plan

Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2023 Omnibus Plan

Stock options

•  The holder receives common shares when options are exercised upon payment of the exercise price

•  Except under certain circumstances described in the 2023 Omnibus Plan, the term of each option will not exceed 10 years

•  The Committee fixes the vesting conditions it deems appropriate when granting options

•  The exercise price per share under an option is determined by the Committee at the time of original grant, however the exercise price will not be less than fair market value of a common share on the date the option is granted

•  To the extent vested and exercisable, options may be exercised in whole or in part at any time during the term, by providing notice and payment in

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Appendix C

Awards Granted

full of the purchase price, which can be paid as follows: (i) in cash or by check, bank draft or money order payable to RBI; (ii) as permitted by law and the Committee, through a payment by the participant’s broker; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having RBI withhold common shares issuable upon exercise of the option, or by payment in full or in part in the form of common shares owned by the participant, based on the Fair market value of the common shares on the payment date as determined by the Committee).

Stock appreciation rights (SARs)

•  The Committee may grant stock appreciation rights (“SARs”) under the 2023 Omnibus Plan

•  SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2023 Omnibus Plan (“tandem”)

•  Except under certain circumstances described in the 2023 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years

•  Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant

•  In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option.

Restricted Stock/Restricted Stock Units (RSUs)

•  Shares of restricted stock and restricted stock units (“RSUs”) will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock, the right to receive any dividend or dividend equivalent, or the Committee may choose to settle RSUs in cash

Deferred Stock

•  Deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee

•  In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock

Performance awards	• The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals

Other awards

•  The Committee may grant other awards that may be that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares

•  The Committee is also permitted to grant cash-based awards to participants and determine any conditions or terms of such awards

•  The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership, or other entity. a performance award to a participant payable upon the attainment of specific performance goals

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Appendix C

Awards Granted

Issue limits

•  The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2023 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•  Fair market value of common shares on any relevant grant date means the closing price of our common shares on the TSX (for Canadian participants) or the NYSE (for non-Canadian participants) on the trading day immediately prior to the relevant grant date

Clawback and forfeiture

•  Any award granted is subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances

•  The Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the 2023 Omnibus Plan

Termination of employment

•  The 2023 Omnibus Plan provides the Committee with discretion to provide in any award agreement, or in an individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement or the end of a performance period

Change in control

•  Unless otherwise provided in an award agreement, in the event of a change in control a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

•  awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

•  the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

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Appendix C

Awards Granted

•  if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines

Financial Assistance	• The 2023 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options

Making changes to the 2014 Omnibus Plan

•  The board of directors of RBI may amend, suspend, or terminate the 2023 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2023 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX

•  The following changes require approval by our Board and our shareholders:

•  an increase in the maximum number of common shares that may be made the subject of awards under the 2023 Omnibus Plan

•  making a change or adjustment (other than for a stock dividend, recapitalization, or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•  increasing the limits on awards that can be made to participants

•  extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•  making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•  changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•  Examples of changes the Committee can make without shareholder approval:

•  ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations

•  minor changes of a “housekeeping” nature

•  changing the vesting provision of the 2023 Omnibus Plan or any Award, subject to certain limitations

•  waiving any conditions or rights under any award, subject to certain limitations

•  changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof

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Appendix C

Awards Granted

•  adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision

•  adding a form of financial assistance and any amendment to a financial assistance provision which is adopted

•  changing the process by which a participant who wishes to exercise his or her award can do so

•  delegating any and all of the powers of the Committee to administer the 2023 Omnibus Plan to officers of RBI

Transferability

•  Awards are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee or, in limited circumstances, by the holder’s legal representative

•  No awards under the 2023 Omnibus Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner other than by will or the law of descent

About the 2014 Omnibus Plan

A summary of the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) is set out below. The purpose of the 2014 Omnibus Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to our success, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and our shareholders and, in general, to further the best interests of RBI and our shareholders.

As of August 8, 2023, no new awards can be granted under the 2014 Omnibus Plan and no employee, director or other individual is permitted to commence participation in the 2014 Omnibus Plan. As of March 31, 2024, a maximum of 12,223,733 common shares are authorized and issuable under the 2014 Omnibus Plan.

Awards Granted

Participants	• Any director, employee or consultant of RBI, its subsidiaries or any of its affiliates is eligible to participate in the 2014 Omnibus Plan

Plan administration	• The Compensation Committee of RBI (the “Committee”) administers the 2014 Omnibus Plan

Stock options

•  The holder receives common shares when options are exercised upon payment of the exercise price

•  Except under certain circumstances described in the 2014 Omnibus Plan, the term of each option will not exceed 10 years

•  The Committee fixes the vesting conditions it deems appropriate when granting options

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Appendix C

Awards Granted

•  The exercise price per share under an option is determined by the Committee at the time of original grant, however the exercise price will not be less than fair market value of a common share on the date the option is granted

•  To the extent vested and exercisable, options may be exercised in whole or in part at any time during the term, by providing notice and payment in full of the purchase price, which can be paid as follows: (i) in cash or by check, bank draft or money order payable to RBI; (ii) as permitted by law and the Committee, through a payment by the participant’s broker; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having RBI withhold common shares issuable upon exercise of the option, or by payment in full or in part in the form of common shares owned by the participant, based on the Fair market value of the common shares on the payment date as determined by the Committee).

Stock appreciation rights (SARs)

•  The Committee may grant stock appreciation rights (“SARs”) under the 2014 Omnibus Plan

•  SARs may be granted to participants either alone (“freestanding”) or in addition to other awards granted under the 2014 Omnibus Plan (“tandem”)

•  Except under certain circumstances described in the 2014 Omnibus Plan, a freestanding SAR will not have a term of greater than ten years

•  Unless it is a substitute award, a freestanding SAR will not have a grant price less than the fair market value of the share on the date of grant

•  In the case of any tandem SAR related to an option, the SAR will not be exercisable until the related option is exercisable and will terminate, and no longer be exercisable, upon the termination or exercise of the related option.

Restricted Stock/Restricted Stock Units (RSUs)

•  Shares of restricted stock and restricted stock units (“RSUs”) will be subject to any restrictions that the Committee may impose, including any limitation on the right to vote a share of restricted stock, the right to receive any dividend or dividend equivalent, or the Committee may choose to settle RSUs in cash

Deferred Stock

•  Deferred stock will be settled upon expiration of the deferral period specified for an award by the Committee

•  In addition, deferred stock will be subject to any restrictions on transferability, risk of forfeiture and other restrictions that the Committee may impose and, the Committee, in its discretion, may award dividend equivalents with respect to awards of deferred stock

Performance awards	• The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals

Other awards

•  The Committee may grant other awards that may be that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares

•  The Committee is also permitted to grant cash-based awards to participants and determine any conditions or terms of such awards

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Appendix C

Awards Granted

•  The Committee is also permitted to grant equity interests in any entity with respect to which RBI holds, directly or indirectly, a controlling interest, whether such entity is a corporation, partnership, or other entity. a performance award to a participant payable upon the attainment of specific performance goals

Issue limits

•  The number of shares that may be issued under all of RBI’s security-based compensation plans to directors and senior officers of RBI or its subsidiaries, 10% shareholders of RBI, and affiliates of such persons may not exceed 10% of RBI’s issued and outstanding common shares at any time or within a one-year period

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or SAR, the number of common shares available for issue under the 2014 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•  Fair market value of common shares on any relevant grant date means the closing price of our common shares on the TSX (for Canadian participants) or the NYSE (for non-Canadian participants) on the trading day immediately prior to the relevant grant date

Clawback and forfeiture

•  Any award granted after January 1, 2017 is subject to mandatory repayment or forfeiture by the participant to RBI, as applicable, if required pursuant to the terms of the RBI clawback policy or any law rule or regulation which imposes mandatory recoupment under the circumstances

•  The Committee also reserves the right in an award agreement to cause the forfeiture of the gain realized by a participant with respect to an award on account of actions taken, or failed to be taken, by such participant in breach of their obligations under applicable company agreements, obligations or policies

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the 2014 Omnibus Plan

Termination of employment

•  The 2014 Omnibus Plan provides the Committee with discretion to provide in any award agreement, or in an individual case, the circumstances in which awards shall be exercised, vested, paid or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement or the end of a performance period

Change in control

•  Unless otherwise provided in an award agreement, in the event of a change in control a participant’s unvested award will be treated in accordance with one of the following methods as determined by the Committee:

•  awards, whether or not vested, will be continued, assumed or have new rights substituted as determined by the Committee;

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Appendix C

Awards Granted

•  the Committee, in its sole discretion, may provide for the purchase of any awards by RBI or an affiliate for an amount of cash equal to the excess of the change in control price of the shares covered by such awards, over the aggregate exercise price of such awards; or

•  if and to the extent that the approach chosen by the Committee results in an acceleration or potential acceleration of the exercise, vesting or settlement of an award, the Committee may impose such conditions upon the exercise, vesting or settlement of such award as it determines

Financial Assistance	• The 2014 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the exercise of options

Making changes to the 2014 Omnibus Plan

•  The board of directors of RBI may amend, suspend, or terminate the 2014 Omnibus Plan, in whole or in part, at any time, provided that all material amendments to the 2014 Omnibus Plan require the prior approval of the shareholders and must comply with the rules of the TSX

•  The following changes require approval by our Board and our shareholders:

•  an increase in the maximum number of common shares that may be made the subject of awards under the 2014 Omnibus Plan

•  making a change or adjustment (other than for a stock dividend, recapitalization, or other transaction where an adjustment is permitted or required under the terms of the plan) that reduces or would have the effect of reducing the exercise price of an option or SAR granted under the plan, whether through amendment, cancellation or replacement grants, or other means

•  increasing the limits on awards that can be made to participants

•  extending the term of an outstanding option or SAR beyond its expiration date, except as specified for awards that expire outside of an established trading window

•  making a change that would permit options granted under the plan to be transferred or assigned other than to settle an estate

•  changing the plan’s amendment provisions that is not either for “housekeeping” purposes or to maintain compliance with applicable laws or regulations

•  Examples of changes the Committee can make without shareholder approval:

•  ensuring continuing compliance with applicable law, the rules of the TSX or other applicable stock exchange rules and regulations or accounting or tax rules and regulations

•  minor changes of a “housekeeping” nature

•  changing the vesting provision of the 2014 Omnibus Plan or any Award, subject to certain limitations

•  waiving any conditions or rights under any award, subject to certain limitations

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Appendix C

Awards Granted

•  changing the termination provisions of any award that does not entail an extension beyond the original expiration date thereof

•  adding a cashless exercise feature, payable in securities, where such feature provides for a full deduction of the number of underlying shares from the Plan reserve, and any amendment to a cashless exercise provision

•  adding a form of financial assistance and any amendment to a financial assistance provision which is adopted

•  changing the process by which a participant who wishes to exercise his or her award can do so

•  delegating any and all of the powers of the Committee to administer the 2014 Omnibus Plan to officers of RBI

Transferability

•  Awards are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee or, in limited circumstances, by the holder’s legal representative

•  No awards under the 2014 Omnibus Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be transferable in any manner other than by will or the law of descent

About the 2012 Omnibus Incentive Plan

The Restaurant Brands International Inc. Amended and Restated 2012 Omnibus Incentive Plan (the “2012 Omnibus Plan”) is based on the Burger King Worldwide, Inc. Amended and Restated 2012 Omnibus Plan as amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2012 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2012 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new awards can be granted under the 2012 Omnibus Plan and no employee, director or other individual are permitted to commence participation in the 2012 Omnibus Plan. As of March 15, 2023, a maximum of 25,341 common shares are authorized and issuable under the 2012 Omnibus Plan. The terms of the 2012 Omnibus Plan are substantially equivalent to the 2014 Omnibus Plan described above.

About the 2011 Omnibus Incentive Plan

The Restaurant Brands International Inc. 2011 Omnibus Incentive Plan (the “2011 Omnibus Plan”) is based on the Burger King Worldwide Holdings, Inc. 2011 Omnibus Plan. All stock options and restricted stock units under the 2011 Omnibus Plan outstanding on June 20, 2012 were assumed by Burger King Worldwide, Inc. and converted into stock options to acquire common stock and restricted stock units of Burger King Worldwide, Inc., and Burger King Worldwide, Inc. assumed all of the obligations of Burger King Worldwide Holdings, Inc. under the 2011 Omnibus Plan. The 2011 Omnibus Plan was amended effective as of December 12, 2014 to reflect that RBI assumed all of the obligations of Burger King Worldwide, Inc. for purposes of the 2011 Omnibus Plan and all outstanding award agreements thereunder. Effective as of December 12, 2014, the only outstanding awards under the 2011 Omnibus Plan are stock options and restricted stock units. As of December 12, 2014, no new

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Appendix C

awards can be granted under the 2011 Omnibus Plan and no employee, director or other individual is permitted to commence participation in the 2011 Omnibus Plan. As of March 15, 2023, a maximum of 63,876 common shares are authorized and issuable under the 2011 Omnibus Plan.

Awards Granted

Participants	• Employees, directors, and consultants were eligible to participate in the 2011 Omnibus Plan

Stock options

•  The holder receives common shares when the options are exercised upon payment of the purchase price

•  The exercise times, vesting and term of the options (which did not exceed 10 years at time of issue) remain unchanged

•  The purchase price per share under an option was determined by the Committee at the time of original grant and was not less than the fair market value of a share on the date of grant.

Restricted Share Units	• The holder has a contractual right to receive one share or the value of one share pursuant to the terms and conditions in the applicable award agreement.

Issuing common shares

•  We can issue any combination of the following kinds of common shares:

•  authorized for issue but not yet issued

•  acquired by RBI

•  If we issue common shares in settlement of an option or restricted share unit, the number of common shares available for issue under the 2011 Omnibus Plan will be reduced by the same number of shares issued in settlement

Value of awards

•  Fair market value of common shares on any relevant date means the closing price of our common shares on the NYSE on the date in question (or the preceding date trading day just before the relevant date if there was no trading on the date in question). Prior to the predecessor of BKW becoming public, fair market value was determined by the Committee at the time, acting in good faith

Termination of awards

•  If an award expires, is cancelled, is settled in cash, or is otherwise terminated without being exercised or payment being made, the common shares subject to that award shall remain available for issuance under the plan but no new awards will be made under the 2011 Omnibus Plan

Plan administration	• The Committee administers the 2011 Omnibus Plan

Termination of employment

•  The 2011 Omnibus Plan provided the Committee with discretion to provide in any award agreement the circumstances in which a stock option or restricted share unit shall be exercised, vested, paid, or forfeited in the event a participant ceases to provide service to RBI prior to exercise or settlement

Financial Assistance	• The 2011 Omnibus Plan does not include provisions to provide financial assistance to participants to facilitate the purchase of securities or exercise of awards

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Appendix C

Awards Granted

Making changes to the 2011 Omnibus Incentive Plan

•  The 2011 Omnibus Plan provides the board of directors of RBI with broad powers to amend the Plan without shareholder approval unless such shareholder approval is required pursuant to TSX or NYSE rules or applicable law

•  The 2011 Omnibus Plan provides the Committee with certain powers, including:

•  make amendments to achieve the stated purposes of the 2011 Omnibus Plan in a tax-efficient manner and to comply with foreign law

•  amend outstanding awards provided that the rights of a participant are not adversely affected (unless changes are made to continue to comply with applicable laws or exchange requirements) and the amendment does not have the effect of reducing the exercise price of the award

•  adjust awards in recognition of certain corporate events where appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2011 Omnibus Plan

Transferability	• Options and restricted share units are generally non-transferrable and may be exercised, during a grantee’s lifetime, only by the grantee

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